Exhibit 2.1

EXECUTION COPY

SECURITIES PURCHASE AND SALE AGREEMENT

BY AND AMONG

CORINTHIAN COLLEGES, INC.,

HEALD CAPITAL, LLC,

SP PE VII-B HEALD HOLDINGS CORP.,

SD III-B HEALD HOLDINGS CORP.,

THE SELLERS LISTED ON EXHIBIT A

AND

THE SELLERS’ REPRESENTATIVE

October 19, 2009

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Exhibit A	Sellers
Exhibit B	Form of Lost Certificate Affidavit and Indemnity Agreement
Exhibit C	Form of Heald Education Transfer Agreement
Exhibit D	Form of Installment Payment Retention Agreement
Exhibit E	Form of Profits Units Settlement Agreement
Exhibit F	Form of Escrow Agreement

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SECURITIES PURCHASE AND SALE AGREEMENT

This SECURITIES PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the 19th day of October, 2009, by and among Corinthian Colleges, Inc., a Delaware corporation (the “Buyer”), Heald Capital, LLC, a Delaware limited liability company (the “Company”), SP PE VII-B Heald Holdings Corp., a Delaware corporation (“SP Holdings”), SD III-B Heald Holdings Corp., a Delaware corporation (“SD Holdings”; each of SP Holdings and SD Holdings individually, a “Holding Company” and, collectively, the “Holding Companies”), the individuals and entities set forth on Exhibit A attached hereto (the “Sellers” and, each individually, a “Seller”) and Heald Investment, LLC, a Delaware limited liability company, as the Sellers’ Representative.

RECITALS

A. The Sellers are, collectively, the owners of the Stock, the Notes and the Purchased Company Membership Interests (each as defined below); and

B. On the terms and subject to the conditions contained herein, the Sellers desire to sell and the Buyer desires to purchase all of the Sellers’ right, title and interest in and to the Stock, the Notes and the Purchased Company Membership Interests.

NOW THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants which are to be made and performed by the respective parties, it is agreed as follows:

ARTICLE I

DEFINITIONS; PURCHASE AND SALE

Section 1.1 Definitions. The following terms when used in this Agreement or in any Schedule attached hereto have the meanings set forth below:

(a) “Accrediting Body” means any Person, whether private or quasi-private, whether foreign or domestic, which engages in the granting or withholding of accreditation of postsecondary institutions or their educational programs in accordance with standards and requirements relating to the performance, operations, financial condition and/or academic standards of such institutions, including WASC and CAAHEP.

(b) “Accounting Arbitrator” has the meaning set forth in Section 1.4(b)(ii).

(c) “Acquisition Proposal” has the meaning set forth in Section 7.10(a).

(d) “Action” has the meaning set forth in Section 2.6.

(e) “Affiliate” means any Person now or hereafter controlling, controlled by or under common control with another Person.

(f) “Agreement” has the meaning set forth in the Preamble.

(g) “Approvals” has the meaning set forth in Section 4.23.

(h) “Balance Sheet Date” means June 30, 2009.

(i) “Benefit Plan” has the meaning set forth in Section 4.13(a).

(j) “Business Day” means a day other than a Saturday, Sunday or other day which shall be a legal holiday in Orange County, California or on which commercial banks in Orange County, California are authorized or required by law to close.

(k) “Buyer” has the meaning set forth in the Preamble.

(l) “Buyer Change of Control” has the meaning given such term in that certain Third Amended and Restated Credit Agreement dated as of September 30, 2009, by and among the Buyer, Everest Colleges Canada, Inc., Bank of America, N.A., as Domestic Administrative Agent, Domestic Swing Line Lender and Domestic L/C Issuer, Bank of America, N.A., acting through its Canada Branch, as Canadian Administrative Agent, Canadian Swing Line Lender and Canadian L/C Issuer, U.S. Bank National Association, as Syndication Agent, Union Bank, N.A, as Documentation Agent, and each Lender from time to time party thereto.

(m) “Buyer Indemnitees” has the meaning set forth in Section 10.2(a).

(n) “Buyer Tax Issue” has the meaning set forth in Section 7.5(a)(i).

(o) “CAAHEP” means the Commission on Accreditation of Allied Health Education Programs.

(p) “Capital Expenditures Budget” has the meaning set forth in Section 6.3(a).

(q) “Change of Control Payments” means all amounts (other than Employee Payments) that shall become payable by the Company, any Holding Company or any Subsidiary to any Person other than employees (past and present), consultants or contractors of the Company or the Subsidiaries as a result of any “change of control” or similar provision in any agreement binding on the Company, any Holding Company or any Subsidiary and triggered by the transactions contemplated by this Agreement (including, without limitation, all obligations of the Company and the Subsidiaries under interest rate or currency swap transactions (valued at the termination value thereof), including in connection with the termination at or prior to Closing of that certain International Swaps and Derivatives Association, Inc. 2002 Master Agreement by and between Bank of America, N.A. and Heald Real Estate, LLC, dated April 23, 2009), as set forth on the Consideration Spreadsheet, but excluding any such amounts paid prior to the Closing Date and excluding, for the avoidance of doubt, Transaction Expenses, Indebtedness and the consideration payable to the Sellers under this Agreement or payable pursuant to the Heald Education Transfer Agreement or the Installment Payment Retention Agreement.

(r) “Claim Certificate” has the meaning set forth in Section 10.4(a).

(s) “Closing” has the meaning set forth in Section 1.5.

(t) “Closing Balance Sheet” has the meaning set forth in Section 1.4(b)(i).

(u) “Closing Date” has the meaning set forth in Section 1.5.

(v) “Closing Payments and Assumed Obligations” means the sum of the amounts required to pay in full at the Closing (a) all Indebtedness, (b) all Employee Payments, (c) all Transaction Expenses, and (d) all Change of Control Payments.

(w) “Closing Working Capital” has the meaning set forth in Section 1.4(b)(i).

(x) “Closing Working Capital Final Proposal” has the meaning set forth in Section 1.4(b)(ii).

(y) “Closing Working Capital Statement” has the meaning set forth in Section 1.4(b)(i).

(z) “COD Income” means the income of the Company and the Subsidiaries attributable to the reduction of the indebtedness of Heald Real Estate, LLC arising as a result of the purchase thereof pursuant to that certain Loan Purchase Agreement, dated as of February 6, 2009, by and between Allstate Life Insurance Company and Ascent-Heald, LLC and the subsequent merger of Ascent-Heald, LLC with and into Heald Real Estate, LLC, and the income of the Company and the Subsidiaries attributable to the reduction of the indebtedness of the Company arising as a result of the transaction contemplated by that certain Joint Escrow Instructions and Agreement, dated as of July 30, 2009, by and among 3D Investments, LLC, the Company, Pacific Education Foundation and Wells Fargo Bank, National Association.

(aa) “Code” means the Internal Revenue Code of 1986, as amended.

(bb) “Company” has the meaning set forth in the Preamble.

(cc) “Company Membership Interests” means the limited liability company membership interests in the Company.

(dd) “Company School” shall mean any postsecondary educational institution owned and operated by Heald College, LLC, which has been issued an Office of Postsecondary Education Identification Number by ED, including the main campus and any other campus, branch, satellite location, or other facility at which the institution offers all or any portion of an educational program.

(ee) “Compliance Date” means August 15, 2007.

(ff) “Compliance Review” means any audit, program review, guaranty agency review, investigation, site visit or other review conducted by any Governmental Entity or Educational Agency with respect to a postsecondary educational institution’s compliance with Laws or Educational Laws (but excluding any routine reporting or renewal-related reviews that occur on an annual basis with respect to all institutions regulated by such Educational Agency), or any independent auditor review of a postsecondary educational institution’s compliance with the statutory, regulatory or other requirements of the Title IV Programs.

(gg) “Confidentiality Agreement” has the meaning set forth in Section 7.1.

(hh) “Consideration Spreadsheet” means the spreadsheet attached hereto as Schedule 1.6, as the same may be updated (as provided in Section 1.6(j)).

(ii) “Continuing Employee” has the meaning set forth in Section 7.4(a).

(jj) “Contract” means any written or oral contract, agreement, instrument, commitment, understanding or undertaking (including leases, franchises, bonds, guaranties, licenses, mortgages, notes, indentures, sublicenses, subcontracts and purchase orders).

(kk) “Curriculum” means the curriculum currently used, or used during the twelve (12) months prior to the date of this Agreement, by the Company or any of the Subsidiaries in the educational programs of the Company’s or any of the Subsidiaries’ schools in the form of computer programs or software, slide shows, texts, films, web site content, audio, videos or any other form or media, including, without limitation, the following items: (1) course objectives, (2) lesson plans, (3) exams, (4) class materials (including any interactive or computer-aided materials), (5) faculty notes, (6) course handouts, (7) diagrams, (8) syllabi, (9) sample externship and placement materials, (10) clinical checklists, (11) course and faculty evaluation materials, (12) policy and procedure manuals, and (13) other related materials. The Curriculum shall also include, without limitation, (a) all copyrights, copyright applications, copyright registrations and trade secrets to the extent incorporated in the above-listed items and to the extent owned by the Company or any of the Subsidiaries and (b) Revisions. The term “Revisions,” as used in this Agreement, means all periodic updates or revisions to the Curriculum as currently used, or used during the twelve (12) months prior to the date of this Agreement, by the Company or any of the Subsidiaries.

(ll) “Deferral Date” has the meaning set forth in Section 1.5.

(mm) “Dispute Notice” has the meaning set forth in Section 1.4(b)(ii).

(nn) “DOL” means the United States Department of Labor.

(oo) “ED” means the U.S. Department of Education.

(pp) “ED Affiliate” has the meaning ascribed to “affiliate” in 34 C.F.R. § 85.905.

(qq) “ED Pre-Acquisition Review Notices” means written notices from ED following ED’s review of pre-acquisition review applications regarding the transactions contemplated herein.

(rr) “Educational Agency” means any Person, entity or organization, whether governmental, government-chartered, private, or quasi-private, that engages in granting or withholding Educational Approvals for, administers Student Financial Assistance to or for students of, or otherwise regulates private postsecondary schools in accordance with standards relating to the performance, operation, financial condition or academic standards of such schools, including, without limitation, ED and any Accrediting Body or State Educational Agency.

(ss) “Educational Approval” means any license, permit, authorization, program participation agreement, certification, accreditation, or similar approval issued or required to be issued by an Educational Agency to a Company School with respect to any aspect of the Company School’s operations subject to the oversight of such Educational Agency, including any such approval for the Company School to participate in any program of Student Financial Assistance offered by such Educational Agency, but excluding any license, permit, authorization, certification or similar approval issued to the Company Schools or the Company School’s employees on an individual basis.

(tt) “Educational Consent” means any approval, authorization or consent by any Educational Agency, or any notification to be made by the parties to an Educational Agency, with regard to the transactions contemplated herein, whether pre-Closing or post-Closing, which is necessary under applicable laws or regulations in order to maintain or continue any Educational Approval presently held by any Company School, as set forth on Schedule 7.11.

(uu) “Educational Law” means any applicable federal, state, municipal, foreign or other Law, regulation, order or Accrediting Body standard, including without limitation the provisions of Title IV and any regulations implementing or relating thereto, issued or administered by, or related to, any Educational Agency.

(vv) “Educational Loan” means any student loan made, insured, or originated under Title IV.

(ww) “Employee Payments” means all amounts (including any bonus, severance or similar payments and all Profits Units Settlement Payments) that shall become payable (whether currently or in the future) by the Company, any Holding Company or any Subsidiary to employees (past and present), consultants or contractors of the Company, any Holding Company or the Subsidiaries as a result of the transactions contemplated by this Agreement, and set forth on Schedule 1.1(ww), but excluding any such amounts paid prior to the Closing Date and excluding, for the avoidance of doubt, any basic severance payments resulting from the termination of any employee and any so-called double-trigger severance obligations or similar amounts that may become payable to employees following the Closing in part but not solely as a result of the transactions contemplated by this Agreement, in each case other than the severance payments set forth on Schedule 1.1(ww).

(xx) “Encumbrance” means any mortgage, pledge, security interest, lien, easement, charge, encumbrance, claim, option (including without limitation, rights of first refusal or similar rights) or claim of any kind.

(yy) “Environmental Laws” has the meaning set forth in Section 4.15(a).

(zz) “Environmental Release” has the meaning set forth in Section 4.15(c).

(aaa) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(bbb) “Escrow Agent” means JPMorgan Chase Bank, National Association.

(ccc) “Escrow Agreement” has the meaning set forth in Section 8.15.

(ddd) “Escrow Amount” means an amount equal to Thirty-Nine Million Five Hundred Thousand Dollars ($39,500,000).

(eee) “Escrow Fund” has the meaning set forth in Section 1.6(g).

(fff) “Estimated Closing Working Capital” has the meaning set forth in Section 1.4(a).

(ggg) “Estimated Closing Working Capital Adjustment” means the Estimated Closing Working Capital minus the Working Capital Target.

(hhh) “Estimated Holding Company CODI Liability” means the sum of the Estimated SD Holdings CODI Liability and the Estimated SP Holdings CODI Liability.

(iii) “Estimated SD Holdings CODI Liability” means an aggregate amount equal to $42,295.00.

(jjj) “Estimated SP Holdings CODI Liability” means an aggregate amount equal to $807,705.00.

(kkk) “Excluded Claims” has the meaning set forth in Section 10.1.

(lll) “Final Closing Working Capital” means the Closing Working Capital as finally determined pursuant to Section 1.4(b)(ii) or 1.4(b)(iii).

(mmm) “Final CODI Exhibit” has the meaning set forth in Section 7.5(j)(i).

(nnn) “Final SD Holdings CODI Liability” means an aggregate amount equal to the product of (i) the amount of COD Income listed on the 2009 Schedule K-1 provided by SD III-B Heald Holdings, L.P. to SD Holdings in accordance with the terms of that certain Agreement of Limited Partnership of SD III-B Heald Holdings, L.P., dated as of March 10, 2009, by and between Summit Partners SD III, L.P., as the sole general partner, and SD Holdings, as the sole limited partner and prepared in accordance with Revenue Procedure 2009-37, and (ii) 35%.

(ooo) “Final SP Holdings CODI Liability” means an aggregate amount equal to the product of (i) the amount of COD Income listed on the 2009 Schedule K-1 provided by SP PE VII-B Heald Holdings, L.P. to SP Holdings in accordance with the terms of that certain Agreement of Limited Partnership of SP PE VII-B Heald Holdings, L.P., dated as of March 10, 2009, by and between Summit Partners SP VII, L.P., as the sole general partner, and SP Holdings, as the sole limited partner and prepared in accordance with Revenue Procedure 2009-37, and (ii) 35%.

(ppp) “Financial Statements” has the meaning set forth in Section 4.6(a).

(qqq) “Fraction” as to a particular Seller means the number designated as the “Fraction” for such Seller as set forth on the Consideration Spreadsheet.

(rrr) “GAAP” means generally accepted accounting principles of the United States.

(sss) “Governmental Consent” has the meaning set forth in Section 4.3(a).

(ttt) “Governmental Entity” means any court, arbitrational tribunal, administrative agency or commission, or other governmental or regulatory authority or agency, excluding any Educational Agency.

(uuu) “Hazardous Material” shall mean all materials, wastes or substances regulated, classified or otherwise characterized under any applicable Environmental Laws as “hazardous,” “toxic,” “pollutant,” or “contaminant.”

(vvv) “Hawaii Lease” means that certain Amended and Restated Lease, dated July 1, 1998, by and between Walgreen of Hawaii, LLC (as successor in interest to Kourin Hawaii Limited) and Heald College, LLC (as successor in interest to Pacific Education Foundation f/k/a Heald College), as amended by that certain Amendment of Lease, dated February 1, 1999, as further amended by that certain Second Amendment of Lease, dated April 27, 1999, as further amended by that certain Third Amendment to Amended and Restated Lease, dated March 28, 2001, as further amended by that certain Fourth Amendment to Amended and Restated Lease, dated December 18, 2001, as further Amended by that certain Fifth Amendment to Amended and Restated Lease, dated December 27, 2002, and as further amended by that certain Sixth Amendment to Lease, dated November 14, 2008.

(www) “HEA” means the Higher Education Act of 1965, 20 U.S.C. § 1001 et seq., as amended, or successor statutes thereto, and its implementing regulations promulgated by ED.

(xxx) “Heald Education Transfer Agreement” has the meaning set forth in Section 8.11(a).

(yyy) “Heald LC Facility” means that certain Loan Agreement by and between Bank of America, N.A. and Heald College, LLC, dated as of August 27, 2007, as amended by that certain Amendment No. 1 and Limited Waiver to Loan Agreement, dated as of June 27, 2008.

(zzz) “Heald Letter of Credit” means that certain Irrevocable Standby Letter of Credit Number 3089649 issued by Bank of America, N.A. on August 27, 2007 in favor of ED in the face amount of $15,772,985, as amended.

(aaaa) “HEOA” has the meaning set forth in Section 7.12(b).

(bbbb) “Holding Company” and “Holding Companies” have the meaning set forth in the Preamble.

(cccc) “Holding Company Restructuring” means the restructuring contemplated by Schedule 1.1(cccc).

(dddd) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(eeee) “Indebtedness” means, without duplication, the sum of (i) the principal amount of any indebtedness of the Company and any of the Subsidiaries for borrowed money outstanding as of the Closing (other than intra-company indebtedness), together with all prepayment premiums or penalties and such other similar amounts coming due under the documentation governing such indebtedness for borrowed money as a result of the purchase of the Stock, the Notes or the Purchased Company Membership Interests by the Buyer or the purchase of the Purchased Subsidiary Membership Interests by the Company or the repayment of the Indebtedness by the Company and/or the Buyer, and (ii) any unpaid interest owing on any such indebtedness of the Company or any of the Subsidiaries, but in each case excluding any such amounts paid prior to the Closing.

(ffff) “Indemnification Basket” has the meaning set forth in Section 10.2(d).

(gggg) “Indemnified Party” has the meaning set forth in Section 10.4(a).

(hhhh) “Indemnifying Party” has the meaning set forth in Section 10.6(a).

(iiii) “Installment Payment Retention Agreement” has the meaning set forth in Section 8.11(b).

(jjjj) “Installment Payment Retention Amount” means an amount equal to the maximum aggregate Installment Payments (as such term is defined in the Installment Payment Retention Agreement) that could be made to employees under all of the Installment Payment Retention Agreements entered into on or before the Closing, if the applicable employee were to receive all of his or her Installment Payments.

(kkkk) “Intellectual Property” means all of the following in any jurisdiction worldwide, and all rights therein: (i) patents; (ii) trademarks, service marks, trade dress, trade names, corporate names, together with all goodwill associated with the foregoing; (iii) Internet domain names; (iv) copyrights, including all copyrights in the Curriculum; (v) registrations and applications for any of the foregoing with any Governmental Entity; (vi) trade secrets and know-how; and (vii) all other intellectual property throughout the world.

(llll) “Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of March 24, 2009, by and among the Heald Investment, LLC, the Company, the Sellers party thereto and certain other Persons, as amended, modified or waived from time to time.

(mmmm) “Investor Transfer Agreements” has the meaning set forth in Section 7.17.

(nnnn) “IRS” means the United States Internal Revenue Service.

(oooo) “Key Employee” means any school president, any regional vice president, or any headquarter employee with a title of vice president or higher.

(pppp) “Knowledge” means (and shall be limited to) (i) in the case of the Company or any Subsidiary, the knowledge of any of Nolan Miura, Eeva Deshon, Stan Phillips, John Keim, James Sparkman, John Richmond or Dennis Wood, (ii) in the case of a Seller who is a natural person, the knowledge of such Seller, (iii) in the case of Heald Investment, LLC, the knowledge of any of Bradley Palmer, Jason Woody, C.J. Fitzgerald or Leonard Ferrington, (iv) in the case of any Summit Seller or any Holding Company, the knowledge of either of C.J. Fitzgerald or Leonard Ferrington, and (v) in the case of the Buyer, the knowledge of any of Jack D. Massimino, Peter C. Waller, Kenneth S. Ord, Stan A. Mortensen, Mark L. Pelesh or Richard B. Simpson. For purposes of this Agreement, an individual (whether as a Seller or a listed person for any other Person) will be deemed to have “Knowledge” of a particular fact or matter only if (A) such individual is actually aware of such fact or matter or (B) such individual in connection with the discharge of his or her employment or other responsibilities with respect to the entity in question should reasonably be expected to have acquired knowledge of such fact or matter.

(qqqq) “Latest Audited Balance Sheet” has the meaning set forth in Section 4.6(a).

(rrrr) “Law” means any constitutional provision, act, statute or other law, ordinance, rule, regulation or binding interpretation of any Governmental Entity and any binding and enforceable decree, injunction, judgment, order, ruling, assessment, writ, or similar form of decision or determination issued by a Governmental Entity.

(ssss) “Leases” has the meaning set forth in Section 4.8(b).

(tttt) “Liabilities” shall mean any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability), and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

(uuuu) “Loss” and “Losses” have the meaning set forth in Section 10.5(b).

(vvvv) “Material Adverse Effect” means any event, change or occurrence which, individually or together with any other event, change or occurrence, (A) has had or would reasonably be expected to have a material adverse effect or material adverse change on the business, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole, or (B) would materially impair the ability of the Sellers, the Holding Companies, the Company or the Subsidiaries to consummate the transactions contemplated in this Agreement, provided that in any such case any such effect or change resulting from (i) any events, circumstances, changes or conditions that adversely affect either the national or regional economy generally (including, without limitation, financial, banking or securities markets) or the industry in which the Company and the Subsidiaries operate, except to the extent that such events, circumstances, changes or conditions affect the Company and the Subsidiaries in a way that is materially disproportionate to the effect generally on the industry in which the Company and the Subsidiaries operate, (ii) any proposed or adopted change in Law (including Educational Law) or GAAP, except to the extent that such changes affect the Company and the Subsidiaries in a way that is materially disproportionate to the effect generally on the industry in which the Company and the Subsidiaries operate, (iii) national or international political or social conditions, including the engagement by the United States of America in hostilities or the escalation thereof, or the occurrence or the escalation of any military or terrorist attack upon the United States of America or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America, except to the extent that such conditions affect the Company and the Subsidiaries in a way that is materially disproportionate to the effect generally on the industry in which the Company and the Subsidiaries operate, or (iv) the execution and delivery of this Agreement, the announcement of the transactions contemplated hereby, any actions required to be taken pursuant to this Agreement or any agreement contemplated herein or consented to in writing by the Buyer, shall not be considered when determining whether a Material Adverse Effect has occurred.

(wwww) “Material Contract” or “Material Contracts” has the meaning set forth in Section 4.10.

(xxxx) “Minimum Claims Threshold” has the meaning set forth in Section 10.5(e).

(yyyy) “Non-Purchased Company Membership Interests” means all outstanding Company Membership Interests held by the Holding Companies.

(zzzz) “Notes” means those certain Promissory Notes dated March 24, 2009, issued by each of the Holding Companies to the respective holders of the Stock.

(aaaaa) “Owned Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries, including the Owned Registered Intellectual Property.

(bbbbb) “Owned Real Estate” has the meaning set forth in Section 4.8(a).

(ccccc) “Owned Registered Intellectual Property” has the meaning set forth in Section 4.9(a).

(ddddd) “Pending Applications” has the meaning set forth in Section 7.11(b).

(eeeee) “Permitted Encumbrance” means (i) Encumbrances for Taxes not yet delinquent or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and for which adequate reserves have been established; (ii) Encumbrances of lessors, lessees, sublessors, sublessees, licensors or licensees arising under lease or license arrangements; (iii) Encumbrances securing Indebtedness; (iv) mechanics liens and similar liens for labor, materials or supplies, arising in the ordinary course of business consistent with past practice and for which enforcement action has not been commenced; (v) zoning, building codes, and other land use laws regulating the use or occupancy of the Real Estate or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such Real Estate; (vi) easements, servitudes, covenants, conditions, restrictions, and other similar matters affecting title to any assets of the Company or any of the Subsidiaries and other title defects that do not or would not materially impair the value of or use or occupancy of such assets in the operation of the business of the Company and the Subsidiaries taken as a whole; (vii) all matters set forth on title policies or surveys made available to the Buyer; and (viii) Encumbrances set forth on Schedule 1.1(eeeee).

(fffff) “Permitted Securities Encumbrance” means, (i) with respect to the Purchased Company Membership Interests, the Stock, the Notes or any Subsidiary Membership Interests, any restriction on transfer arising under applicable securities law or under the certificate of formation, limited liability company agreement, limited partnership agreement, certificate of incorporation, bylaws or similar governing documents of the issuer thereof or under any securityholders agreement, stockholders agreement or similar agreement among all or a portion of the holders of such Purchased Company Membership Interests, Stock, Notes or other equity interests (but only to the extent that any such restriction on transfer arising under any such governing documents or agreements have been or prior to the Closing will have been complied with or waived as they relate to the transactions contemplated by this Agreement), and, (ii) with respect to any Subsidiary Membership Interests, (A) Encumbrances with respect to such interests securing Indebtedness and (B) Encumbrances for Taxes not yet delinquent or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and for which adequate reserves have been established.

(ggggg) “Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization, any other business organization or entity, or Governmental Entity.

(hhhhh) “Policy Guidelines” has the meaning set forth in Section 4.20.

(iiiii) “Post-Closing Educational Consents” means those Educational Consents identified as Post-Closing Educational Consents on Schedule 7.11.

(jjjjj) “PPPA” means a Provisional Program Participation Agreement issued to a Company School post-Closing and countersigned by or on behalf of the Secretary of ED, evidencing ED’s certification of the Company School to continue its Title IV Program participation following consummation of the transactions contemplated by this Agreement.

(kkkkk) “Pre-Closing Educational Consents” means those Educational Consents identified as Pre-Closing Educational Consents on Schedule 7.11.

(lllll) “Pre-Closing Holding Company Taxes” shall mean, with respect to any Holding Company (i) all Liability for Taxes of such Holding Company for any Tax period (or portion thereof) ending prior to or on the Closing Date; (ii) all Liability resulting by reason of the several Liability of such Holding Company pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign law or regulation, or by reason of such Holding Company having been a member of any consolidated, combined or unitary group on or prior to the Closing Date; and (iii) all Liability of such Holding Company for Taxes of any other Person pursuant to any contractual agreement entered into on or before the Closing Date.

(mmmmm) “Pre-Closing Tax Returns” has the meaning set forth in Section 7.5(b)(i).

(nnnnn) “Preferred Unit Securityholders Agreement” means that certain Preferred Unit Securityholders Agreement, dated as of March 24, 2009, by and among the Company, the Sellers party thereto and certain other Persons, as amended, modified or waived from time to time.

(ooooo) “Private Educational Loan” means any student loan provided by a lender that is not made, insured or guaranteed under Title IV and is issued expressly for postsecondary educational expenses, including any loan made by a private third-party lender whether on a recourse or non-recourse basis.

(ppppp) “Proceeding” means any audit or other examination, or any judicial or administrative proceeding, relating to liability for or refunds or adjustments with respect to Taxes or Tax attributes.

(qqqqq) “Profits Units Settlement Agreement” has the meaning set forth in Section 8.12.

(rrrrr) “Profits Units Settlement Payments” means an amount equal to the maximum aggregate Closing Payments and Subsequent Payments (as such terms are defined in the Profits Units Settlement Agreement) that could be made to employees under all of the Profits Units Settlement Agreements entered into on or before the Closing, if the applicable employee were to fully vest in all of his or her Subsequent Payments (if any).

(sssss) “Program Participation Agreement” means a Program Participation Agreement issued by ED to any Company School, whether or not on a provisional basis.

(ttttt) “Purchase Price” has the meaning set forth in Section 1.3.

(uuuuu) “Purchased Company Membership Interests” means all outstanding Company Membership Interests other than those held by the Holding Companies.

(vvvvv) “Purchased Subsidiary Membership Interests” means all outstanding (as of the date of this Agreement or as of the Closing) Subsidiary Membership Interests other than those held by the Company or by Heald Education, LLC.

(wwwww) “Purchased Subsidiary Membership Interests Purchase Price” means an amount equal to the aggregate purchase price for the Vested Profits Units (as such term is defined in the Heald Education Transfer Agreement) of all holders of Profits Units entering into the Heald Education Transfer Agreement prior to Closing.

(xxxxx) “Real Estate” has the meaning set forth in Section 4.8(c).

(yyyyy) “Releasees” has the meaning set forth in Section 7.13(a).

(zzzzz) “Rental Real Estate” has the meaning set forth in Section 4.8(b).

(aaaaaa) “Required Consents” means collectively the Governmental Consents marked with an asterisk on Schedule 4.3(a) and the Third-Party Consents marked with an asterisk on Schedule 4.3(b).

(bbbbbb) “Retained Rights” means: (i) the rights of any Seller Releasor under this Agreement or any agreement entered into with the Buyer or any of its subsidiaries in connection herewith; (ii) the rights of any Seller Releasor that is an employee of the Company or any Subsidiary for wages, bonus or other compensation (but only to the extent such amounts are included in the calculation of the Final Closing Working Capital) or other employee benefits to which such Seller Releasor is specifically entitled to under the Benefit Plans as a result of such Seller Releasor’s employment by the Company or any of its Subsidiaries and which do not represent liabilities (as determined in accordance with GAAP) of the Company or any Subsidiary as of the Closing (but excluding any equity interest, direct or indirect, in the Company or any of its Subsidiaries), and (iii) only with respect to those Seller Releasors who are also directors, managers, managing members or officers of the Company or any Subsidiary, the rights of any such Seller Releasor to indemnification, reimbursement or advancement of expenses as a director, manager, managing member or officer pursuant to the operating agreement of the Company or any Subsidiary, but solely with respect to third party claims made after the Closing (even if based on occurrences prior to the Closing as long as such Seller Releasor did not have knowledge of such claim prior to the Closing).

(cccccc) “Salida Lease” has the meaning set forth in Section 10.5(j).

(dddddd) “SD Holdings” has the meaning set forth in the Preamble.

(eeeeee) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ffffff) “Securityholders Agreement” means that certain Amended and Restated Securityholders Agreement, dated as of March 24, 2009, by and among the Company, the Sellers party thereto and certain other Persons, as amended, modified or waived from time to time.

(gggggg) “Seller” and “Sellers” have the meaning set forth in the Preamble

(hhhhhh) “Seller Indemnitees” has the meaning set forth in Section 10.3(a).

(iiiiii) “Seller Releasors” has the meaning set forth in Section 7.13(a).

(jjjjjj) “Sellers’ Representative” has the meaning set forth in Section 12.14(a).

(kkkkkk) “Sellers’ Representative Expense Amount” means an amount equal to Five Hundred Thousand Dollars ($500,000).

(llllll) “Sellers’ Representative Expense Fund” has the meaning set forth in Section 1.6(h).

(mmmmmm) “Seller Tax Issue” has the meaning set forth in Section 7.5(a)(ii).

(nnnnnn) “SP Holdings” has the meaning set forth in the Preamble.

(oooooo) “State Educational Agency” means any state educational licensing authority, agency, department, board or commission that provides a license, certification, exemption or other authorization necessary for a postsecondary institution (whether its main campus, branch campus, additional location, satellite or other facility thereof) to provide postsecondary education in that state.

(pppppp) “Stock” means all outstanding capital stock of the Holding Companies.

(qqqqqq) “Straddle Period” shall mean any taxable year or period beginning before or on and ending after the Closing Date.

(rrrrrr) “Straddle Period Tax Returns” has the meaning set forth in Section 7.5(b)(i).

(ssssss) “Student Financial Assistance” means any form of student financial assistance, grants or loans that is sponsored by any Educational Agency or other Governmental Entity, including the Title IV Programs and any other program authorized by the HEA and administered by ED, but only to the extent that such financial assistance program provided more than $75,000 in revenue to the Company and its Subsidiaries in the year ended December 31, 2008.

(tttttt) “Subsequent Payment Retention Amount” has the meaning set forth in Section 1.6(d).

(uuuuuu) “Subsidiary Membership Interests” means the limited liability company membership interests in the Subsidiaries.

(vvvvvv) “Subsidiaries” means Heald Education, LLC, a Delaware limited liability company, Heald Real Estate, LLC, a Delaware limited liability company, and Heald

College, LLC, a California limited liability company, and “Subsidiary” means any of the foregoing individually, as applicable.

(wwwwww) “Substantial Control” shall have the meaning set forth at 34 C.F.R. § 668.174(c)(3).

(xxxxxx) “Summit Seller” means each of the entities identified as a “Summit Seller” on Exhibit A attached hereto.

(yyyyyy) “Tax” or “Taxes” means any and all federal, state, local and foreign taxes, assessments and other governmental charges of any kind, duties, impositions and liabilities, including without limitation those based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, alternative minimum, windfall profits, estimated, customs, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

(zzzzzz) “Tax Benefit” means, with respect to any Loss subject to indemnity under Article X, an amount by which the Tax liability of a party (or a group of corporations filing a Tax Return that includes the party), with respect to a taxable period, is reduced solely as a result of such Loss (i.e., taking into account all other items of deduction and loss prior to such Loss) or the amount of the portion of any Tax refund actually received that is generated solely as a result of such Loss (i.e., taking into account all other items of deduction and loss prior to such Loss).

(aaaaaaa) “Tax Distribution” means (i) a “Tax Distribution” as defined in the operating agreement of Heald Capital, LLC, as in effect on the date of this Agreement, (ii) so-called “tax distributions” under the operating agreement of Heald Education, LLC, as in effect on the date of this Agreement, and (iii) any distribution by a Subsidiary to fund such a tax distribution by Heald Capital, LLC or Heald Education, LLC.

(bbbbbbb) “Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule (including, without limitation, Schedule K-1), attachment, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax, including any amendment thereof.

(ccccccc) “Third-Party Claim” has the meaning set forth in Section 10.6(a).

(ddddddd) “Third-Party Consents” has the meaning set forth in Section 4.3(b).

(eeeeeee) “Title IV” means Title IV of the HEA.

(fffffff) “Title IV Programs” means the programs of federal student financial assistance administered pursuant to Title IV.

(ggggggg) “TPPPA” means a Temporary Provisional Program Participation Agreement issued to a Company School post-Closing and countersigned by or on behalf of the Secretary of ED, continuing the Company School’s certification to participate in the Title IV Programs on an interim basis following the Closing.

(hhhhhhh) “Transaction Expenses” means all out-of-pocket costs, fees and expenses incurred by the Company or any of the Subsidiaries in connection with the negotiation, preparation and performance of and compliance with this Agreement and the transactions contemplated hereby (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), that were not paid by the Company or any of the Subsidiaries prior to the Closing; provided that in no event shall “Transaction Expenses” include any liabilities or obligations incurred or arranged by or on behalf of the Buyer or its pre-Closing Affiliates in connection with the transactions contemplated hereby.

(iiiiiii) “WARN Act” has the meaning set forth in Section 4.14(f).

(jjjjjjj) “WASC” means the Accrediting Commission for Community and Junior Colleges of the Western Association of Schools and Colleges.

(kkkkkkk) “Working Capital” means, without duplication, the result of (x) the sum of the current assets of the Company and the Subsidiaries, minus (y) the sum of the current liabilities (other than the Closing Payments and Assumed Obligations) of the Company and the Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP applied on a basis consistent with and using the same classifications, methodologies, practices, estimation techniques, judgments, assumptions and principles used in the preparation of the Latest Audited Balance Sheet (in each case only to the extent in accordance with GAAP) and with no adjustment for purchase accounting, provided that current assets for purposes of this definition shall be deemed to include (i) up to $789,554 (plus earnings thereon) of restricted cash held by the Company to secure its obligations respecting Company Membership Interests distributions, (ii) up to $10,500,000 (plus earnings thereon) of restricted cash collateralizing the Heald Letter of Credit and (iii) up to $3,286,157 (plus earnings thereon) of restricted cash held by Heald Real Estate, LLC per the requirements of the terms of the Indebtedness of such Subsidiary, in each case, to the extent such amounts of restricted cash are still reflected in the books of account of the Company at the Closing.

(lllllll) “Working Capital Basket” has the meaning set forth in Section 1.4(c).

(mmmmmmm) “Working Capital Shortfall” has the meaning set forth in Section 1.4(c).

(nnnnnnn) “Working Capital Target” means $1.00.

(ooooooo) “401(k) Plan” has the meaning set forth in Section 7.4(c).

(ppppppp) “90-10 Report” has the meaning set forth in Section 7.12(b).

(qqqqqqq) “90-10 Reporting Systems” has the meaning set forth in Section 7.12(b).

Section 1.2 Securities Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing each of the Sellers will (and subject to the occurrence of the Closing hereby does) sell and the Buyer will (and subject to the occurrence of the Closing hereby does) purchase all of each Seller’s right, title and interest in and to the Stock, the Notes and the Purchased Company Membership Interests.

Section 1.3 Purchase Price. The total purchase price to be paid (to be distributed in the manner set forth in Section 1.6) for the Stock, the Notes, the Purchased Company Membership Interests and the Purchased Subsidiary Membership Interests (the “Purchase Price”) shall be equal to (i) Three Hundred Ninety-Five Million Dollars ($395,000,000) plus (ii) the Estimated Closing Working Capital Adjustment (which for the avoidance of doubt may be a positive or negative amount).

Section 1.4 Working Capital Adjustment.

(a) Determination of Initial Adjustment. At least one (1) Business Day and not more than three (3) Business Days prior to the Closing Date, the Company shall deliver to the Buyer a closing statement setting forth the Company’s good faith estimate of Working Capital as of 12:01 a.m. Pacific Time on the Closing Date (the “Estimated Closing Working Capital”).

(b) Disputed Adjustment.

(i) No later than ninety (90) days following the Closing, the Company shall, and the Buyer shall cause the Company to, prepare and deliver to the Sellers’ Representative (A) an unaudited consolidated balance sheet of the Company and the Subsidiaries as of 12:01 a.m. Pacific Time on the Closing Date (the “Closing Balance Sheet”), and (B) a special report (the “Closing Working Capital Statement”) setting forth the Company’s calculation of Working Capital as of 12:01 a.m. Pacific Time on the Closing Date (the “Closing Working Capital”). The Closing Balance Sheet shall be prepared in accordance with GAAP applied on a basis consistent with and using the same classifications, methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Latest Audited Balance Sheet. The Closing Working Capital set forth on the Closing Working Capital Statement shall be derived from the Closing Balance Sheet and prepared in accordance with the definition of Working Capital. During the forty-five (45) days following delivery of the Closing Balance Sheet and Closing Working Capital Statement and during any period of dispute with respect thereto thereafter, the Company and the Buyer shall provide the Sellers’ Representative and its representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents to the extent such materials are in the possession of the Buyer or any of its subsidiaries (including the Company and the Subsidiaries) and access thereto may be granted without obtaining the consent of a third party), supporting data, facilities and employees of the Buyer, the Company and the Subsidiaries solely to the extent necessary for purposes of their review of the Closing Balance Sheet and the Closing Working Capital Statement.

(ii) If the Sellers’ Representative disputes the accuracy of the Closing Working Capital set forth on the Closing Working Capital Statement (it being understood and agreed that the Sellers’ Representative may dispute the underlying items on the Closing Balance Sheet from which the Closing Working Capital is derived and not solely the derivation thereof), the Sellers’ Representative shall provide written notice of such dispute to the Buyer no later than forty-five (45) days following delivery of the Closing Working Capital Statement (the “Dispute Notice”), which notice shall set forth in reasonable detail those items that the Sellers’ Representative disputes (it being agreed that the Sellers’ Representative may not dispute the definition of Working Capital or the related definitions referred to therein), and the amounts of any adjustments that are necessary in the Sellers’ Representative’s judgment for the computations contained in the Closing Working Capital Statement to conform to the requirements of this Agreement, and the basis for the Sellers’ Representative’s suggested adjustments. The Sellers’ Representative shall be deemed to have agreed with all other items and amounts set forth in the Closing Working Capital Statement. During the thirty (30) day period following delivery of a Dispute Notice, the Buyer and the Sellers’ Representative shall negotiate in good faith with a view to resolving their disagreements over the disputed items, and the provisions of Rule 408 of the Federal Rules of Evidence and any applicable similar state rule regarding inadmissibility of offers to compromise and of statements made in compromise negotiations when offered to prove liability for, invalidity of, or amount of a claim that was disputed as to validity or amount shall apply to all such negotiations (unless otherwise agreed in writing by the Buyer and the Sellers’ Representative). If the Buyer and the Sellers’ Representative resolve their differences over the disputed items in accordance with the foregoing procedure, the Final Closing Working Capital shall be deemed to be the amount agreed upon by them and reflected in a written statement setting forth the amount of the Final Closing Working Capital signed by the Buyer and the Sellers’ Representative. If the parties fail to resolve their differences over all of the disputed items within such thirty (30) day period, then (A) each of the Buyer and the Sellers’ Representative shall, within five (5) Business Days, deliver to the other a statement (the “Closing Working Capital Final Proposal”) setting forth the Buyer’s or the Sellers’ Representative’s, as applicable, final proposal with respect to the Closing Working Capital which shall be binding on such party for purposes of the expense allocation set forth in Section 1.4(b)(iii) (it being understood and agreed that the Buyer may not propose an amount for any line item indicating lower Closing Working Capital than the amount for such line item in the Closing Working Capital Statement and the Sellers’ Representative may not propose an amount for any line item indicating higher Closing Working Capital than the amount for such line item (if any) in the Dispute Notice), and (B) upon the written request of either the Buyer or the Sellers’ Representative after delivery of the Closing Working Capital Final Proposals, both the Buyer and the Sellers’ Representative shall, within ten (10) Business Days after the receipt of such request, submit all unresolved disputed items (and only such unresolved disputed items, which for the avoidance of doubt shall include all unresolved disputed items existing in the Closing Working Capital Final Proposals) to Grant Thornton LLP (the “Accounting Arbitrator”) to make a binding determination as to such unresolved disputed items in accordance with this Agreement. If the Sellers’ Representative does not timely deliver a Dispute Notice, the Closing Working Capital set forth in the Closing Working Capital Statement shall be deemed to be the Final Closing Working Capital.

(iii) The Accounting Arbitrator will be requested, as a term of its engagement, to render its written decision with respect to all disputed items (and only with respect to any unresolved disputed items) submitted to it no more than sixty (60) days from the date of referral or as soon as practicable thereafter. Such written decision (A) shall be delivered to both the Buyer and the Sellers’ Representative, (B) shall set forth the Accounting Arbitrator’s determination of the unresolved items submitted to it, and (C) shall be final and binding upon the parties and enforceable by any court of competent jurisdiction. The Buyer and the Sellers’ Representative are each entitled to submit to the Accounting Arbitrator a statement and supporting materials setting forth such party’s position with respect to the unresolved items submitted to the Accounting Arbitrator, and the Accounting Arbitrator shall review such submissions and shall render its determination based solely on such submissions (and not on the basis of an independent review) and in accordance with the definitions, guidelines and procedures set forth in this Agreement. In resolving any disputed item, the Accounting Arbitrator may not assign a value to any item greater than the greatest value for such item claimed by either the Buyer or the Sellers’ Representative or less than the least value for such item claimed by either the Buyer or the Sellers’ Representative. The Closing Working Capital set forth on the Closing Working Capital Statement, as adjusted to reflect the negotiated resolution of disputed items by the Buyer and the Sellers’ Representative and the resolution of all other disputed items by the Accounting Arbitrator shall be deemed to be the Final Closing Working Capital. The fees and expenses of the Accounting Arbitrator shall be paid by the Sellers, provided that such fees and expenses shall be paid by the Buyer in the event that the Closing Working Capital set forth in the Closing Working Capital Final Proposal delivered by the Buyer differs from Final Closing Working Capital as ultimately determined by the Accounting Arbitrator in an amount that is greater than the amount by which the Closing Working Capital set forth in the Closing Working Capital Final Proposal delivered by the Sellers’ Representative differs from Final Closing Working Capital as ultimately determined by the Accounting Arbitrator. In the event that the Sellers are responsible for such fees and expenses, such fees and expenses of the Accounting Arbitrator due from the Sellers pursuant to this Section 1.4(b)(iii) shall be deducted from the Escrow Amount (in which event the Buyer and the Sellers’ Representative agree to provide joint written instructions to the Escrow Agent to release such amounts to the Buyer), and no Person may seek such amounts directly from the Sellers.

(c) Payment to the Buyer. If the Estimated Closing Working Capital is greater than the Final Closing Working Capital, then an amount equal to (i) the Estimated Closing Working Capital, less (ii) the Final Closing Working Capital (the “Working Capital Shortfall”) shall be due to the Buyer individually and ratably (and not jointly and severally) from the Sellers in accordance with their respective Fractions. A distribution of an amount of up to $1,000,000 less any fees of the Accounting Arbitrator deducted from the Escrow Fund pursuant to Section 1.4(b) (the “Working Capital Basket”) that is equal to the Working Capital Shortfall from the Escrow Fund shall be the sole and exclusive remedy for the Buyer for payment of any Working Capital Shortfall up to the amount of the Working Capital Basket (and the portion of the funds held in the Escrow Fund equal to such portion of the Working Capital Shortfall shall be the Buyer’s sole and exclusive source of recovery for such amounts). For any amount of Working Capital Shortfall in excess of Working Capital Basket, the Buyer shall have the right, but not the obligation, to deduct such amounts from the Escrow Fund or seek such amounts directly from the Sellers individually and ratably based on each such Seller’s Fraction (and not jointly and severally). In the event that any amount is to be deducted from the Escrow Fund pursuant to this Section 1.4(c), the Buyer and the Sellers’ Representative agree to provide joint written instructions to the Escrow Agent to release such amount to the Buyer. The Buyer acknowledges and agrees that the working capital adjustment provided for in this Section 1.4, and the dispute resolution provisions provided for in this Section 1.4, shall be the sole and exclusive remedies for the matters addressed herein. For the avoidance of doubt, and without limiting the generality of the foregoing or the ability of the Buyer to seek indemnity for a breach of this Section 1.4, no claim for indemnification pursuant to Article X may be asserted by the Buyer solely for the payment of a Working Capital Shortfall that is the subject of this Section 1.4.

(d) Payment by the Buyer. If the Final Closing Working Capital is greater than the Estimated Closing Working Capital, then the Buyer shall, within three (3) Business Days after the determination of the Final Closing Working Capital in accordance with Section 1.4(b), pay an amount of cash in the aggregate equal to (i) the Final Closing Working Capital, less (ii) the Estimated Closing Working Capital, by wire transfer of immediately available funds, to the Sellers’ Representative (for further delivery to the Sellers in accordance with their respective Fractions).

(e) Adjustment Payments. Any payment pursuant to Section 1.4(c) or Section 1.4(d) shall be deemed to be an adjustment to the Purchase Price.

Section 1.5 Closing. Unless this Agreement shall have been terminated pursuant to Article XI, and subject to the satisfaction or waiver of all of the conditions set forth in Articles VIII and IX, the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, 610 Newport Center Drive, 17th Floor, Newport Beach, California, or such other place (including by electronic transmission) as the Buyer and the Sellers’ Representative shall agree, at 12:01 a.m. Pacific Time on the first Business Day of the first month in 2010 following the satisfaction or waiver of all conditions set forth in Articles VIII and IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other date, time or place as the Sellers’ Representative and the Buyer shall agree in writing; provided, that (i) at any time from and after the first day Business Day following the satisfaction or waiver of all conditions set forth in Article VIII (other than those conditions set forth in Sections 8.3, 8.1 and 8.2 (solely with respect to delivery of the certificates referenced therein), 8.11(a) (solely with respect to consummation of the transfers contemplated by the Heald Education Transfer Agreement as described therein), 8.14, 8.17 and, if applicable, 8.10, that by their nature are to be satisfied at the Closing, in each case, which would be satisfied if the Closing were to occur within two Business Days of such Business Day), the Company may deliver written notice certified by an authorized officer of the Company to the Buyer that all such conditions set forth in Article VIII have been satisfied (or with respect to those conditions set forth in Sections 8.3, 8.1 and 8.2 (solely with respect to delivery of the certificates referenced therein), 8.11(a) (solely with respect to consummation of the transfers contemplated by the Heald Education Transfer Agreement as described therein), 8.14, 8.17 and, if applicable, 8.10, that by their nature are to be satisfied at the Closing, would each be satisfied if the Closing were to occur within two Business Days of such delivery) (the date of such written notice, the “Deferral Date”), and (ii) as long as all such conditions were actually satisfied or waived as of the Deferral Date, effective as of the Deferral Date, Buyer hereby irrevocably waives all conditions set forth in Article VIII (other than the condition set forth in Sections 8.3, 8.1 and 8.2 (solely with respect to delivery of the certificates referenced therein), 8.11(a) (solely with respect to consummation of the transfers contemplated by the Heald Education Transfer Agreement as described therein), 8.14, 8.17 and, if applicable, 8.10, that by their nature are to be satisfied at the Closing, in each case, which would be satisfied if the Closing were to occur within two Business Days of such Business Day) from and after such date (and thereafter all such conditions shall be deemed satisfied for all purposes under this Agreement, such that the Buyer shall be obligated to consummate the transactions contemplated by this Agreement to take place at the Closing under this Agreement even if one or more of such conditions are no longer satisfied on the Closing Date so long as all such conditions were satisfied as of the Deferral Date). The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 1.6 Payment of Purchase Price. The Purchase Price shall be distributed as follows, in each case as reflected on the Consideration Spreadsheet:

(a) Estimated Payment. At the Closing, the Buyer shall pay to the Sellers by wire transfer of immediately available funds in accordance with, and to the accounts designated by the Company on behalf of the Sellers in, the Consideration Spreadsheet an aggregate amount in cash equal to the result of: (i) Three Hundred Ninety-Five Million Dollars ($395,000,000), minus (ii) the sum of the Closing Payments and Assumed Obligations, plus (iii) the Estimated Closing Working Capital Adjustment (which for the avoidance of doubt may be a positive or negative amount), minus (iv) the Escrow Amount, minus (v) the Purchased Subsidiary Membership Interests Purchase Price, minus (vi) the Sellers’ Representative Expense Amount, minus (vii) the Estimated Holding Company CODI Liability, and minus (viii) the Installment Payment Retention Amount.

(b) Purchased Subsidiary Membership Interests Purchase Price. At the Closing, the Buyer (on behalf of the Company) shall pay to the holders of the Purchased Subsidiary Membership Interests (pursuant to the terms of the Heald Education Transfer Agreement entered into between the Company and such holders), by wire transfer of immediately available funds in accordance with, and to the accounts and in the amounts designated by the Company on behalf of the holders of the Purchased Subsidiary Membership Interests in, the Consideration Spreadsheet, an aggregate amount in cash equal to the Purchased Subsidiary Membership Interests Purchase Price in satisfaction of the Company’s obligations under the Heald Education Transfer Agreement.

(c) Installment Payment Retention Amount. At the Closing, the Buyer (on behalf of the Company) shall retain a portion of the Purchase Price in an aggregate amount equal to the Installment Payment Retention Amount. Such amount shall be held by the Buyer for payment to those holders of Purchased Subsidiary Membership Interests who have entered into Installment Payment Retention Agreements in accordance with the terms of the Installment Payment Retention Agreements. In the event that any such holder fails to satisfy any of the conditions required of such individual under the terms of his or her Installment Payment Retention Agreement such that he or she forfeits his or her rights to a portion of the Installment Payment Retention Amount, such portion of the Installment Payment Retention Amount shall promptly be paid by the Buyer, by wire transfer of immediately available funds, to the Sellers’ Representative (for further delivery to the Sellers in accordance with their respective Fractions). In the event of a Buyer Change of Control or a sale of the Company and its Subsidiaries by the Buyer to a third party, the Buyer will cause all remaining Installment Payment Retention Amounts to be placed in a third-party escrow account pursuant to an agreement to which the Sellers’ Representative is party for disbursement to the participants and the Sellers’ Representative (on behalf of the Sellers) in accordance with the terms of the Profits Units Settlement Agreements and this Agreement.

(d) Employee Payments. At the Closing, the Company or a Subsidiary shall make all Employee Payments (other than the aggregate amount of Subsequent Payments (as defined in the Profits Units Settlement Agreement) to be made under the Profits Units Settlement Agreements (such aggregate amount, the “Subsequent Payment Retention Amount”), and the Buyer (on behalf of the Company or one of its Subsidiaries) shall retain a portion of the Purchase Price in an aggregate amount equal to the Subsequent Payment Retention Amount. Such amount shall be held by the Buyer for payment to those individuals who have entered into Profits Units Settlement Agreements in accordance with the terms of the Profits Units Settlement Agreements. In the event that any such individual fails to satisfy any of the conditions required of such individual under the terms of his or her Installment Payment Retention Agreement such that he or she forfeits his or her rights to a portion of the Subsequent Payment Retention Amount, such portion of the Subsequent Payment Retention Amount shall promptly be paid by the Buyer, by wire transfer of immediately available funds, to the Sellers’ Representative (for further delivery to the Sellers in accordance with their respective Fractions).

(e) Transaction Expenses. At the Closing, the Buyer (on behalf of the Company and the Subsidiaries) shall pay all Transaction Expenses.

(f) Change of Control Payments. At the Closing, the Buyer (on behalf of the Company and the Subsidiaries) shall make all Change of Control Payments.

(g) Escrow Amount. At the Closing, the Buyer shall deposit with the Escrow Agent an amount in cash equal to the Escrow Amount, as collateral for certain indemnification obligations of the Sellers pursuant to Article X of this Agreement. The Escrow Amount shall be held by the Escrow Agent in a separate escrow account (the “Escrow Fund”) established pursuant to the Escrow Agreement. The portion of the Escrow Amount allocable to each Seller (and deducted from each Seller’s share of the Purchase Price otherwise payable to such Seller at the Closing as set forth on the Consideration Spreadsheet) shall be determined by multiplying the Escrow Amount by such Seller’s Fraction. The Buyer, on the one hand, and the Sellers, on the other hand (as a Transaction Expense), shall share equally all fees of the Escrow Agent in connection with the Escrow Agreement and the administration of the Escrow Fund, as provided in the Escrow Agreement.

(h) Sellers’ Representative Expense Amount. At the Closing, the Buyer shall deposit in an account of and designated by the Sellers’ Representative an amount in cash equal to the Sellers’ Representative Expense Amount to be held in a separate deposit account of the Sellers’ Representative (the “Sellers’ Representative Expense Fund”) and used by the Sellers’ Representative for the payment of fees, costs and expenses incurred by the Sellers’ Representative in the performance of the Sellers’ Representative’s duties pursuant to the terms of Section 12.14. The Sellers’ Representative shall keep reasonably detailed records of the costs and expenses paid by the Sellers’ Representative from the Sellers’ Representative Expense Fund and shall provide access to such records to any Seller upon written request of the holders of a majority interest of the Fractions. The Sellers’ Representative shall release to the Sellers in accordance with their respective Fractions all remaining funds then held in the Sellers’ Representative Expense Fund at any time that it determines. Following the release of such funds, the Sellers’ Representative shall provide, upon written request of the holders of a majority interest of the Fractions, a final accounting of all fees, costs, expenses and other amounts paid by the Sellers’ Representative from the Sellers’ Representative Expense Fund.

(i) Delivery of Certificates. At the Closing, each Seller shall deliver to the Buyer one or more certificates (or a lost certificate affidavit and indemnity agreement in the form attached hereto as Exhibit B) representing all the Stock such Seller is selling pursuant to the terms hereof, duly endorsed in blank for transfer or accompanied by duly executed stock powers or equivalent instruments in proper form.

(j) Consideration Spreadsheet. The Consideration Spreadsheet attached hereto sets forth the name of each Seller, the amount of cash such Seller is entitled to receive at the Closing pursuant to this Section 1.6, the Purchased Subsidiary Membership Interests Purchase Price (and the methodology of determining such amount) and the portion thereof each holder of vested Purchased Subsidiary Membership Interests is entitled to receive at the Closing pursuant to this Section 1.6, the Installment Payment Retention Amount (and the methodology of determining such amount) and the portion thereof each holder of unvested Purchased Subsidiary Membership Interests is entitled to receive under their respective Installment Payment Retention Agreement (subject to forfeiture in accordance with the terms thereof), each based on the assumptions set forth therein, and sets forth the recipients and amounts of any Closing Payments and Assumed Obligations as of the date hereof. No later than two (2) and no earlier than four (4) Business Days prior to the Closing, the Company shall deliver to the Buyer (i) an updated Consideration Spreadsheet setting forth the final calculations of the amounts due at the Closing to each Seller pursuant to this Section 1.6 and the Purchased Subsidiary Membership Interests Purchase Price and Installment Payment Retention Amount and the recipients thereof pursuant to the Heald Education Transfer Agreement and the Installment Payment Retention Agreement, and (ii) the recipients and amounts of any Closing Payments and Assumed Obligations to be paid by the Buyer. Each of the parties hereto acknowledges and agrees that the Consideration Spreadsheet attached hereto sets forth the methodology for allocating the Purchase Price but contains only estimates of the amounts actually payable at Closing. Without limiting the generality of the foregoing, each of the parties hereto acknowledges and agrees that the portion of the Purchase Price that will be payable to the Sellers of the Holding Companies will be the portion of the Purchase Price otherwise allocable to the Non-Purchased Company Membership Interests; provided, that (A) the Estimated SP Holdings CODI Liability shall reduce the portion of the Purchase Price payable to the Seller of the Stock of SP Holdings (and not any portion of the Purchase Price payable to any other Seller), and (B) the Estimated SD Holdings CODI Liability shall reduce the portion of the Purchase Price payable to the Seller of the Stock of SD Holdings (and not any portion of the Purchase Price payable to any other Seller).

Section 1.7 Withholding. Notwithstanding any other provision in this Agreement, the Buyer (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold from the payments to be made pursuant to this Agreement any Taxes required to be deducted and withheld with respect to the making of such payments under the Code or any other applicable provision of Law. To the extent that amounts are so withheld pursuant to this Section 1.7, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

Section 1.8 Purchase Price Allocation. The Buyer and the Sellers’ Representative shall allocate the portion of the Purchase Price allocated to and paid for the Purchased Company Membership Interests for Tax purposes among the assets of the Company and the Subsidiaries in accordance with the allocation principles set forth on Schedule 1.8, including determining the portion of the gain or loss recognized by each holder of Purchased Company Membership Interests upon the sale of such holder’s Purchased Company Membership Interests pursuant to this Agreement that is attributable to the Company’s and the Subsidiaries’ “unrealized receivables” and “inventory items” (as such terms are defined in Section 751 of the Code). Neither the Buyer nor the Sellers, nor any of their respective Affiliates, shall take any position on any Tax Return (including IRS Form 8594), before any Governmental Entity or in any judicial proceeding which is inconsistent with such allocation of the Purchase Price unless required to do so by applicable Law.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF EACH OF THE SELLERS

Each Seller, individually on behalf of himself, herself or itself only (and not jointly and severally), hereby represents and warrants to the Buyer as follows:

Section 2.1 Ownership of Stock, Notes and/or Membership Interests. Such Seller is the sole owner, beneficially and of record, of the Stock, the Notes and/or the Purchased Company Membership Interests, as applicable, set forth opposite his, her or its name on the Consideration Spreadsheet, free and clear of any Encumbrance (other than Permitted Securities Encumbrances). At the Closing, the Buyer will acquire valid title to and complete ownership of the Stock, the Notes and/or the Purchased Company Membership Interests, as applicable, set forth opposite such Seller’s name on the Consideration Spreadsheet, free and clear of any Encumbrances (other than Permitted Securities Encumbrances).

Section 2.2 Authority of Such Seller. Such Seller has the full right, capacity and power to enter into this Agreement and the other agreements contemplated hereby to which such Seller is a party and to carry out the transactions contemplated hereby or thereby and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein. This Agreement has been duly authorized, executed and delivered by such Seller and constitutes a valid and binding obligation, enforceable against such Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally.

Section 2.3 No Violation. Neither the execution and delivery of this Agreement and the other agreements contemplated hereby to which such Seller is a party, nor the consummation of the transactions contemplated hereby or thereby by such Seller will (i) if such Seller is an entity, violate, breach or be in conflict with any provisions of its articles of incorporation or bylaws or other equivalent governing documents, (ii) with or without the giving of notice or passage of time, or both, violate, or be in conflict with, or create an Encumbrance under or constitute a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract to which such Seller is a party or by which such Seller is bound where such violation, conflict or default would have a material adverse effect on such Seller’s performance under this Agreement and the other agreements contemplated hereby to which such Seller is a party or the consummation of the transactions contemplated hereby or thereby, or (iii) subject to compliance with the HSR Act and obtaining the Educational Consents set forth on Schedule 7.11, violate any statute or law or any judgment, decree, order, regulation or rule of any court or Governmental Entity to which such Seller is subject.

Section 2.4 Consents and Approvals.

(a) Except for compliance with the HSR Act and the Educational Consents set forth on Schedule 7.11, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity or Educational Agency is required to be made or obtained by such Seller in connection with the execution, delivery and performance of this Agreement and the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby, other than any such consent, approval, authorization, declaration, filing or registration the failure of which to make or obtain, individually or in the aggregate, would not have an adverse effect on such Seller’s performance under this Agreement and the other agreements contemplated hereby to which such Seller is a party or the consummation of the transactions contemplated hereby or thereby.

(b) No consent, approval or authorization of, or notice to any counterparty to any Contract to which such Seller is bound must be made or obtained by such Seller in connection with the execution, delivery and performance of this Agreement and the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby, other than any such consent, approval, authorization or notice the failure of which to make or obtain, individually or in the aggregate, would not have an adverse effect on such Seller’s performance under this Agreement and the other agreements contemplated hereby to which such Seller is a party or the consummation of the transactions contemplated hereby or thereby.

Section 2.5 Brokers’, Finders’ Fees, etc. There are no rights to brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Seller or any of his, her or its Affiliates (other than the Company and its Subsidiaries), officers, employees or directors, and such Seller has neither received a written claim for such compensation nor has Knowledge of any such claim (whether written or oral).

Section 2.6 Litigation. There is no action, suit, proceeding, hearing, order, charge, complaint, claim or (insofar as the subject thereof has any Knowledge) investigation (each an “Action”) at law or in equity before any Governmental Entity or Educational Agency pending or, insofar as such Seller has Knowledge, threatened, against such Seller or affecting any of its properties or assets, which would have an adverse effect on such Seller’s performance under this Agreement and the other agreements contemplated hereby to which such Seller is a party or the consummation of the transactions contemplated hereby or thereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE HOLDING COMPANIES

Each Holding Company, individually and on behalf of itself only (and not jointly and severally), hereby represents and warrants to the Buyer as follows:

Section 3.1 Ownership of Membership Interests. As of immediately prior to the Closing and after giving effect to the Holding Company Restructuring, such Holding Company will be the owner, beneficially and of record, of all of the Non-Purchased Company Membership Interests set forth opposite its name on Schedule 3.1 free and clear of any Encumbrance (other than Permitted Securities Encumbrances).

Section 3.2 Holding Company Organization; Authorization

(a) Such Holding Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Schedule 3.2(a) correctly lists with respect to such Holding Company its jurisdiction of incorporation, each jurisdiction in which it is qualified to do business as a foreign corporation and its respective directors and officers. Such Holding Company has made available to the Buyer complete and correct copies of the charter and bylaws of such Holding Company as now in effect, and no amendments thereto are pending. The charter and bylaws of such Holding Company shall be in full force and effect as of the Closing. Such Holding Company is not in violation of any of the provisions of its charter or bylaws.

(b) Such Holding Company has full corporate power and authority to enter into this Agreement and the other agreements contemplated hereby to which such Holding Company is a party and to carry out the transactions contemplated hereby or thereby and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein. The directors of such Holding Company and the applicable Sellers holding Stock in such Holding Company in their capacity as the stockholders of such Holding Company have taken all action required to authorize the execution and delivery of this Agreement and the other agreements contemplated hereby to which such Holding Company is a party, the performance of such Holding Company’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby or thereby. No other corporate proceedings on the part of such Holding Company are necessary to authorize the execution, delivery and performance by such Holding Company of this Agreement and the other agreements contemplated hereby to which such Holding Company is a party. This Agreement is a valid and binding agreement of such Holding Company, enforceable against it in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally.

Section 3.3 Holding Company Capitalization; Subsidiaries and Affiliates.

(a) Schedule 3.3(a) sets forth the authorized, issued and outstanding capital stock of such Holding Company as of the date of this Agreement and the holders of record thereof. All such Stock has been duly authorized, is validly issued in accordance with applicable laws, and is fully paid and non-assessable. Except for the Stock set forth on Schedule 3.3(a), there are no other issued and outstanding capital stock of such Holding Company, or securities convertible into or exchangeable or exercisable for capital stock outstanding, and there are no outstanding options, warrants, rights, Contracts, commitments, understandings or arrangements by which such Holding Company is bound to issue, transfer, repurchase, redeem or otherwise acquire or retire any capital stock or other securities of such Holding Company.

(b) Other than the portion of the Non-Purchased Company Membership Interests set forth on Schedule 3.1, after giving effect to the Holding Company Restructuring and as of immediately prior to the Closing, such Holding Company will not own any capital stock or other equity securities of any other Person and will not have any other type of interest (whether ownership or other) in any other Person. Such Holding Company is not subject to any obligation or requirement to provide funds for, or to make any investment (in the form of a loan, capital contribution or otherwise) to or in, any Person.

Section 3.4 No Violation. Neither the execution and delivery of this Agreement nor the other agreements contemplated hereby to which such Holding Company is a party nor the consummation of the transactions contemplated hereby or thereby by such Holding Company will (i) violate, breach or be in conflict with any provisions of its certificate of incorporation or bylaws or (ii) with or without the giving of notice or passage of time, or both, violate, or be in conflict with or create an Encumbrance under or constitute a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract to which such Holding Company is a party or by which such Holding Company or any of such Holding Company’s assets may be bound or (iii) subject to compliance with the HSR Act and obtaining the Educational Consents set forth on Schedule 7.11, violate any statute or law or any judgment, decree, order, regulation or rule of any court or Governmental Entity or Educational Agency to which such Holding Company is subject.

Section 3.5 Consents and Approvals.

(a) Except for compliance with the HSR Act and the Educational Consents set forth on Schedule 7.11, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity or Educational Agency is required to be made or obtained by such Holding Company in connection with the execution, delivery and performance of this Agreement and the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

(b) No consent, approval or authorization of, or notice to any counterparty to any Contract to which such Holding Company is bound must be made or obtained by such Holding Company in connection with the execution, delivery and performance of this Agreement and the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

Section 3.6 Brokers’, Finders’ Fees, etc. There are no rights to brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Holding Company or any of its Affiliates (other than the Company and its Subsidiaries), officers, employees, or directors and such Holding Company has neither received a written claim for such compensation nor has Knowledge of any such claim (whether written or oral).

Section 3.7 Litigation. There is no Action at law or in equity before any Governmental Entity or Educational Agency pending or, insofar as such Holding Company has any Knowledge, threatened, against such Holding Company or affecting any of its properties or assets. Such Holding Company is neither a party to nor bound by any currently effective order, judgment, injunction, or decree, nor has entered into any settlement agreement since the date of its incorporation. Such Holding Company does not currently intend to initiate any Action.

Section 3.8 Holding Company Operations. Except for the negotiation, execution, delivery and performance of this Agreement and any of the other agreements contemplated hereby to which it is a party, such Holding Company, since the date of its incorporation, has not carried on any business or conducted any operations other than acquiring and holding ownership (directly or indirectly as a limited partner of SP PE VII-B Heald Holdings, L.P. or SD III-B Heald Holdings, L.P.) of the Non-Purchased Company Membership Interests. Except as set forth on Schedule 3.8, such Holding Company is not party to or otherwise bound by any Contract.

Section 3.9 No Undisclosed Liabilities. Except as set forth on Schedule 3.9 and for its obligation to perform its covenants and agreements under this Agreement (but excluding any Liabilities for breach of any such covenants or agreements), such Holding Company has no Liabilities. Such Holding Company has no indebtedness for borrowed money outstanding as of the date hereof, other than the Notes issued by such Holding Company which are being acquired by the Buyer hereunder.

Section 3.10 Taxes.

(a) Such Holding Company has timely filed all federal and all other Tax Returns required to have been filed by it. All Tax Returns filed by such Holding Company are true, correct and complete. Such Holding Company has timely paid all Taxes that have become due or payable (whether or not shown on a Tax Return).

(b) No written claim for assessment or collection of Taxes has been received by such Holding Company that has not been fully resolved. There is no presently pending audit examination, request for information, refund claim, litigation, proceeding, proposed adjustment or matter in controversy with respect to any Taxes of or with respect to such Holding Company. Such Holding Company has no Knowledge that any such action or proceeding has been threatened. No written claim has been received from a jurisdiction in which Tax Returns have not been filed by such Holding Company to the effect that such Holding Company is or may be subject to taxation by such jurisdiction.

(c) Such Holding Company has not engaged in a transaction that constitutes a “reportable transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b)(1).

(d) Such Holding Company is not currently, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(e) Such Holding Company is not and has not been a member of any affiliated group filing a consolidated federal income Tax Return or a member of a combined, consolidated or unitary group for any state, local or foreign Tax.

(f) Such Holding Company is not subject to any extension of, and has not filed any waiver with respect to, any statute of limitations applicable to the assessment or collection of any Tax.

(g) Such Holding Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Persons.

(h) There are no Tax liens on any assets of such Holding Company other than for Taxes not yet due and payable.

(i) Such Holding Company has not distributed to its stockholders or security holders stock or securities of a controlled corporation, and stock or securities of such Holding Company have not been distributed, in a transaction to which Section 355 of the Code applies (i) since the date of such Holding Company’s incorporation or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(j) Such Holding Company is not a party to nor bound by any closing or other agreement with any Governmental Entity with respect to Taxes.

(k) Such Holding Company will not have any liability following the Closing under any Tax sharing, Tax allocation or Tax indemnification agreement entered into prior to the Closing. Such Holding Company does not have any liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract or otherwise.

(l) Such Holding Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, (D) prepaid amount received on or prior to the Closing Date or (E) election pursuant to Section 108(i) of the Code made effective on or prior to the Closing Date, except with respect to the COD Income.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer as follows:

Section 4.1 Limited Liability Company Organization; Authorization.

(a) The Company and the Subsidiaries are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of formation and have all requisite limited liability company power and authority to carry on their respective businesses as now conducted and to own or lease and operate their respective property and assets. Except as set forth on Schedule 4.1(a), the Company and the Subsidiaries are duly qualified or licensed to do business as foreign companies in good standing in each state of the United States in which the conduct of their respective businesses or the ownership or leasing of their respective property requires such qualification, other than any such state in which the failure to be so qualified or licensed would not be material to the Company and the Subsidiaries taken as a whole. Schedule 4.1(a) correctly lists with respect to the Company and the Subsidiaries its jurisdiction of formation, each jurisdiction in which it is qualified to do business as a foreign corporation and its respective managers and executive officers. The Company has made available to the Buyer complete and correct copies of the respective operating agreements, certificates of formation and other charter documents of the Company and the Subsidiaries as now in effect, and no amendments thereto are pending. The respective operating agreements and certificates of formation of the Company and the Subsidiaries shall be in full force and effect as of the Closing. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective operating agreement or certificate of formation.

(b) The Company has full limited liability company power and authority to enter into this Agreement and the other agreements contemplated hereby, and to carry out the transactions contemplated hereby and to perform its obligations hereunder and thereunder. The managing member of the Company has taken all action required to authorize the execution and delivery of this Agreement, the performance of the Company’s obligations hereunder and the consummation of the transactions contemplated hereby. No other limited liability company proceedings on the part of the Company or any of the Subsidiaries are necessary to authorize the execution, delivery and performance by the Company of this Agreement or any other agreement contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby. This Agreement and the other agreements contemplated hereby to which the

Company is a party are valid and binding obligations of the Company, enforceable against it in accordance with their respective terms except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally.

Section 4.2 No Violation. Except as set forth on Schedule 4.2, neither the execution, delivery and performance by the Company of this Agreement and the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) violate, breach or be in conflict with any provisions of the respective operating agreements and certificates of formation of the Company or any of the Subsidiaries, (ii) with or without the giving of notice or the passage of time, or both, violate, or be in conflict with or constitute a default (or give rise to any right of or automatic termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any Material Contract or any Approval to which the Company or any Subsidiary is a party or by which any of their respective assets may be bound, (iii) result in the creation or imposition of any Encumbrance upon any property, assets or equity of the Company or any of the Subsidiaries, or (iv) subject to compliance with the HSR Act and obtaining the Governmental Consents and the Educational Consents set forth on Schedule 7.11, violate any Law to which the Company or any of the Subsidiaries are subject.

Section 4.3 Consents and Approvals.

(a) Except for the consents set forth on Schedule 4.3(a) (“Governmental Consents”) and the Educational Consents set forth on Schedule 7.11, and except for compliance with the HSR Act, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by the Company or any of the Subsidiaries in connection with the execution, delivery and performance of this Agreement and the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

(b) Except for the consents set forth on Schedule 4.3(b) (“Third-Party Consents”), no consent, approval or authorization of, or notice to any counterparty to any Material Contract must be made or obtained by the Company or any of the Subsidiaries in connection with the execution, delivery and performance of this Agreement and the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

Section 4.4 Capitalization. Schedule 4.4 sets forth the authorized, issued and outstanding membership interests of each of the Company and the Subsidiaries as of the date of this Agreement and the holders of record thereof. All issued and outstanding Company Membership Interests and Subsidiary Membership Interests have been duly authorized, are validly issued in accordance with applicable laws, and are fully paid. Except as set forth on Schedule 4.4, all outstanding Subsidiary Membership Interests are directly owned by the Company free and clear of any Encumbrance (other than Permitted Securities Encumbrances). Except for the Company Membership Interests and Subsidiary Membership Interests set forth on Schedule 4.4, there are no other issued and outstanding membership interests of the Company or any of the Subsidiaries, or securities convertible into or exchangeable or exercisable for such membership interests outstanding, and except as set forth on Schedule 4.4 there are no outstanding options, warrants, convertible securities, rights, Contracts, or other securities by which the Company or the Subsidiaries are or may be bound to issue, transfer, repurchase, redeem or otherwise acquire or retire any membership interests or other securities of the Company or the Subsidiaries.

Section 4.5 Subsidiaries and Affiliates.

(a) Except as set forth on Schedule 4.5(a), neither the Company nor any of the Subsidiaries owns any capital stock or other equity securities of any other Person and has no other type of interest (whether ownership or other) in any other Person. The interests of the Company and the Subsidiaries in any Person as set forth on Schedule 4.4 or Schedule 4.5(a) are owned by the Company or the Subsidiaries, as applicable, free and clear of any Encumbrance (other than Permitted Securities Encumbrances). Except as set forth on Schedule 4.5(a), neither the Company nor any of the Subsidiaries is subject to any obligation or requirement to provide funds for, or to make any investment (in the form of a loan, capital contribution or otherwise) to or in, any Person (other than the Company or any of its Subsidiaries).

(b) Schedule 4.5(b) sets forth a list of each Person who holds units in Heald Education, LLC and, if applicable, the vesting schedule of such units. Except as set forth on Schedule 4.5(b), there are no other issued and outstanding units of Heald Education, LLC, or securities convertible into or exchangeable or exercisable for units outstanding, and there are no outstanding options, warrants, rights, Contracts or arrangements by which Heald Education, LLC is bound to issue, transfer, repurchase, redeem or otherwise acquire or retire any units or other securities of Heald Education, LLC.

Section 4.6 Financial Statements.

(a) Schedule 4.6 sets forth (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2008 (the “Latest Audited Balance Sheet”) and the related audited statements of operations and members’ equity and cash flows for the fiscal year then ended, (ii) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2007 and the related audited statements of operations and members’ equity and cash flows for the period from August 15, 2007 until December 31, 2007, and (iii) the unaudited consolidated balance sheet of the Company at August 31, 2009 and the related unaudited statements of operations, members’ equity and cash flows for the eight (8) months then ended (collectively, the financial statements described in clauses (i), (ii) and (iii) of this Section 4.6(a) are referred to herein as the “Financial Statements”). Such Financial Statements present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiaries as of the dates thereof, and the results of operations, changes in members’ equity and cash flows of the Company and the Subsidiaries for the periods indicated, in conformity with GAAP consistently applied throughout such periods (subject, in the case of unaudited Financial Statements, to normal year-end adjustments not material in amount, and any other adjustments described therein and the absence of footnotes thereto).

(b) The Company and the Subsidiaries do not have any Liabilities of the type required to be reflected on or reserved against in, or to be disclosed in the notes to, a consolidated balance sheet prepared in accordance with GAAP except for (i) Liabilities to the extent reflected on or reserved against in the Financial Statements, or disclosed in the notes thereto, (ii) Liabilities arising after the date of this Agreement in connection with the transactions contemplated by this Agreement to the extent included in the Closing Payments and Assumed Obligations, (iii) their respective obligations to perform their respective covenants and agreements under this Agreement (but excluding any Liabilities for breach of any such covenants or agreements), (iii) Liabilities to the extent included in Indebtedness or Final Closing Working Capital, (iv) Liabilities for Tax Distributions to the extent paid prior to Closing, (v) Liabilities that are readily apparent based on the substance of the disclosure of any Schedule to this Agreement, and (vi) Liabilities that are not material and that have arisen in the ordinary course of business since the Balance Sheet Date.

Section 4.7 Absence of Certain Changes. Except as set forth on Schedule 4.7, since the Balance Sheet Date, the Company and the Subsidiaries have conducted their respective businesses only in the ordinary course of business and there has not been by or with respect to the Company and the Subsidiaries:

(a) any damage, destruction or loss to their respective property not covered by insurance in excess of $50,000 individually or $150,000 in the aggregate;

(b) any transfer, issuance, sale, redemption or disposal, or authorization of thereof, of any debt obligations or other securities of the Company or the Subsidiaries or grant of options, warrants, calls or other rights to purchase or otherwise acquire membership interests of the Company or the Subsidiaries;

(c) any (i) grant of severance, termination or bonus payments or benefits to any member, manager, director, officer or Key Employee of the Company and any of its Subsidiaries, (ii) increase in the compensation, bonus or pension, welfare, severance or other benefits of, payment of any bonus to, or grant of any new equity awards to any member, manager, director, officer or Key Employee of the Company or any of its Subsidiaries (except, in each case, in the ordinary course of business consistent with past practice), (iii) entry into any employment, severance, change in control, termination, deferred compensation or similar agreement with any member, manager, director, officer or employee of the Company or any of its Subsidiaries, or (iv) establishment, adoption, amendment or termination of any Benefit Plan, in each case, except as required by applicable Law or as required under any existing Material Contract disclosed on Schedule 4.10 or as required by a Benefit Plan disclosed on Schedule 4.13(a);

(d) any termination or suspension of any member, manager, officer or Key Employee by the Company or any Subsidiary;

(e) any sale, assignment, pledge, transfer, conveyance, lease, license or other disposition of any assets (other than Intellectual Property) of the Company or any of the Subsidiaries (except, in each case, in the ordinary course of business consistent with past practice and in amounts not in excess of $25,000 individually or $100,000 in the aggregate and except for the disposition in the ordinary course of business consistent with past practice of obsolete, nonfunctioning or damaged items of personal property), or any sale, assignment, pledge, transfer, conveyance, license or other disposition of any Owned Intellectual Property (except for non-exclusive licenses to students, faculty, customers, suppliers, service providers or consultants in the ordinary course of business consistent with past practice);

(f) except in the ordinary course of business, any abandonment or lapse of any right to use any Owned Registered Intellectual Property;

(g) any declaration, setting aside, issuance, making or paying of any dividend or other distribution (whether in cash, stock, personal or real property or other thing of value) in respect of the Company’s or any of the Subsidiaries’ membership interests (other than Tax Distributions) or any direct or indirect redemption, purchase or other acquisition of any membership interests of the Company or any of the Subsidiaries;

(h) any action that would cause the Buyer to be unable to obtain valid title to the Stock, the Company Membership Interests or the Subsidiary Membership Interests at the Closing free and clear of Encumbrances (other than Permitted Securities Encumbrances) (including pledging any of the Stock, the Company Membership Interests or the Subsidiary Membership Interests as security for obligations of the Sellers or the Company);

(i) any incurrence of, or entering into any Contract regarding, capital expenditures in excess of $50,000 in any one case or $250,000 in the aggregate (other than capital expenditures consistent with the capital expenditures budget of the Company and the Subsidiaries for the fiscal year ending December 31, 2009, as in effect on the date of this Agreement and a copy of which was made available to the Buyer);

(j) any change in the Company’s or any of the Subsidiaries’ authorized or issued membership interests, or any recapitalization, reclassification, stock split or like change in the membership interests, of the Company or the Subsidiaries;

(k) any amendment, or authorization of amendment, to the Company’s or any of the Subsidiaries’ respective operating agreements and certificates of formation;

(l) any entry into, modification or termination of any labor or collective bargaining agreement, or any commitment or creation of any liability to any labor organization relating to any employees of the Company or any of the Subsidiaries;

(m) any termination or failure to renew any insurance coverage by the Company or any Subsidiary;

(n) any termination or failure to renew, or action that would reasonably be expected to result in the nonrenewal of, any Approvals, including any Educational Approvals, by the Company or any Subsidiary;

(o) except in accordance with their terms, any termination, renewal or renegotiation of any Material Contract or any default in any obligation under any such Material Contract by the Company or any Subsidiary which remained uncured for more than fifteen (15) days;

(p) any sale or discount of accounts receivable, notes receivable, student contracts receivable or installment payment plans (whether by discount to the debtors or by sale to any third party) by the Company or any Subsidiary, except in the ordinary course of business consistent with past practice and in an arm’s length transaction;

(q) made, amended or changed any income tax election; made a request for a Tax ruling or entered into a closing agreement; settled or compromised any Tax claim, action, suit, litigation, arbitration, investigation, audit or controversy; filed any amendments to any previously filed Tax Returns; surrendered any right to claim an amount of refund of any Taxes; and, except as required by applicable Law or GAAP, made any change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Return, but only to the extent such action would likely increase in any material respect the Tax liability of the Holding Companies, the Company, or any of its Subsidiaries for a taxable period beginning after the Closing Date;

(r) any failure to manage its respective cash and working capital in the ordinary course of business consistent with past practice, including but not limited to the failure to pay any accounts payable when due, other than in the ordinary course of business consistent with past practice;

(s) any acquisition, by merger or consolidation with, or by purchase of an equity interest in or all or a substantial portion of the assets of, or by any other manner, any Person or division thereof or any securities of any Person;

(t) any loan, or any commitment to make any loan, or other extension of credit by the Company or the Subsidiaries to or for the benefit of the Sellers or any of their respective Affiliates (other than the Company or any of the Subsidiaries);

(u) any charitable contribution or incurrence of any non-business expense in excess of $100,000 in the aggregate;

(v) any change in the accounting methods, principles or practices used by the Company or any of the Subsidiaries; or

(w) any agreements or commitments, whether oral or in writing, to take any action described in this Section 4.7.

Section 4.8 Title to Properties; Encumbrances.

(a) Schedule 4.8(a) lists the address and description of each parcel of real property owned by the Company and the Subsidiaries (the “Owned Real Estate”). With respect to each parcel of Owned Real Estate:

(i) The Company or one of the Subsidiaries has good and marketable fee simple title, free and clear of any Encumbrance (other than Permitted Encumbrances), except as set forth on Schedule 4.8(a)(i);

(ii) Except as set forth on Schedule 4.8(a)(ii), neither the Company nor any of the Subsidiaries has leased or otherwise granted to any Person the right to use or occupy the Owned Real Estate or any portion thereof; and

(iii) There are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Estate or any portion thereof or interest therein.

(b) Schedule 4.8(b) lists all real property that is leased and used or occupied by the Company and the Subsidiaries in connection with its business (the “Rental Real Estate”) and the leases, subleases and agreements by which such Rental Real Estate is used and occupied (the “Leases”), true and complete copies of which have been made available to the Buyer. With respect to each of the Leases and the Rental Real Estate:

(i) The Company or one of the Subsidiaries has leasehold title to the Rental Real Estate, free and clear of any Encumbrance (other than Permitted Encumbrances), except as set forth on Schedule 4.8(b)(i); and

(ii) There are no leases, subleases, concessions or other agreements to which the Company or the Subsidiaries is a party granting to any Person the right to use or occupancy of any portion of the Rental Real Estate and no Person (other than the Company and the Subsidiaries) occupies any part of the Rental Real Estate, except as set forth on Schedule 4.8(b)(ii).

(c) The Owned Real Estate and Rental Real Estate (collectively, the “Real Estate”) comprise all of the real property used in the business of the Company and the Subsidiaries; and neither the Company nor any of the Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(d) Insofar as the Company has any Knowledge, (i) all of the buildings and building systems included in the Real Estate are structurally sound with no defects (ordinary wear and tear excepted), and (ii) except as set forth on Schedule 4.8(d)(ii), no repairs or improvements are needed to the buildings or building systems for the operation of the business as currently conducted thereon.

(e) Neither the Company nor any of the Subsidiaries has received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting any parcel of Owned Real Estate or any portion thereof or interest therein.

(f) Insofar as the Company has any Knowledge, the Real Estate is in compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Estate.

Section 4.9 Intellectual Property.

(a) Schedule 4.9(a) lists all patents and applications for patents, trademark registrations, service mark registrations or corporate name registrations and applications for the foregoing, domain names, and copyright registrations and applications for copyright registration owned by the Company or any of the Subsidiaries (“Owned Registered Intellectual Property”). Insofar as the Company has any Knowledge, the U.S. trademark registrations that are Owned Registered Intellectual Property are validly filed and registered and subsisting.

(b) Except as set forth on Schedule 4.9(b), (i) the Company or any of the Subsidiaries is the exclusive owner of all right, title and interest in and to the Owned Registered Intellectual Property, as applicable, and (ii) the Company or any of the Subsidiaries have title, free and clear of all Encumbrances (other than Permitted Encumbrances), to the Owned Intellectual Property, as applicable. Except as set forth on Schedule 4.9(b), the conduct of the business by the Company and the Subsidiaries is not conflicting with, infringing or misappropriating, and has not, within the three (3) years prior to the date hereof, conflicted with, infringed or misappropriated, the rights of any third Person. Except as set forth on Schedule 4.9(b), there have been no proceedings against the Company or any of its Subsidiaries or claims in writing received by the Company or any of its Subsidiaries within the three (3) years prior to the date of this Agreement, and there are no pending proceedings against the Company or any of its Subsidiaries or pending claims in writing received by the Company or any of its Subsidiaries, alleging that the Company or any of its Subsidiaries is infringing, misappropriating or violating any Intellectual Property rights of a third Person.

(c) Except as set forth on Schedule 4.9(c), the Company or the Subsidiaries own or possess a license to use all Intellectual Property used in the present operation of their business.

(d) Except as set forth on Schedule 4.9(d), the Company has no Knowledge, as of the date of this Agreement, (i) that any third party is infringing any Owned Intellectual Property, or (ii) of any pending claim against the Company or any of the Subsidiaries contesting the validity, registrability or enforceability of any Owned Intellectual Property.

(e) Except as set forth on Schedule 4.9(e) and insofar as the Company has any Knowledge, (i) except pursuant to Material Contracts set forth on Schedule 4.10(o), the Company and the Subsidiaries are not required to make any payments to any third party with respect to use of the Curriculum by the Company and the Subsidiaries, (ii) assuming receipt of all applicable Third Party Consents, the execution, delivery and performance of this Agreement shall have no effect on the Company’s or the Subsidiaries’ right to use the Curriculum and shall not require the Company or the Subsidiaries to make any additional payments to any third party with respect to the Curriculum; and (iii) no employee of the Sellers, the Company or the Subsidiaries owns any part of the Curriculum.

(f) Except as set forth on Schedule 4.9(f), during the past six (6) months, the Company and the Subsidiaries have taken commercially reasonable measures to maintain the confidentiality of all confidential information in their possession and developed, used or held for use in the operation of the business. Except as set forth on Schedule 4.9(f), all persons (including employees, agents, consultants or service providers) contributing to or participating in the creation, development or authorship of any Owned Intellectual Property, including without limitation, the part of the Curriculum that is Owned Intellectual Property, within the scope of their employment or engagement with the Company or any of the Subsidiaries either (i) created, developed or authored such Owned Intellectual Property within the scope of their employment as employees with the Company or any of the Subsidiaries, or (ii) are party to an assignment agreement that has accorded the Company or any of the Subsidiaries full ownership of, and all right, title and interest in and to, such Owned Intellectual Property.

(g) Except as set forth on Schedule 4.9(g), the use by the Company and its Subsidiaries of the student and other third-party personally identifiable data in the possession of the Company and the Subsidiaries is not in violation with any privacy policy of the Company and its Subsidiaries, or any data-sharing agreement, confidentiality agreement or non-disclosure agreement to which the Company or any of the Subsidiaries is a party.

(h) (i) Except as set forth on Schedule 4.9(h)(i), all employees of the Company and the Subsidiaries contributing to or participating in the creation, development or authorship of any Intellectual Property used in the operation of the business of the Company or any of the Subsidiaries within the scope of their employment with the Company or any of the Subsidiaries have signed an invention assignment agreement with the Company and/or a Subsidiary in substantially the form made available to the Buyer, and (ii) the individuals listed on Schedule 4.9(h)(ii) were employees of the Company or a Subsidiary at the time they made any contributions to the Curriculum.

Section 4.10 Material Contracts. Schedule 4.10 lists all of the following Contracts to which the Company or the Subsidiaries is a party or is bound (each, a “Material Contract” and collectively, the “Material Contracts”) (with such Schedule including the applicable subsection(s) of this Section 4.10 to which such Contract is responsive):

(a) Contracts that cannot be terminated upon thirty (30) days’ or less notice without penalty and have an unexpired term of six (6) months or more or involve annual commitments in excess of $200,000 (but excluding all student enrollment agreements in customary form);

(b) Contracts with any Holding Company or any Seller or any of their respective Affiliates or any officer, manager, director, employee or Affiliate of the Company or the Subsidiaries, other than Contracts required to be disclosed pursuant to Section 4.10(i) or Section 4.10(k) and customary Contracts with current or former employees of the Company and the Subsidiaries regarding the ownership, appropriation or non-disclosure of confidential information;

(c) Contracts that constitute an obligation in respect of borrowed money;

(d) Contracts that constitute a guaranty by the Company or any Subsidiary of obligations of any Person other than the Company or any Subsidiary or that require the Company or any Subsidiary to indemnify any Person (other than indemnities contained within agreements entered into in the ordinary course of business);

(e) Contracts providing for the extension of credit by the Company or any Subsidiary, other than in the ordinary course of business consistent with past practice to vendors and employees;

(f) Contracts limiting the ability of the Company or the Subsidiaries to compete, including as to manner or place;

(g) Contracts that are commission, sales representative, or sales agent agreements;

(h) Contracts that are collective bargaining agreements or other agreements with any labor union, employees’ association or other employee representative of a group of employees;

(i) Contracts that are for the employment, severance or retention of any manager, director, officer, employee, agent, consultant or advisor providing for annual compensation or payments in excess of $100,000 or any other Contract with any manager, director, officer, employee, agent, consultant or advisor, which provides for payments in excess of $50,000 in the event that the Company or a Subsidiary terminates such Contract;

(j) Contracts that are for capital expenditures in an amount exceeding $50,000 in any individual case or $250,000 in the aggregate;

(k) Contracts not otherwise set forth on Schedule 4.13 or Schedule 4.14, that are in the nature of a profit sharing, bonus, profits interest, stock option, stock purchase, pension, deferred compensation or retirement, severance, hospitalization, insurance or other plan or contract providing material employment-related benefits to any present or former manager, director, officer, employee, agent, stockholder, member, consultant or advisor or such Persons’ dependents, beneficiaries or heirs;

(l) Leases;

(m) Contracts granting any Person an Encumbrance on all or any part of the assets of the Company or any Subsidiary, other than Encumbrances which will be released at the Closing or other Permitted Encumbrances;

(n) Powers of attorney;

(o) Contracts providing for the license (i) from any Person other than the Company or any of the Subsidiaries to the Company or any of the Subsidiaries of any Intellectual Property, other than “shrinkwrap” or “clickwrap” or other commercially available off-the-shelf software licenses with a cost of less than $50,000 per license, or (ii) from the Company or any of the Subsidiaries to any Person other than the Company or any of the Subsidiaries of any Owned Intellectual Property (except for non-exclusive licenses to students, faculty, customers, suppliers, service providers or consultants in the ordinary course of business consistent with past practice); and

(p) Contracts that are joint venture, partnership or other similar agreement (however named) involving a sharing of profits, losses, costs or liabilities.

True, correct and complete copies of all Material Contracts, together with all amendments, waivers, or other changes thereto, have been made available to the Buyer. Each Material

Contract is a valid and binding obligation of the Company or one of the Subsidiaries (as applicable), enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally. As of the date of this Agreement, except as set forth on Schedule 4.10, there are no defaults by the Company or any of the Subsidiaries under any Material Contract or, insofar as the Company has any Knowledge, by any other party thereto, nor is the Company or any Subsidiary in receipt of any written claims of default, or insofar as the Company has any Knowledge any oral claims of default, under any Material Contract. No event has occurred which, through the passage of time or the giving of notice, or both, would constitute a default by the Company or any of the Subsidiaries under any Material Contract or, insofar as the Company has any Knowledge, by the other party thereto or would cause the acceleration of any obligation under any Material Contract, the loss of any rights under any Material Contract, or the creation of any Encumbrance (other than a Permitted Encumbrance) upon any asset of the Company or any Subsidiary.

Section 4.11 Litigation; Compliance with Laws.

(a) Except as set forth on Schedule 4.11(a), there is no Action at law or in equity before any Governmental Entity or Educational Agency pending or, insofar as the Company has any Knowledge, threatened, against the Company or any Subsidiary or affecting any of their respective properties or assets. Neither the Company nor any Subsidiary is a party to nor is bound by any currently effective order, judgment, injunction, or decree, or has entered into any settlement agreement with respect to any Action since its respective date of formation. Neither the Company nor any Subsidiary currently intends to initiate any Action.

(b) Except as set forth on Schedule 4.11(b), neither the Company nor the Subsidiaries is in violation of any Law to which any of them, or any of their respective businesses, properties or operations, is subject. Except as set forth on Schedule 4.11(b), no written, or, insofar as the Company has any Knowledge, oral notice has been received by the Company or any Subsidiary from any Governmental Entity alleging a violation of any such Law.

Section 4.12 Taxes.

(a) The Company and each Subsidiary has timely filed all federal and all other Tax Returns required to have been filed by it. All Tax Returns filed by the Company or any Subsidiary are true, correct and complete. The Company and each Subsidiary has timely paid all Taxes that have become due and payable (whether or not shown on a Tax Return). The unpaid Taxes of the Company and each Subsidiary for Tax periods through the date of the most recent balance sheets included in the Financial Statements do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on such balance sheets. All Taxes of the Company and the Subsidiaries attributable to the period from and after the date of the most recent balance sheets included in the Financial Statements and continuing through the Closing Date are attributable to the conduct by the Company and the Subsidiaries of their operations in the ordinary course of business.

(b) No written claim for assessment or collection of Taxes has been received by the Company or any Subsidiary that has not been fully resolved. There is no presently pending audit examination, request for information, refund claim, litigation, proceeding, proposed adjustment or matter in controversy with respect to any Taxes of or with respect to the Company or any Subsidiary. The Company has no Knowledge that any such action or proceeding has been threatened. No written claim has been received from a jurisdiction in which Tax Returns have not been filed by the Company or any Subsidiary to the effect that the Company or any Subsidiary is or may be subject to taxation by such jurisdiction.

(c) Neither the Company nor any Subsidiary has engaged in a transaction that constitutes a “reportable transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b)(1).

(d) Neither the Company nor any Subsidiary is subject to any extension of, or has filed any waiver with respect to, any statute of limitations applicable to the assessment or collection of any Tax.

(e) The Company and each Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, stockholder or other Persons.

(f) There are no Tax liens on any assets of the Company or any Subsidiary other than for Taxes not yet due and payable.

(g) Each of the Company and Heald Education, LLC is a “partnership,” and each of Heald Real Estate, LLC and Heald College, LLC is a disregarded entity, for U.S. federal income Tax purposes. Each of the aforementioned entities has been so classified since its inception, and none of the aforementioned entities has taken any actions or filed any elections inconsistent with such classification.

(h) Neither the Company nor any Subsidiary will have any liability following the Closing under any Tax sharing, Tax allocation or Tax indemnification agreement entered into prior to the Closing. Neither the Company nor any Subsidiary has any liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract or otherwise.

(i) Neither the Company nor any Subsidiary is a party to nor bound by any closing or other agreement with any Governmental Entity with respect to Taxes.

(j) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, (D) prepaid amount received on or prior to the Closing Date or (E) election pursuant to Section

108(i) of the Code made effective on or prior to the Closing Date except with respect to the COD Income.

(k) The Company and each Subsidiary has complied in full with all escheatment, unclaimed property, or similar Laws. There is no property or obligation of the Company or any of its Subsidiaries, including but not limited to uncashed checks to vendors, customers, or employees, non-refunded overpayments, or credits, that should have been escheated to any state or municipality under any applicable escheatment laws.

Section 4.13 Employee Benefit Plans.

(a) Schedule 4.13(a) attached hereto sets forth a true and complete list of each “employee benefit plan,” as defined in Section 3(3) of ERISA, and each and every written, unwritten, formal or informal plan, agreement, program, policy or other arrangement involving direct or indirect compensation (other than workers’ compensation, unemployment compensation and other government programs), employment, severance, consulting, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, other forms of incentive compensation, post-retirement insurance benefits, or other benefits, entered into, maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or may in the future have any liability (contingent or otherwise). Each plan, agreement, program, policy or arrangement required to be set forth on Schedule 4.13(a) pursuant to the foregoing is referred to herein as a “Benefit Plan.”

(b) The Company has made available the following documents to the Buyer with respect to each Benefit Plan: (1) correct and complete copies of each Benefit Plan, including (without limitation) any amendments thereto and any related trust document, (2) a written description of each Benefit Plan that is not otherwise set forth in writing, (3) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (4) the two most recent annual actuarial valuations, if any, (5) for each Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code, the most recent determination from the IRS that such plan is so qualified, if any, (6) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, (7) all material correspondence to or from the IRS, Department of Labor or any Governmental Entity received during the last two (2) years, (8) all discrimination tests for the most recent plan year, and (9) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts and group insurance contracts.

(c) Each Benefit Plan has been maintained and administered in compliance with its terms and with the requirements prescribed by applicable Law, including but not limited to ERISA and the Code. All contributions, reserves or premium payments required to be made or accrued as of the date of this Agreement to the Benefit Plans have been timely made or accrued in accordance with GAAP. Each Benefit Plan intended to be qualified Section 401(a) of the Code either: (1) has obtained a currently effective favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the IRS covering the amendments to the Code effected by the Tax Reform Act of 1986 and all subsequent legislation for which the IRS will currently issue such a letter, and no amendment to such Benefit Plan has been adopted since the date of such letter covering such Benefit Plan that would adversely affect such favorable determination; or (2) still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination. Each trust under each benefit Plan intended to be qualified under Section 401(a) of the Code is intended to be tax exempt under Section 501(a) of the Code.

(d) Neither the Company nor any of its Subsidiaries currently or ever in the past has maintained, sponsored, contributed to, has or has had any obligation to contribute to, or has or has had any liability or potential liability (whether contingent or otherwise) with respect to (1) a “multiemployer plan” as defined in Section 3(37) of ERISA, (2) a plan described in Section 413(c) of the Code, (3) a plan subject to Title IV of ERISA, (4) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (5) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code, including without limitation with respect to any such plan maintained or contributed to by any Person that is treated as a “single employer” (within the meaning of Section 414(b), (c), (m) or (o) of the Code) with either the Company or any one of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is subject to any liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. The Company and its Subsidiaries have complied with all applicable health care continuation requirements in Section 4980B of the Code and in ERISA. The Company does not have Knowledge of any fiduciary of any Benefit Plan having engaged in any “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA with respect to such Benefit Plan.

(f) No Benefit Plan provides for, or reflects or represents any liability to provide, any post-retirement or post-termination medical, life insurance or other welfare-type benefits, whether or not insured, with respect to any former or current employee, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment with the Company and its Subsidiaries, other than (1) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code or (2) disability benefits that have been fully provided for by insurance under a Benefit Plan that constitutes an “employee welfare benefit plan” within the meaning of Section (3)(1) of ERISA.

(g) Except as set forth on Schedule 4.13(g) attached hereto, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not create, accelerate or increase any obligations under any Benefit Plan, either individually or collectively, including any obligation to make any payment that would not be deductible under Section 280G of the Code. For purposes of the foregoing sentence, the term “obligation” shall include (without limitation) any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits. Except as set forth on Schedule 4.13(g) attached hereto, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (1) entitle any current or former employee, officer, director, leased employee or independent contractor of the Company to severance pay, unemployment compensation or any other payment, forgiveness of indebtedness, or (2) otherwise trigger any acceleration (or vesting, payment of benefits, increase in benefits or otherwise) under or with respect to or trigger any obligation to fund any Benefit Plan that is not intended to be “qualified” under Section 401(a) of the Code.

(h) No action, suit or claim (excluding claims for benefits incurred in the ordinary course of business) has been brought or is pending or, insofar as the Company has any Knowledge, threatened against or with respect to any Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Benefit Plan). There are no audits, inquiries or proceedings pending or, insofar as the Company has any Knowledge, threatened by the IRS, DOL, or other Governmental Entity with respect to any Benefit Plan.

(i) Except as set forth on Schedule 4.13(i), with respect to each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), (1) such plan has been operated since January 1, 2005 in compliance in all material respects with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code and so as to avoid any tax, interest or penalty thereunder; (2) the document or documents that evidence each such plan have conformed to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code in all material respects since December 31, 2008; and (3) as to any such plan in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

Section 4.14 Employment Matters.

(a) Neither the Company nor any Subsidiary is a party to any collective bargaining agreement and there are no labor unions or other organizations representing any employee of the Company or any Subsidiary. Insofar as the Company has any Knowledge, there are no labor unions or other organizations which have filed a petition with the National Labor Relations Board or any other governmental agency seeking certification as the collective bargaining representative of any employee of the Company or any Subsidiary, and insofar as the Company has any Knowledge no labor union or organization is engaged in any organizing activity with respect to any employee or independent contractor of the Company or any Subsidiary. Since August 15, 2007, there has not been any, there is not presently pending or existing any, and there is not insofar as the Company has any Knowledge any threatened, (i) strike, lockout, slowdown, picketing, or work stoppage with respect to the employees of the Company or any Subsidiary or (ii) unfair labor practice charge against the Company or any Subsidiary.

(b) Except as set forth in Schedule 4.14(b), there are no written employment agreements between the Company or a Subsidiary and any of its employees. Schedule 4.14(b) lists all current employees of the Company and the Subsidiaries as of October 16, 2009, and for each such employee: (i) job position; (ii) job location; (iii) classification as full-time or part-time; (iv) classification as exempt or non-exempt under applicable state or federal overtime regulations; (v) hourly rate of compensation or base salary (as applicable); (vi) target incentive compensation for 2009 (including commission and/or bonus, as applicable); (vii) any other compensation or allowance; (viii) vacation and paid time off accrual rate; (ix) accrued but unused vacation and paid time off; (x) visa type (if any); (xi) the commencement date of employment; and (xii) the entity by which such employee is employed. In addition, to the extent any current employees are on leaves of absence, Schedule 4.14(b) indicates the nature of such leave of absence and each such employee’s anticipated date of return to active employment. Schedule 4.14(b) also sets forth (A) all former employees of the Company and the Subsidiaries who left the employ of the Company or a Subsidiary, as applicable, within the past six (6) months, including their name and position and, insofar as the Company has Knowledge, the reason for their departure, and (B) all open workers’ compensation claims against the Company or a Subsidiary, as applicable.

(c) The Company has no Knowledge that any officer, Key Employee, or group of employees (such as a particular department or function at a campus or at the corporate headquarters) of the Company or a Subsidiary has indicated any plans to terminate employment with the Company or such Subsidiary before or after the Closing.

(d) The Company and each Subsidiary has complied, and is presently in compliance, with all Laws and arbitration awards relating to employment, equal opportunity, nondiscrimination, immigration, wages, employee exemption status, hours, benefits, collective bargaining, the payment of social security and similar taxes, income tax withholding, occupational safety and health, and/or privacy rights of employees. The Company and each Subsidiary currently, and during the period on and after August 15, 2007, has completed Form I-9s on file with respect to each of its employees.

(e) Since the dates of their respective formation, neither the Company nor any Subsidiary has been a party to, and, insofar as the Company has any Knowledge, has been threatened with, any Action in which the Company or such Subsidiary was, or is, alleged to have violated any Laws or arbitration awards of any court, arbitrator or any government agency relating to employment, equal opportunity, discrimination, harassment, retaliation, immigration, wages, hours, employee exemption status, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and/or privacy rights of employees. With respect to each current and former employee of the Company and each Subsidiary, and other than routine payments to be made in the ordinary course of business consistent with past practice, the Company or the applicable Subsidiary: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments since the dates of their respective formation, (ii) is not liable for any arrears of wages or severance pay or any penalty for failure to comply with any of the foregoing since they first hired any employees, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees. Neither the Company nor any Subsidiary has any liability with respect to any misclassification of any person as (x) an independent contractor rather than as an employee, or with respect to any employee leased from another employer, or (y) an employee exempt from state or federal overtime regulations.

(f) Since the dates of their respective formation, neither the Company nor any Subsidiary has effectuated (i) a “plant closing” as defined in the Worker Adjustment and

Retraining Notification Act, 29 U.S.C. §§ 2101 et seq. (the “WARN Act”) (or any similar state, local or foreign law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary, (ii) a “mass layoff” as defined in the WARN Act (or any similar state, local or foreign law) affecting any site of employment or facility of the Company or any Subsidiary, or (iii) a “Relocation” or “Termination” within the meaning of California Labor Code § 1400 et seq.

(g) Except as set forth in Schedule 4.14(g), neither the Company nor any Subsidiary is a party to any Contract with any employee of the Company or any Subsidiary that (i) restricts the Company’s or such Subsidiary’s right to terminate the employment of such employee without cause or without a specified notice period or (ii) obligates the Company or any Subsidiary to pay severance to such employee upon termination of such employee’s employment with the Company or such Subsidiary. Since August 15, 2007, the Company and the Subsidiaries have at all times been in compliance with the Heald College Severance Pay Policy (Policy No.24, dated July 30, 2002).

Section 4.15 Environmental Matters. Except as set forth on Schedule 4.15:

(a) The Company and the Subsidiaries are, as of the date of this Agreement, and have been at all times in the three years prior to the date of this Agreement, in compliance with all applicable Laws in effect at or prior to the date of this Agreement relating to the protection of the environment or natural resources or human health and safety as it relates to environmental protection, and relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Materials in the environment and including, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), to the extent each is applicable and as each has been amended and including the regulations promulgated pursuant thereto (the “Environmental Laws”).

(b) The Company and the Subsidiaries possess and are in compliance with, as of the date of this Agreement, and for the three years prior to the date of this Agreement, have possessed and been in compliance with, all Approvals required by any Environmental Laws for the operation of their respective businesses.

(c) The operations of the Company and the Subsidiaries have not caused any release of Hazardous Materials (“Environmental Release”) in violation of any Environmental Laws on (i) any real property then owned, leased or operated by the Company or any of the Subsidiaries, or (ii) insofar as the Company has any Knowledge, any other property at which the Company or any of the Subsidiaries has disposed of or arranged for the disposal of Hazardous Materials.

(d) Neither the Company nor the Subsidiaries owns or operates, and at no time within the previous three (3) years has owned or operated, any underground storage tanks and, insofar as the Company has any Knowledge, no underground storage tanks are located on property now owned by the Company or any of the Subsidiaries.

(e) At no time within the previous three (3) years has there been an Environmental Release at any real property presently owned, leased or operated by the Company or any of the Subsidiaries, and the Company has no Knowledge of any Environmental Release, at any real property formerly owned, leased or operated by the Company or any of the Subsidiaries that would be reasonably expected to give rise to liability of the Company or any of the Subsidiaries under any Environmental Laws.

(f) There are no Actions at law or in equity before any Governmental Entity related to any Environmental Law that are pending, or insofar as the Company has any Knowledge, threatened against the Company or any of the Subsidiaries.

(g) Insofar as the Company has any Knowledge, all property owned by the Company or any of the Subsidiaries is free of asbestos containing materials, lead based paints and Hazardous Materials that are required to be remediated as of the Closing Date pursuant to any Environmental Laws.

(h) The Company has made available to the Buyer true and correct copies of all environmental reports, assessments or investigations relating to any property owned or leased by any such Company or its Subsidiaries and compliance with Environmental Laws, in each case to the extent in the possession, custody or control of the Company or the Subsidiaries.

Section 4.16 Brokers’, Finders’ Fees, etc. There are no rights to brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or any of its Affiliates, officers, employees, managers or directors. Neither the Company nor any Subsidiary has received a written claim for such compensation, and the Company has no Knowledge of any such claim (whether written or oral).

Section 4.17 Affiliate Transactions. Except as disclosed on Schedule 4.17, no Seller nor any officer, manager, director or Affiliate of the Company or a Subsidiary, nor insofar as the Company has any Knowledge any immediate family member of any such Person, is a party to any Contract with the Company or the Subsidiaries or has a direct or indirect interest in any transaction in which the Company or any Subsidiary is a participant and which involves an amount in excess of $120,000.

Section 4.18 Insurance. Schedule 4.18 sets forth a list of each insurance policy to which the Company or a Subsidiary is a party or under which the Company or a Subsidiary is a named insured. Insofar as the Company has any Knowledge, all of such insurance policies are legal, valid, binding and enforceable and all premiums due and payable thereon have been paid as of the date of this Agreement. Neither the Company nor any Subsidiary has received any written or, insofar as the Company has any Knowledge, oral notice from any insurer or agent of cancellation or non-renewal of any insurance policy. Schedule 4.18 sets forth a list of all claims filed by the Company and each Subsidiary with its insurers since August 15, 2007.

Section 4.19 Educational Laws and Educational Approvals. Except as otherwise specifically stated below, each representation in this Section 4.19 covers both (i) the period from the Compliance Date through and including the present; and (ii) insofar as the Company has any Knowledge, the period from November 1, 2006 through the Compliance Date.

(a) The Company, each Subsidiary and each Company School are and have been in compliance with all applicable Educational Laws. The Company, each Subsidiary and each Company School currently hold and have held, all necessary Educational Approvals, including approvals required for each campus, additional location, branch, facility or other location where any Company School has offered all or any portion of an educational program, and all approvals required for any facility or location from which any Company School administers, teaches or otherwise supports programs offered online or through other distance education delivery methods. The Company, each Subsidiary and each Company School have complied with and are in compliance with the terms and conditions of all such Educational Approvals. Schedule 4.19(a) sets forth a correct and complete list of all Educational Approvals issued to the Company, each Subsidiary and each Company School that are or have been in effect. The Sellers, the Company, each Subsidiary and each Company School have made available to the Buyer correct and complete copies of all Educational Approvals listed on Schedule 4.19(a). Each current Educational Approval is in full force and effect, and no proceeding for the suspension, limitation, revocation, termination or cancellation of any of them is pending or, insofar as the Company has any Knowledge, threatened. No application made by the Company, any Subsidiary or any Company School to any Educational Agency has been denied or, except as set forth on Schedule 4.19(a), limited or conditioned. None of the Company, any Subsidiary or any Company School, or any campus or location thereof, has received any written notice from any Educational Agency that it has been placed on probation or ordered to show cause why any Educational Approval for any Company School or any of such Company School’s educational programs should not be revoked. None of the Company, any Subsidiary or any Company School has received written notice that any current Educational Approval will not be renewed.

(b) Each Company School and each campus or location thereof has met the qualifications to be licensed or exempt from licensure by the applicable State Educational Agencies, accredited by the applicable Accrediting Body or Accrediting Bodies, and has been certified by ED as an eligible institution of higher education (or as an eligible additional location thereof) and is a party to a Program Participation Agreement with ED. With the exception of the annual financial aid compliance audits required by 34 C.F.R. § 668.23, and routine reporting that occurs on an annual basis with respect to all institutions regulated such by such Educational Agency or renewal-related reviews, and except as set forth on Schedule 4.19(b), none of the Company, any Subsidiary or any Company School has received written notice of (i) any investigation, review, or audit of the operation of the Title IV Programs of the Company, any Subsidiary or any Company School; (ii) any review of the Educational Approvals by ED or any other Educational Agency; or any complaints by students or employees as filed and currently pending with an Educational Agency. None of the Company, any Subsidiary or any Company School has received written notice of any alleged violation of any Title IV Program requirement or any Educational Law related to maintaining and retaining in full force and effect any Educational Approvals necessary for each Company School’s existing operations. In addition, to the Knowledge of the Sellers and the Company, no fact or circumstance exists or is reasonably likely to occur that would result in the termination, revocation, suspension or failure of the Company, any Subsidiary or any Company School to obtain renewal of any current Educational Approval, or the imposition of any fine, penalty or other sanctions for violation of any Educational Law relating to any Educational Approval.

(c) Except as disclosed on Schedule 4.19(c), the Company, each Subsidiary and each Company School have been and are in compliance with any and all applicable Laws and Educational Laws relating to Student Financial Assistance, including, without limitation, the Title IV program participation, financial responsibility and administrative capability requirements promulgated by ED at 34 C.F.R. §§ 668.14, 668.16, and 668.171-175, as well as the student eligibility requirements promulgated by ED at 34 C.F.R. § 668.31-39, and all other statutory and regulatory provisions related to each Company School’s participation in the Title IV Programs.

(d) Schedule 4.19(d) sets forth the full address of each Company School and each campus, additional location, branch, facility or other location where the Company School has offered all or any portion of an educational program, including any externship site at which more than 25% of an educational program is offered, and each location where Title IV Program funds are offered or administered has been and is approved by ED as required under 34 C.F.R. § 600.20(c).

(e) The Company, each Subsidiary and each Company School have obtained all Educational Approvals required to offer each educational program offered by any Company School for which Title IV Program funds have been provided, and each such educational program has been and is an “eligible program” in compliance with the requirements of 34 C.F.R. § 668.8.

(f) The Company, each Subsidiary and each Company School have disclosed and timely reported, in compliance with the applicable provisions of 34 C.F.R. Part 600: (i) the addition of any new educational programs or locations; and (ii) the ownership of each Company School, including any shifts in ownership or control, including any changes in reported ownership levels or percentages. With respect to any location or facility that has closed or at which the Company, any Subsidiary or any Company School ceased operating educational programs, the Company, the Subsidiary and/or Company School, as applicable, complied with all Educational Laws related to the closure or cessation of instruction at such location or facility, including without limitation requirements for teaching out students from such location or facility.

(g) Except as set forth on Schedule 4.19(g), none of the Company, any Subsidiary or any Company School has provided any educational instruction on behalf of any other institution or organization of any sort, and no other institution or organization of any sort has provided any educational instruction on behalf of any Company School.

(h) The Company, each Subsidiary and each Company School have complied with Title IV Program requirements, as set forth at 20 U.S.C. § 1094(a)(20) and implemented at 34 C.F.R. § 668.14(b)(22), regarding the payment of a commission, bonus, or other incentive payment based directly or indirectly on success in securing enrollments or financial aid to any person or entity engaged in any student recruiting or admission activities or in making decisions regarding the awarding of Title IV Program funds.

(i) The Company, each Subsidiary and each Company School have complied with all applicable Laws and Educational Laws concerning the licensure, authorization, certification or similar approval, issued or required to be issued to individuals engaged in admissions or recruiting activities on behalf of private postsecondary schools or programs.

(j) For any fiscal year ending after August 15, 2007 but before August 15, 2008, no Company School received more than ninety percent of its revenues on a cash basis from the Title IV Programs, as set forth in 34 C.F.R. § 600.5. For any fiscal year ending after August 15, 2008, no Company School has received more than ninety percent of its revenues from the Title IV Programs, as set forth in 34 C.F.R. §600.5, except where such requirements are modified by Section 493 of the Higher Education Opportunity of Act of 2008 (Public Law 110-315), in which event the Company School’s calculation is based on a good faith interpretation of such modified requirements. Schedule 4.19(j) contains a correct statement of the percentage of revenue from the Title IV Programs for each Company School for any fiscal year ending after August 15, 2007.

(k) The Company, each Subsidiary and each Company School are in compliance with (i) the requirements governing preferred lender relationships, Private Educational Loans, and codes of conduct as set forth in 20 U.S.C. § 1094; and (ii) applicable provisions of 20 U.S.C. § 1085(d)(5) and 34 C.F.R. § 668.212 regarding prohibited inducements in the Federal Family Education Loan Program. The Company has no Knowledge that any of the Company, any Subsidiary or any Company School, or any employee, agent or official thereof, has accepted any gift, payment, inducement, benefit, staffing assistance, advisory board position, or other thing of value in exchange for directing Educational Loan or Private Educational Loan applications to any lender. The Company has no Knowledge that any of the Company, any Subsidiary or any Company School has received written notice of any investigation by any Educational Agency or other Governmental Entity regarding the Company’s, any Subsidiary’s or any Company School’s student lending practices.

(l) Except as set forth on Schedule 4.19(l), and for the period since January 1, 2009, no entity or organization that has a student lending relationship with the Company, any Subsidiary or any Company School and which provides or originates either Educational Loans or Private Educational Loans has terminated or otherwise significantly modified or reduced the availability of such loans to students enrolled in any Company School.

(m) Schedule 4.19(m) sets forth the composite score of financial responsibility for the Company, each Subsidiary and each Company School (but only to the extent that ED has required that any Subsidiary or any Company School file audited financial statements separate from the financial statements of the Company) as calculated in accordance with 34 C.F.R. § 668.172 and 34 C.F.R. Part 668, Subpart L, Appendix A, for each fiscal year ending since the Compliance Date. The Company, each Subsidiary and each Company School have complied with ED’s financial responsibility requirements in accordance with 34 C.F.R. § 668.175 for each of the fiscal years ending since the Compliance Date, including any compliance based on the posting of an irrevocable letter of credit in favor of ED, as set forth on

Schedule 4.19(m). Except as set forth on Schedule 4.19(m), since the Compliance Date, none of the Company, any Subsidiary or any Company School has received written notice of a request by any Educational Agency requiring the Company, any Subsidiary or any Company School to post a letter of credit or other form of surety for any reason, including any request for a letter of credit based on late refunds pursuant to 34 C.F.R. § 668.173, or received any request or requirement that any Company School process Title IV Program funds under the reimbursement or heightened cash monitoring-level 2 procedures, as those procedures are set forth at 34 C.F.R. § 668.162.

(n) The Company, each Subsidiary and each Company School are in compliance with all Educational Agency and ED requirements and regulations, including but not limited to requirements set forth at 34 C.F.R. § 668.22, relating to (i) fair and equitable refunds policy and (ii) the calculation and timely repayment of federal and nonfederal funds, and any and all refunds required to be paid thereunder as of the date of this Agreement have been timely paid by each Company School.

(o) Schedule 4.19(o) sets forth (i) each Company School’s official, published cohort default rate for loans administered under the Federal Family Education Loan Program or the Federal Direct Loan Program, as calculated and published by ED pursuant to 34 C.F.R. § Part 668, Subpart M and 34 C.F.R. § 674.5, or predecessor regulations, for the federal fiscal years 2004, 2005, 2006 and 2007; and (ii) the default rates for loans administered by any Company School under the Federal Perkins Loan Program, for the three most recent fiscal years for which such default rates have been calculated and published by ED.

(p) Neither the Sellers nor the Company has Knowledge of any facts or circumstances attributable to the Sellers, the Company, any Subsidiary, any Company School, or any other Person that exercises Substantial Control with respect to the Sellers, the Company, any Subsidiary or any Company School, that would, individually or in the aggregate, adversely affect the Company’s, any Subsidiary’s or any Company School’s ability to obtain any Educational Consent.

(q) Insofar as the Company has any Knowledge, neither the Sellers, the Company, any Subsidiary, nor any Person that exercises Substantial Control over the Company, any Subsidiary or any Company School, or member of such person’s family (as the term “family” is defined in 34 C.F.R. § 668.174(c)(4)), alone or together (i) exercises or exercised Substantial Control over another institution or third-party servicer (as that term is defined in 34 C.F.R. § 668.2) that owes a liability for a violation of a Title IV Program requirement or (ii) owes a liability for a Title IV Program violation.

(r) None of the Sellers, the Company, any Subsidiary or any Company School, insofar as the Company has any Knowledge, has employed in a capacity involving administration of Title IV Program funds, any individual who has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of a Governmental Entity or Educational Agency, or has been administratively or judicially determined to have committed fraud or any other violation of Law involving funds of any Governmental Entity or Educational Agency.

(s) None of the Sellers, the Company, any Subsidiary or any Company School, insofar as the Company has any Knowledge, has contracted with an institution or third-party servicer that has been terminated under Section 432 or 487 of the HEA for a reason involving the acquisition, use, or expenditure of funds of a Governmental Entity or Educational Agency, or has been administratively or judicially determined to have committed fraud or any other violation of Law involving funds of any Governmental Entity or Educational Agency.

(t) None of the Sellers, the Company, any Subsidiary or any Company School, nor any ED Affiliate of any Company School or other Person that has the power, by contract or ownership interest, to direct or cause the direction of management or policies of any Company School has filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

(u) None of the Sellers, the Company, any Subsidiary or any Company School, nor any chief executive officer thereof, have pled guilty to, pled nolo contendere, or been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or been judicially determined to have committed fraud involving funds under the Title IV Programs.

(v) None of the Sellers, the Company, any Subsidiary or any Company School, insofar as the Company has any Knowledge, has contracted with or employed any Person that has been, or whose officers or employees have been, convicted of, or pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of any Governmental Entity or Educational Agency, or administratively or judicially determined to have committed fraud or any other violation of Law involving funds of any Governmental Entity or Educational Agency.

(w) The Company and each Subsidiary have made available, and caused each Company School to make available, to the Buyer true and complete copies of material correspondence and documents currently in their possession received from, or sent by or on behalf of any Company School to ED or any other Educational Agency that were (i) sent or received since the November 1, 2006 or relate to any issue which remains pending as of the date of this Agreement and (ii) relate to (1) any written notice that any Educational Approval is not in full force and effect or that an event has occurred which constitutes or, with the giving of notice or the passage of time or both, would be expected to result in revocation of such Educational Approval; (2) any written notice that the Company School has violated any Educational Law; (3) any Compliance Review; (4) any written notice of an intent to limit, show cause, suspend, terminate, revoke, cancel, not renew or condition (including any action placing the School or location thereof on probation) the accreditation of the Company School; (5) any written notice of an intent or threatened intent to condition the provision of Title IV Program funds to the Company School, or the continued operation of the education programs offered by the Company School on the posting of a letter of credit or other surety in favor of ED or any Educational Agency; (6) any written notice of an intent to provisionally certify the eligibility of the Company School to participate in the Title IV Programs or (7) the placement or removal of the Company School on or from the reimbursement or cash monitoring method of payment under Title IV Programs. Schedule 4.19(w) provides, insofar as the Company has any Knowledge, a complete and correct list of all Compliance Reviews that have been conducted at any Company School since November 1, 2006 or that were or conducted in an earlier period but remain unresolved as of the date of this Agreement.

(x) The facilities, educational programs and related products and services provided by the Company, its Subsidiaries and each Company School are accessible to individuals with disabilities in compliance with applicable Laws and Educational Laws.

Section 4.20 Recruitment; Admissions Procedures; Attendance; Reports. Schedule 4.20 contains a complete list of all current internal written procedures or instructions relating to recruitment of students for the Company Schools, including, without limitation, (a) procedures for assisting in the application by prospective students for Student Financial Assistance; (b) admissions procedures, including any descriptions of procedures for ensuring compliance with state or federal or other appropriate standards or tests or eligibility; and (c) procedures for encouraging and verifying attendance, minimum required attendance policies, and other relevant criteria relating to course completion (collectively, the “Policy Guidelines”). The Company has made available to the Buyer true, correct and complete copies of all Policy Guidelines. Since the Compliance Date, the Company’s, each Subsidiary’s and each Company School’s operations have been conducted in accordance with the applicable Policy Guidelines.

Section 4.21 Title to Assets; Condition and Sufficiency of Assets. The Company or a Subsidiary has valid title, free and clear of all Encumbrances (other than Permitted Encumbrances), to all of the tangible personal property and assets used in the conduct of the business of the Company or a Subsidiary and shown on the Financial Statements or acquired since the Balance Sheet Date, except as disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practice. The tangible personal property used by the Company or a Subsidiary in the conduct of the business of the Company or a Subsidiary is free from defects and is in good operating condition and repair, except for ordinary wear and tear.

Section 4.22 Accounts Receivable. Except as set forth on Schedule 4.22, all accounts receivable, notes receivable, student contracts receivable or installment payment plans of the Company and the Subsidiaries represent services actually rendered in the ordinary course of business or valid claims as to which full performance has been rendered, and the reserves against the receivable for returns and bad debts have been calculated in a commercially reasonable manner. Except to the extent reserved against the accounts receivable, notes receivable, student contracts receivable or installment payment plans in the appropriate Financial Statement or the Final Closing Working Capital, the Company has no Knowledge that any counterclaims or offsetting claims with respect to such receivables have been formally asserted.

Section 4.23 Permits. Except as set forth on Schedule 4.23, the Company and each Subsidiary (i) currently own or possess all right, title and interest in and to all of, and is in compliance with all terms and conditions of, all permits, registrations, licenses, franchises, certifications, approvals, exemptions and other approvals from any Governmental Entity required for the conduct of its business as presently conducted or the ownership of its property and assets (collectively, the “Approvals”), and (ii) are in compliance with the terms and conditions of such Approvals and have not received any written or, insofar as the Company has any Knowledge, oral notice that it is in violation of any of the terms or conditions of such Approvals. Insofar as the Company has any Knowledge, no event has occurred that would upon notice or lapse of time constitute a default under any of the Approvals. Insofar as the Company has any Knowledge, there is no threatened suspension, cancellation, or invalidation of any Approval.

Section 4.24 Books of Account and Reports; Internal Controls; Absence of Certain Payments; Bank Accounts.

(a) Books of Account and Reports. The Company’s and the Subsidiaries’ books of account are prepared and maintained in form and substance adequate for preparing financial statements, in accordance with GAAP.

(b) Internal Controls. The Company and the Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurances that: (i) the Company’s and the Subsidiaries’ transactions are executed in accordance with management’s general or specific authorization and (ii) the Company’s and the Subsidiaries’ transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for its assets; provided that the Buyer acknowledges that the Company and the Subsidiaries are private companies that are not subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (or any other provision thereof) and the Company and the Subsidiaries make no representation or warranty that such systems of internal accounting controls meet the standards of companies subject to the Sarbanes-Oxley Act of 2002, and such controls have not been tested, audited or certified (whether for the purpose of obtaining an SAS70 report or otherwise) for purposes of compliance with the Sarbanes-Oxley Act of 2002. The Company has provided to the Buyer copies of the management letters delivered to the Company or any Subsidiary, as applicable, by their outside accountants in connection with the Financial Statements or relating to any review by the Company’s or the Subsidiaries’ outside accountants of the internal controls of the Company or the Subsidiaries, as applicable.

(c) Absence of Certain Payments.

(i) None of the Company, the Subsidiaries, or any of their respective managers, directors, officers or (insofar as the Company has any Knowledge) agents or employees has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, established or maintained any unlawful or unrecorded funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment or agreed to give any gift or similar benefit to any customer, student, supplier, governmental employee or other Person which would subject the Company, any Subsidiary or the Buyer to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

(ii) Neither the Company nor any Subsidiary maintains or conducts, and has not maintained or conducted, any business, investment, operation or other activity in the conduct of the business of the Company or the Subsidiaries and the ownership, operation or use of the Company’s or the Subsidiaries’ assets in or with: (i) any country or person targeted by any of the economic sanctions of the United States of America administered by the United States Treasury Department’s Office of Foreign Assets Control; (ii) any person appearing on the list of Specially Designated Nationals and Blocked Persons issued by the United States Treasury Department’s Office of Foreign Assets Control; or (iii) any country or person designated by the United States Secretary of the Treasury pursuant to the USA PATRIOT Act as being of “primary money laundering concern.”

(d) Bank Accounts. Schedule 4.24(d) sets forth (i) a true and complete list of each bank, deposit, lock-box or cash collection, management or other account of the Company and the Subsidiaries, including the title and number of the account, the financial or other institution at which such account is located and the names of all Persons authorized to draw thereon and (ii) the names of each Person who has been granted a power of attorney or similar agency authority over any such account from the Company or any of the Subsidiaries.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Company, the Holding Companies and the Sellers as follows:

Section 5.1 Corporate Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and to own or lease and operate its property and assets.

Section 5.2 Authorization. The Buyer has full corporate power and authority to enter into this Agreement and the other agreements contemplated hereby and to carry out the transactions contemplated hereby or thereby. The board of directors of the Buyer has taken all action required to authorize the execution and delivery of this Agreement and the other agreements contemplated hereby, the performance of the Buyer’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby or thereby. No other corporate proceedings on the part of the Buyer are necessary to authorize the execution, delivery and performance by the Buyer of this Agreement. This Agreement and the other agreements contemplated hereby to which the Buyer is a party are a valid and binding agreement of the Buyer, enforceable against it in accordance with their terms except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally.

Section 5.3 No Violation. Neither the execution and delivery of this Agreement and the other agreements contemplated hereby to which the Buyer is a party nor the consummation of the transactions contemplated hereby or thereby will (i) violate, breach or be in conflict with any provisions of the charter or bylaws of the Buyer, or (ii) with or without the giving of notice or passage of time, or both, violate, or be in conflict with, or create an Encumbrance under or constitute a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract to which the Buyer is a party or by which the Buyer is bound, or (iii) subject to compliance with the HSR Act and obtaining the Educational Consents set forth on Schedule 7.11, violate any statute or law or any judgment, decree, order, regulation or rule of any court or Governmental Entity to which the Buyer is subject.

Section 5.4 Consents and Approvals of Governmental Authorities. Except as set forth on Schedule 5.4 and for compliance with the HSR Act and obtaining the Educational Consents set forth on Schedule 7.11, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity or Educational Agency is required to be made or obtained by the Buyer in connection with the execution, delivery and performance of this Agreement and the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby, other than any such consent, approval, authorization, declaration, filing or registration the failure of which to make or obtain, individually or in the aggregate, would not have an adverse effect on the Buyer’s performance under this Agreement and the other agreements contemplated hereby to which the Buyer is a party or the consummation of the transactions contemplated hereby or thereby.

Section 5.5 Litigation. There is no Action at law or in equity before any Governmental Entity or Educational Agency pending or, insofar as the Buyer has any Knowledge, threatened, against the Buyer or affecting any of its properties or assets that would have an adverse effect on the Buyer’s performance under this Agreement and the other agreements contemplated hereby to which the Buyer is a party or the consummation of the transactions contemplated hereby or thereby.

Section 5.6 Financing. The Buyer has sufficient cash and available credit facilities in an aggregate amount sufficient to pay all of the consideration payable to the Sellers as required by this Agreement, and to make all other necessary payments in connection with the purchase of the Stock, the Notes, the Purchased Company Membership Interests and the Purchased Subsidiary Membership Interests on the terms set forth herein and to pay all related fees and expenses of the Buyer.

Section 5.7 Solvency. Immediately after giving effect to the transactions contemplated hereby, the Buyer and each of its Subsidiaries (including the Company and the Subsidiaries) shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated hereby, the Buyer and each of its Subsidiaries (including the Company and the Subsidiaries) shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer and its Subsidiaries (including the Company and the Subsidiaries).

Section 5.8 Investment Matters. The Buyer is an “accredited investor” within the meaning of Section 506 of Regulation D promulgated under the Securities Act. The Buyer is acquiring the Stock, the Notes, the Purchased Company Membership Interests and Purchased

Subsidiary Membership Interests for investment purposes only, and not with a view to, or for, any public resale or other distribution thereof. The Buyer acknowledges that the Stock, the Notes, the Purchased Company Membership Interests and Purchased Subsidiary Membership Interests have not been registered under the Securities Act or any state securities laws and that the Stock, the Notes, the Purchased Company Membership Interests and Purchased Subsidiary Membership Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and is registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

Section 5.9 Education Laws and Educational Approvals.

(a) The Buyer has no Knowledge of any facts or circumstances attributable to the Buyer or any subsidiary of the Buyer or to any other Person that exercises Substantial Control with respect to the Buyer or any subsidiary of the Buyer, that would, individually or in the aggregate, adversely affect any Company School’s ability to obtain any Educational Consent.

(b) The Buyer has audited financial statements prepared in accordance with GAAP and audited in accordance with generally accepted government auditing standards for at least the two most recently completed fiscal years, which are available to be included in the pre-acquisition review applications to be filed with ED, and, if requested by ED, the Buyer is authorized and prepared to co-sign the TPPPAs or PPPAs to be issued to the Company Schools following the Closing and under the ownership of the Buyer.

(c) Insofar as the Buyer has any Knowledge, neither the Buyer nor any subsidiary of the Buyer, or any Person that exercises Substantial Control over the Buyer or any subsidiary of the Buyer, or member of such Person’s family (as the term “family” is defined in 34 C.F.R. § 668.174(c)(4)), alone or together, (i) exercises or exercised Substantial Control over another institution or third-party servicer (as that term is defined in 34 C.F.R. § 668.2) that owes a liability for a violation of a Title IV Program requirement or (ii) owes a liability for a Title IV Program violation, in either case in excess of $100,000.

(d) Neither the Buyer nor any subsidiary of the Buyer, insofar as the Buyer has any Knowledge, has employed in a capacity involving administration of Title IV Program funds, any individual who has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of a Governmental Entity or Educational Agency, or has been administratively or judicially determined to have committed fraud or any other violation of Law involving funds of any Governmental Entity or Educational Agency.

(e) Neither the Buyer nor any subsidiary of the Buyer, insofar as the Buyer has any Knowledge, has contracted with an institution or third-party servicer that has been terminated under Section 432 or 487 of the HEA for a reason involving the acquisition, use, or expenditure of funds of a Governmental Entity or Educational Agency, or has been administratively or judicially determined to have committed fraud or any other violation of Law involving funds of any Governmental Entity or Educational Agency.

(f) None of the Buyer, any subsidiary of the Buyer, any ED Affiliate of the Buyer or any other Person that after the consummation of the transactions contemplated hereby will have the power, by contract or ownership interest, to direct or cause the direction of management or policies of any Company School, has filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

(g) Neither the Buyer nor any subsidiary of the Buyer, or any chief executive officer thereof, has pled guilty to, pled nolo contendere, or been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or been judicially determined to have committed fraud involving funds under the Title IV Programs.

(h) Neither the Buyer nor any subsidiary of the Buyer, insofar as the Buyer has any Knowledge, has contracted with or employed any Person that has been, or whose officers or employees have been, convicted of, or pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of any Governmental Entity or Educational Agency, or administratively or judicially determined to have committed fraud or any other violation of Law involving funds of any Governmental Entity or Educational Agency.

Section 5.10 Brokers’, Finders’ Fees, etc. Except for the fees and expenses of Bank of America Merrill Lynch, which will be paid by the Buyer, there are no rights to brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Buyer or any of its Affiliates, officers, employees, or directors, and the Buyer neither has received a written claim for such compensation nor has Knowledge of any such claim (whether written or oral).

ARTICLE VI

CONDUCT OF BUSINESS PENDING CLOSING

Section 6.1 Company Conduct of Business. Except as set forth on Schedule 6.1, from and after the date of this Agreement until the Closing Date, the Company agrees (i) to cause the activities and operations of the Company and the Subsidiaries to be conducted in the ordinary course of business in substantially the same manner as presently conducted and consistent with past practice in all material respects, and (ii) not to take, and not to permit any Subsidiary to take, any of the following actions without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) Transfer, issue, sell, redeem or dispose of, or agree to do so, any membership interests of the Company or the Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire membership interests of the Company or the Subsidiaries;

(b) Effect any change in the Company’s or any of the Subsidiaries’ authorized or issued membership interests, or effect any recapitalization, reclassification, stock split or like change in the membership interests of the Company or the Subsidiaries;

(c) Amend or propose to amend the operating agreement or certificate of formation of the Company or the Subsidiaries;

(d) Acquire, by merging or consolidating with, or by purchasing an equity interest in or all or a substantial portion of the assets of, or by any other manner, any Person or division thereof or any securities of any Person;

(e) Incur Indebtedness for any reason in an amount in excess of $50,000 (other than, for the avoidance of doubt, ordinary course trade payables), or become the guarantor, surety, endorser or otherwise liable for any Indebtedness or Liability (contingent or otherwise) of any other Person (except as the endorser of checks in the ordinary course of business consistent with past practice and other than Indebtedness or Liabilities of the Company or any Subsidiary);

(f) Acquire any material assets or sell, assign, pledge, transfer, convey, lease, license or otherwise dispose of any material assets (other than Intellectual Property and except, in each case, in the ordinary course of business consistent with past practice and in amounts not in excess of $50,000 individually or $250,000 in the aggregate and except for the disposition in the ordinary course of business consistent with past practice of obsolete, nonfunctioning or damaged items of personal property) or sell, assign, pledge, transfer, convey, license or otherwise dispose of any Owned Intellectual Property (except for non-exclusive licenses to students, faculty, customers, suppliers, service providers or consultants in the ordinary course of business consistent with past practice);

(g) Enter into, modify or terminate any labor or collective bargaining agreement or make any commitment or incur any liability to any labor organization relating to any employees;

(h) Except in accordance with their terms, terminate, renew or renegotiate any Material Contract, or release or relinquish any material rights under any Material Contract;

(i) Except pursuant to Contracts set forth on Schedule 4.10(i) and for the other budgeted capital expenditures included in the Capital Expenditures Budget, enter into any transaction (or series of related transactions) or enter into any Contract (or series of related Contracts) which requires expenditures by the Company or the Subsidiaries in an aggregate amount in excess of $200,000;

(j) Terminate or fail to renew any existing material insurance coverage;

(k) Terminate or fail to renew, or take any action that would reasonably be expected to result in the nonrenewal of, any Approvals, including any Educational Approval;

(l) Make any loan, or enter into any commitment to make any loan, or other extension of credit to or for the benefit of any Affiliate of the Sellers, the Company or the Subsidiaries;

(m) (i) Grant or provide any new severance, termination or bonus payments or benefits to any member, manager, director, officer or employee of the Company and any of its Subsidiaries (other than in the ordinary course of business consistent with past practice for any newly hired employee that is not a Key Employee), (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to any member, manager, director, officer or employee of the Company or any of its Subsidiaries (except for such actions taken in the ordinary course of business consistent with past practices, both in terms of the promotion and amount of any increase in compensation or benefits, in connection with the ordinary course promotion of employees who are not, either before or after such promotion, Key Employees), or make any new equity awards, (iii) enter into any employment, severance, change in control, termination, deferred compensation or similar agreement with any member, manager, director, officer or employee of the Company or any of its Subsidiaries (except for any such agreement in a customary form of the Company or such Subsidiary entered into in the ordinary course of business consistent with past practice for any newly hired employee that is not a Key Employee), or (iv) establish, adopt, amend or terminate any Benefit Plan, in each case, for purposes of the foregoing clauses (i) through (iv), except as required by applicable Law or as required under any existing Material Contract disclosed on Schedule 4.10 or as required under any Benefit Plan disclosed on Schedule 4.13(a) or as set forth on Schedule 6.1(m);

(n) Except in the ordinary course of business, abandon or permit to lapse any rights to use any material Owned Registered Intellectual Property;

(o) Make, amend or change any income tax election; make a request for a Tax ruling or enter into a closing agreement; settle or compromise any Tax claim, action, suit, litigation, arbitration, investigation, audit or controversy; file any amendments to any previously filed Tax Returns; surrender any right to claim an amount of refund of any Taxes;, and, except as required by applicable Law or GAAP, make any change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Return, but only to the extent such action would likely increase in any material respect the Tax liability of the Holding Companies, the Company, or any of its Subsidiaries for a taxable period beginning after the Closing Date;

(p) Fail to manage its respective cash and working capital in the ordinary course of business consistent with past practice, including but not limited to paying any accounts payable when due, other than in the ordinary course of business consistent with past practice;

(q) Engage in any sale or discount of accounts receivable, notes receivable, student contracts receivable or installment payment plans (whether by discount to the debtors or by sale to any third party);

(r) Declare, set aside, issue, make or pay any dividend or other distribution of assets (whether in cash, stock, personal or real property or other thing of value), in respect of the Company’s or any of the Subsidiaries’ membership interests or any direct or indirect redemption, purchase or other acquisition of any membership interests of the Company or any Subsidiary, other than (i) Tax Distributions, (ii) distributions that would not reasonably be expected to result in Closing Working Capital being lower than the Working Capital Target, (iii) the redemption, purchase or other acquisition of membership interests of the Company or any Subsidiary from employees upon termination of employment in accordance with the Heald Education, LLC Restricted Unit Plan or the terms of those certain Restricted Profits Unit Purchase Agreements by and between Heald Education, LLC and the applicable employees, and those certain Restricted Unit Purchase Agreements by and between the Company and the applicable employees, and (iv) as contemplated by the Heald Education Transfer Agreement;

(s) Take any action that would cause the Buyer to be unable to obtain valid title to the Stock, the Company Membership Interests or the Subsidiary Membership Interests at the Closing free and clear of Encumbrances (other than Permitted Securities Encumbrances) (including pledging any of the Stock, the Company Membership Interests or the Subsidiary Membership Interests as security for obligations of the Sellers or the Company);

(t) Terminate any trustee, member of the board of managers, member of the board of directors, officer or Key Employee by the Company or any Subsidiary;

(u) Make any charitable contribution or incur any non-business expense in excess of $100,000 in the aggregate;

(v) Make any change in the accounting methods, principles or practices used by the Company or any of the Subsidiaries in the preparation of the Latest Audited Balance Sheet, except as required by Law or GAAP;

(w) Make any change to the Company’s 90-10 Reporting Systems, except as required by Education Law; or

(x) Agree to, or make any commitment to, take any action prohibited by this Section 6.1.

Section 6.2 Holding Company Conduct of Business. From and after the date of this Agreement until the Closing Date, each Holding Company agrees not to take any action prohibited by Section 6.1 or otherwise take any corporate action except as may be required to effectuate the execution, delivery and performance by such Holding Company of this Agreement, the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby or thereby (including the Holding Company Reorganization, the receipt by such Holding Company of Purchased Company Membership Interests upon dissolution of any limited partnership currently holding Purchased Company Membership Interests of which such Holding Company is a limited partner and any exchange of securities of Heald Investment, LLC for securities of equal value of the Company).

Section 6.3 Budgets.

(a) Attached hereto as Schedule 6.3(a) is a capital expenditures budget for the Company and the Subsidiaries, detailed by month, for the period beginning October 1, 2009 and ending March 31, 2010 (the “Capital Expenditures Budget”). From and after the date of this Agreement until the Closing Date, the Company and the Sellers agree to cause the Company and the Subsidiaries to make capital expenditures consistent in timing and amount with the Capital Expenditures Budget, subject to the provisions thereof; provided that any such capital expenditures may be deferred so long as they are made prior to the Closing.

(b) The Company and the Subsidiaries shall consult with the Buyer prior to the adoption or internal publication of any operating budget for the Company or any Subsidiary for all or any portion of calendar 2010 or beyond (it being understood that Buyer shall have no consent or approval rights with respect to any such operating budget).

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Reasonable Access. From and after the date of this Agreement until the Closing Date, the Company will permit representatives of the Buyer to have reasonable access at all times during normal business hours and upon reasonable notice, to the personnel, books, accounts, records, properties, operations and facilities of the Company and the Subsidiaries, and will furnish the Buyer with such financial and operating data concerning the Company and the Subsidiaries as the Buyer shall from time to time reasonably request, in each case to facilitate the transition of the Company’s and the Subsidiaries’ business to the Buyer; provided that (a) such access or furnishing of data does not unreasonably interfere with the normal operations of the Company and the Subsidiaries, (b) all requests for access or data shall be directed to Nolan Miura or such other Person as the Company may designate in writing from time to time (it being understood and agreed that the Buyer is not authorized to and shall not (and shall cause its representatives not to) contact any officer, employee, customer, supplier, distributor, lessee, lessor, lender or other material business relation of the Company or any Subsidiary prior to the Closing other than Nolan Miura or such other Person as the Company may designate in writing from time to time without the prior written consent of the Company and without providing the Company with an opportunity to have a representative present during such contact), and (c) nothing herein shall require the Company to provide access to, or to disclose any data or other information to, the Buyer if such access or disclosure would be in violation of Laws of any Governmental Entity (including the HSR Act and other anti-competition laws) or Educational Agency or (unless the Buyer has waived in writing any rights under this Agreement respecting any such violation and the consequences thereof) the provisions of any Material Contract to which the Company or a Subsidiary is a party if the Company has first advised the Buyer in writing that access to such Material Contract would violate the express terms of such Material Contract. The Buyer acknowledges that all information provided to any of its and its Affiliates’ agents and representatives by the Company and its Affiliates, agents and representatives (including pursuant to this Section 7.1) is subject (to the extent such information is within the scope of confidential information restricted by such agreement) to that certain confidentiality agreement, dated July 9, 2009, by and between Heald College, LLC and the Buyer (the

“Confidentiality Agreement”), the terms of which are hereby incorporated herein by reference. The Buyer shall cause its representatives to abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to it or its representatives pursuant to this Section 7.1.

Section 7.2 Schedules.

(a) From the date hereof until the Closing Date, each of the Company, the Sellers and the Holding Companies shall promptly disclose to the Buyer and the Sellers’ Representative in writing if, after the date of this Agreement, it, he or she obtains Knowledge that any of the representations and warranties made by it, him or her contained in Article II, in the case of the Sellers, Article III, in the case of the Holding Companies or Article IV, in the case of the Company, are not true and correct in all material respects.

(b) Any disclosure set forth on a Schedule shall also constitute a disclosure for purposes of, or an exception to, as applicable, any other representation or warranty in this Agreement if (i) the substance of such disclosure is disclosed on such other applicable Schedule, (ii) a specific cross-reference to another Schedule or to another representation or warranty is made, or (iii) the applicability of such disclosure to another Schedule or to another representation or warranty is reasonably apparent on its face. Without limiting any rights or obligations under this Agreement, the inclusion of information in a Schedule shall not be construed as or constitute an admission or agreement that a violation, right of termination, default, liability or other obligation of any kind exists with respect to any item, nor shall it be construed as or constitute an admission or agreement that such information is material to the Company or any of the Holding Companies or any of the Sellers. In addition, matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules. Such additional matters do not necessarily include other matters of a similar nature. Except as specifically provided herein, neither the specification of any item or matter in any representation, warranty, covenant or agreement contained in this Agreement nor the inclusion of any specific item in the Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business consistent with past practice, and no Person shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the parties hereto as to whether any obligation, item or matter not described herein or included in the Schedules is or is not in the ordinary course of business consistent with past practice for purposes of this Agreement.

(c) Prior to the Closing, the Sellers, the Holding Companies and the Company shall have the right from time to time to supplement, modify or update the Schedules hereto to reflect developments or changes that occur after the date hereof so long as such developments or changes did not arise out of a breach of any of the provisions of Article VI. Any such supplements, modifications and updates shall not be taken into account in determining whether the conditions set forth in Sections 8.1, 8.2 and 8.3 are satisfied, but in the event the Closing occurs none of the Sellers, the Holding Companies or the Company shall be deemed to be in breach of any representation or warranty with respect to the information disclosed in any such supplement, modification or update and no Buyer Indemnitee shall be entitled to any indemnification with respect thereto, in each case solely to the extent such information relates to developments or changes that occur after the date hereof. For the avoidance of doubt, no such supplement, modification or update shall affect the liability of the Sellers, the Holding Companies or the Company to the extent that the developments or changes so disclosed constituted a breach of representation or warranty on the date of this Agreement. From and after the Closing, references to the Schedules shall be references to the Schedules as so supplemented, modified and/or updated.

(d) From the date hereof until the Closing Date, the Buyer shall promptly disclose to the Company and the Sellers’ Representative in writing if, after the date of this Agreement, the Buyer obtains Knowledge that any of the representations and warranties made by it contained in Article V are not true and correct in all material respects.

(e) Prior to the Closing, the Buyer shall have the right from time to time to supplement, modify or update the Schedules hereto to reflect developments or changes that occur after the date hereof. Any such supplements, modifications and updates shall not be taken into account in determining whether the conditions set forth in Sections 9.1 and 9.2 are satisfied, but in the event the Closing occurs the Buyer shall not be deemed to be in breach of any representation or warranty with respect to the information disclosed in any such supplement, modification or update and no Seller Indemnitee shall be entitled to any indemnification with respect thereto, in each case solely to the extent such information relates to developments or changes that occur after the date hereof. For the avoidance of doubt, no such supplement, modification or update shall affect the liability of the Buyer to the extent that the developments or changes so disclosed constituted a breach of representation or warranty on the date of this Agreement. From and after the Closing, references to the Schedules shall be references to the Schedules as so supplemented, modified and/or updated.

Section 7.3 Interim Financial Statements and Other Information. From the date hereof until the Closing Date, the Company shall furnish to the Buyer (a) within five (5) Business Days after they become available, copies of all (i) material reports, renewals, filings, certificates, statements and other documents filed with any Governmental Entity or Educational Agency; (ii) material notices or communications from any Governmental Entity or Educational Agency; and (iii) notice of any planned or overtly threatened labor dispute, organization efforts, strike or collective work stoppage affecting the employees of the Company or the Subsidiaries of which the Company obtains Knowledge, and (b) within five (5) Business Days after they are completed, copies of all quarterly unaudited balance sheets, statements of operations and cash flow for the Company and the Subsidiaries on a consolidated basis and monthly unaudited balance sheets for the Company and the Subsidiaries on a consolidated basis. Each of the financial statements delivered pursuant to this Section 7.3 shall be prepared substantially in the same manner as presently prepared, in accordance with GAAP applied on a basis consistent with and using the same classifications, methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Latest Audited Balance Sheet, subject to normal year-end adjustments and any other adjustments described therein and the absence of footnotes thereto.

Section 7.4 Employee Matters.

(a) The Buyer agrees that each employee of the Company who continues employment after the Closing Date (including with Buyer or any of its subsidiaries) (each, a

“Continuing Employee”) shall be provided, for a period extending until the earlier of the termination of such Continuing Employee’s employment with such entities or the first anniversary of the Closing Date, with benefits that are at least as favorable as benefits (i) that are on substantially the same terms as provided to similarly situated employees of the Buyer or (ii) that are on substantially the same terms as provided to such Continuing Employee immediately prior to Closing, whichever is less. Nothing in this Agreement (x) shall require the Buyer or any of its Subsidiaries to continue to employ any particular employee following the Closing Date, or (y) shall be construed to prohibit the Buyer or any of its Subsidiaries from amending or terminating any Benefit Plan.

(b) The Buyer shall ensure that, as of the Closing Date, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual) for service with the Company and the Subsidiaries (and their respective predecessors) under each of the comparable employee benefit plans, programs and policies of the Buyer or its relevant subsidiary, as applicable, in which such Continuing Employee becomes a participant; provided, however, that no such service recognition shall result in any duplication of benefits. With respect to each health or welfare benefit plan maintained by the Buyer, or its relevant subsidiary for the benefit of any Continuing Employees, subject only to any required approval of the applicable insurance provider, if any, the Buyer shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Benefit Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Buyer, or its relevant subsidiary, as applicable, for the plan year in which the Closing Date occurs.

(c) Prior to Closing, the Company’s Managing Member shall adopt a resolution or consent to terminate each 401(k) Plan sponsored or maintained by the Company, effective as of no later than one day prior to Closing (but such termination may be contingent upon the Closing). For this purpose, the term “401(k) Plan” means any plan intended to be qualified under Code Section 401(a) which includes a cash or deferred arrangement intended to qualify under Code Section 401(k). The Company shall provide the Buyer with a copy of resolutions duly adopted by the Company’s board of directors (or equivalent) so terminating any such 401(k) Plan. Prior to the Closing, the Company shall make all required contributions to the 401(k) Plan or cause for such contributions to be accrued on the Closing Balance Sheet, so that the contributions, or accrual, as applicable, will be sufficient to: (i) cover elective deferrals made pursuant to the 401(k) Plan prior to the Closing, and (ii) cover employer matching contributions (on a fully vested basis) for the period prior to termination.

(d) As a condition to the payment of the applicable portion of the Employee Payments (other than pursuant to a Profits Units Settlement Agreement) to each employee to whom such payment shall be made at the Closing, the Company shall have received from each such employee an executed general release that has become non-revocable in accordance with its terms, substantially in the customary separation agreement form used by the Company

(it being understood that the applicable recipient of an Employee Payment may decline the Employee Payment and not sign a release).

(e) Nothing contained in this Agreement shall (i) amend, or be deemed to amend, any Benefit Plan, (ii) provide any person not a party to this Agreement with any right, benefit or remedy with regard to any Benefit Plan or a right to enforce any provision of this Agreement, or (iii) limit in any way the Buyer’s ability to amend or terminate any Benefit Plan at any time.

(f) The Buyer shall be solely responsible for complying with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code for any individual who is an “M&A qualified beneficiary” as defined in Q&A 4 of Treasury Regulation Section 54.4980B 9 in connection with the transactions contemplated by this Agreement.

(g) Each of the Sellers shall, individually and ratably based on such Seller’s Fraction (and not jointly and severally), indemnify and hold harmless the Buyer Indemnitees from and against such Seller’s Fraction of any Liability with respect to any employees of the Sellers arising under the WARN Act solely as a result of the Seller’s actions or omissions occurring prior to the Closing. Provided that the Company or the Sellers’ Representative provides the Buyer with a true and accurate list, by date and location, of employee layoffs implemented by the Company or its Affiliates in the ninety (90) days preceding the Closing, the Buyer will indemnify and hold harmless the Seller Indemnitees from and against any Liability with respect to any employees after the Closing under the WARN Act due, in whole or in part, to the Buyer’s actions or omissions occurring on and after the Closing Date.

Section 7.5 Tax Matters.

(a) Conduct and Notice of Proceedings. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 7.5(a) shall solely govern the conduct of Proceedings related to Taxes of the Holding Companies, the Company and its Subsidiaries after the Closing.

(i) After the Closing Date, the Sellers’ Representative and the Buyer shall promptly notify the other in writing within ten (10) days upon receipt of any communication with respect to any pending or threatened Proceedings or assessments in connection with Taxes of the Holding Companies, the Company or any of its Subsidiaries (or an issue relating thereto); provided that the Buyer shall only have the obligation to notify the Sellers’ Representative if the Proceeding or assessment would, if determined adversely to the taxpayer, or after the lapse of time, be grounds for indemnification under Article X by the Sellers with respect to Taxes. Such notice shall include factual information describing any asserted Tax liability and shall include a true, correct and complete copy of any written communication so received from any Tax authority in respect of any such asserted Tax liability. The Sellers’ Representative shall have the exclusive right to represent the interests of the Holding Companies, the Company and each Subsidiary in any Proceeding relating to Taxes of the Holding Companies, the Company and any Subsidiary for all taxable years or periods ending on or before the Closing Date; provided, however, that in connection with any Proceeding or assessment involving any issue that could reasonably be expected to affect any tax attribute or accounting method of the Holdings Companies, the Company, or any Subsidiary for a taxable year or period (or portion thereof) beginning after the Closing Date or result in the Holdings Companies, the Company, or any Subsidiary incurring any liability or any obligation for Taxes for any taxable year or period (or portion thereof) beginning after the Closing Date (a “Buyer Tax Issue”) then (A) without the prior written consent of the Buyer, such consent not to be unreasonably withheld, delayed or conditioned, the Sellers’ Representative shall not settle any such Buyer Tax Issue and (B) the Sellers’ Representative in good faith shall provide the Buyer and its counsel a reasonable opportunity to participate at their own expense in any Proceeding or assessment involving a Buyer Tax Issue.

(ii) The Buyer shall have the exclusive right to represent the interests of the Holding Companies, the Company and each Subsidiary in any Proceeding or assessment relating to Taxes or Tax attributes of the Holding Companies, the Company and any Subsidiary for all taxable years or periods beginning after the Closing Date and for all Straddle Periods; provided, however, that in connection with any Proceeding or assessment involving any issue that could reasonably be expected to result in the Sellers bearing any liability or incurring any obligation under this Agreement, including, without limitation, the indemnification provisions hereof (a “Seller Tax Issue”), then (A) without the prior written consent of the Sellers’ Representative, such consent not to be unreasonably withheld, delayed or conditioned, the Buyer shall not settle any such Seller Tax Issue and (B) the Buyer in good faith shall provide the Sellers’ Representative and its counsel a reasonable opportunity to participate at their own expense in any Proceeding or assessment involving a Seller Tax Issue.

(b) Responsibility for Filing Tax Returns.

(i) The Sellers’ Representative shall prepare and timely file or cause to be prepared and timely filed when due all Tax Returns that are required to be filed by or with respect to the Holding Companies, the Company and each Subsidiary for taxable years or periods ending on or before the Closing Date (“Pre-Closing Tax Returns”). The Buyer shall prepare and timely file or cause to be prepared and timely filed when due all Tax Returns that are required to be filed by or with respect to the Holding Companies, the Company and its Subsidiaries for taxable years or periods beginning after the Closing Date and for all Straddle Periods. With respect to Pre-Closing Tax Returns, the Buyer shall cooperate with the Sellers’ Representative in filing such Tax Returns, including causing the Company and its Subsidiaries to sign and file such Tax Returns. With respect to Tax Returns of the Holding Companies, the Company, and its Subsidiaries for Straddle Periods (“Straddle Period Tax Returns”), the Buyer shall prepare or cause to be prepared such Tax Returns in a manner consistent with Seller’s past practice unless otherwise required by Law.

(ii) With respect to any Pre-Closing Tax Return, the Sellers’ Representative shall deliver a copy of such Tax Return to the Buyer for its review and approval, such approval not to be unreasonably withheld, delayed, or conditioned, not less than fifteen (15) Business Days prior to the date on which such Tax Returns are due to be filed (taking into account any applicable extensions). With respect to Straddle Period Tax Returns, the Buyer shall deliver a copy of such Tax Return to the Sellers’ Representative for its review and approval, such approval not to be unreasonably withheld, delayed, or conditioned, not less than fifteen (15) Business Days prior to the date on which such Tax Returns are due to be filed (taking into account any applicable extensions). Notwithstanding anything in this Section 7.5(b)(ii) to the contrary in the case of any Pre-Closing Tax Returns or Straddle Tax Returns that are due within thirty (30) Business Days of the Closing Date the Sellers’ Representative or the Buyer, as applicable, shall deliver a copy of such Tax Return to the other party for its review and approval, such approval not to be unreasonably withheld, delayed, or conditioned, as soon as is reasonably practical following the Closing Date, but in no event later than five (5) Business Days prior to the date on which such Tax Returns are due to be filed (taking into account any applicable extensions).

(c) Certain Tax Elections.

(i) Except with respect to the COD Income, the Sellers’ Representative and the Sellers agree that no election pursuant to Section 108(i) of the Code shall be made on any Pre-Closing Tax Return.

(ii) The parties agree that, in connection with the filing of the U.S. federal income Tax Returns for the Company and Heald Education, LLC for the stub period ending on March 24, 2009, an election under Section 754 of the Code shall be in effect for each of the aforementioned entities.

(d) Cooperation on Tax Matters. The Buyer, the Company, the Subsidiaries and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of all Tax Returns (including any amended Tax Return or claim for refund) and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include (i) the Buyer’s filing, or causing to be filed, any amended Tax Return or claim for refund that the Sellers’ Representative reasonably requests to be filed with respect to the Company or the Subsidiaries for any taxable period beginning on or before the Closing Date, provided, however, that Buyer shall not be required to file any amended Tax Return or claim for refund that includes the carrying back of any net operating loss or tax credit economically generated to any taxable year or period (or portion thereof) beginning after the Closing Date, (ii) the retention and the provision of records and information reasonably relevant to any such audit, litigation or other proceeding, and the provision of powers of attorney, provided, however, that the party retaining such records may destroy such records after five (5) years with the consent of the other party (and if such other party does not consent, such other party shall pay the costs of delivering such records to such other party and the costs of further retention) and (iii) the Sellers providing, or causing to be provided, no later than 15 days prior to the due date of the U.S. federal income Tax Return of the Company for the stub period ending on March 24, 2009 (including extensions), an exhibit showing the calculation and allocation of the tax basis “step up” resulting from the transaction pursuant to which SD Holdings and SP Holdings acquired their interests in the Company and any supporting or related documentation reasonably requested by the Buyer. The Buyer and the Sellers further agree to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed.

(e) Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to the Holding Companies, the Company and the Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Holding Companies, the Company and the Subsidiaries shall not be bound thereby or have any liability thereunder.

(f) No Section 338 Election. The Buyer shall not make any election under Section 338 of the Code (or any similar provision under state, local, or non-US law) with respect to the acquisition of the Holding Companies.

(g) Certain Tax Matters.

(i) The parties acknowledge and agree that (i) the transactions contemplated by this agreement shall result in a termination of the Companies and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes at the time of the Closing within the meaning Section 708 of the Code, and that the U.S. federal income tax year of the Company and each such Subsidiary (and, where applicable, state, local, and non-U.S. tax years) will close on the Closing Date as a result of such termination; and (ii) the Holding Companies shall become members of the Buyer’s U.S. federal income Tax consolidated return at the end of the Closing Date, and that the U.S. federal income tax year of the Holding Companies (and, where applicable, state, local, and non-U.S. tax years) shall end at the end of the Closing Date.

(ii) The parties acknowledge and agree that (i) the Sellers’ Representative shall make a valid election under Code Section 108(i) with respect to the entire amount of the COD Income on the 2009 U.S. federal income Tax Returns of the Company, and, to the extent applicable, its Subsidiaries, (ii) the sale of the Purchased Company Membership Interests pursuant to this Agreement shall constitute an acceleration event within the meaning of Code Section 108(i)(5)(D)(ii), and (iii) the sale of the Stock pursuant to this Agreement shall not constitute an acceleration event within the meaning of Code Section 108(i)(5)(D)(ii), unless otherwise required by Law.

(iii) The parties hereto agree to file all Tax Returns (including amended Tax Returns and claims for refunds) and information reports in a manner consistent with this Section 7.5(g).

(h) Tax Refunds. Any Tax refund (including any interest in respect thereof but net of any Tax costs related to such refund and interest) received by or with respect to the Holding Companies, the Company, and its Subsidiaries, and any amounts that would have been received as a Tax refund by or with respect to the Holding Companies, the Company and its Subsidiaries, but for Buyer’s affirmative choice to have such amount credited against Tax for the Holding Companies, the Company, and its Subsidiaries, for a taxable year or period (or portion thereof) that begins after the Closing Date, that relate to any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date shall be for the account of the Sellers, and Buyer shall pay to the Sellers any such Tax refund or the amount of any such credit (which, for the avoidance of doubt, shall equal the actual reduction in the amount of Taxes otherwise payable by the Holding Companies, the Company, and its Subsidiaries solely as a result of such credit) within fifteen (15) days after receipt or entitlement thereto.

(i) Straddle Period. In the case of any Straddle Period, the amount of any Pre-Closing Holding Company Taxes shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Holding Companies hold a beneficial interest shall be deemed to terminate at such time); provided, however, that with respect to Taxes (other than income, franchise/capital sales, use, or withholding Taxes) or exemptions, allowances or deductions that are calculated on an annual basis, and not on a closing of the books method, (including depreciation and amortization deductions) such Taxes, exemptions, allowances, or deductions shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date based on the number of days for the portion of the Straddle Period ending on and including the Closing Date, on the one hand, and the number of days for the portion of the Straddle Period beginning after the Closing Date, on the other hand.

(j) Holding Company CODI Liability Adjustment.

(i) The Sellers’ Representative shall, no later than thirty (30) Business Days prior to the due date of the U.S. federal income Tax Returns for the Company and, to the extent applicable, its Subsidiaries for the taxable period ending December 31, 2009 (including any permitted extensions), provide the Buyer with an exhibit showing in reasonable detail the calculation of the Final SP Holdings CODI Liability and the Final SD Holdings CODI Liability (the “Final CODI Exhibit”) for the Buyer’s review and approval. In connection with the Buyer’s review of the Final CODI Exhibit, the Sellers’ Representative shall promptly provide any supporting or related documentation reasonably requested by the Buyer. If the Buyer and the Sellers’ Representative are unable to resolve any dispute regarding the Final SP Holdings CODI Liability and the Final SD Holdings CODI Liability within fifteen (15) Business Days following the Buyer’s receipt of the Final CODI Exhibit, such dispute shall be resolved promptly by a reputable independent accounting firm of nationally recognized standing (other than one of the “big four”) reasonably satisfactory to the Sellers’ Representative and the Buyer, the costs of which shall be borne equally by the Sellers’ Representative and the Buyer (it being understood and agreed that any such costs shall be borne entirely by Summit Partners Private Equity Fund VII-B, L.P. (if such dispute concerns the Final SP Holdings CODI Liability) and entirely by Summit Subordinated Debt Fund III-B, L.P. (if such dispute concerns the Final SD Holdings CODI Liability) and in no case by any other Seller).

(ii) If the Estimated SP Holdings CODI Liability is greater than the Final SP Holdings CODI Liability (as finally determined pursuant to Section 7.5(j)(i)), then the Buyer shall, within three (3) Business Days after the determination of the Final SP Holdings CODI Liability in accordance with Section 7.5(j)(i), pay an amount of cash in the aggregate equal to (i) the Estimated SP Holdings CODI Liability less (ii) the Final SP Holdings CODI Liability, by wire transfer of immediately available funds, to the account designated by Summit Partners Private Equity Fund VII-B, L.P. in the Sellers’

Representative’s notice to the Buyer accompanying the exhibit under Section 7.5(j)(i). If the Final SP Holdings CODI Liability is greater than the Estimated SP Holdings CODI Liability, then Summit Partners Private Equity Fund VII-B, L.P. shall, within three (3) Business Days after the determination of the Final SP Holdings CODI Liability in accordance with Section 7.5(j)(i), pay an amount of cash in the aggregate equal to (i) the Final SP Holdings CODI Liability less (ii) the Estimated SP Holdings CODI Liability, by wire transfer of immediately available funds, to an account designated by the Buyer prior thereto.

(iii) If the Estimated SD Holdings CODI Liability is greater than the Final SD Holdings CODI Liability (as finally determined pursuant to Section 7.5(j)(i)), then the Buyer shall, within three (3) Business Days after the determination of the Final SD Holdings CODI Liability in accordance with Section 7.5(j)(i), pay an amount of cash in the aggregate equal to (i) the Estimated SD Holdings CODI Liability less (ii) the Final SD Holdings CODI Liability, by wire transfer of immediately available funds, to the account designated by Summit Subordinated Debt Fund III-B, L.P. in the Sellers’ Representative’s notice to the Buyer under Section 7.5(j)(i). If the Final SD Holdings CODI Liability is greater than the Estimated SD Holdings CODI Liability, then Summit Subordinated Debt Fund III-B, L.P. shall, within three (3) Business Days after the determination of the Final SD Holdings CODI Liability in accordance with Section 7.5(j)(i), pay an amount of cash in the aggregate equal to (i) the Final SD Holdings CODI Liability less (ii) the Estimated SD Holdings CODI Liability, by wire transfer of immediately available funds, to an account designated by the Buyer prior thereto.

(iv) The Buyer acknowledges and agrees that the adjustment mechanism provided for in this Section 7.5(j) shall be the sole and exclusive remedy with respect to U.S. federal income Taxes imposed on Holding Companies with respect to the COD Income. For the avoidance of doubt, and without limiting the generality of the foregoing or the ability of the Buyer to seek indemnity for a breach of this Section 7.5(j), no claim for indemnification pursuant to Article X may be asserted by the Buyer solely for the payment of U.S. federal income Taxes imposed on the Holding Companies in respect of the COD Income.

Section 7.6 Transfer Taxes. Responsibility for all stock transfer Taxes, sales Taxes, documentary stamp Taxes, recording charges and other similar Taxes, charges, fees or other amounts arising in connection with the transactions contemplated by this Agreement (any “Transfer Taxes”) shall be borne equally fifty percent (50%) by Buyer and fifty percent (50%) by the Sellers. Notwithstanding anything in Section 7.5(b) to the contrary, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared by the party primarily or customarily responsible under applicable local Law for filing such Tax Returns, and such party will provide such Tax Returns to the other party for such other party’s review and approval at least ten (10) Business Days prior to the date such Tax Returns are due to be filed. The Buyer and the Sellers shall cooperate in the timely completion and filing of all such Tax Returns. Each party shall promptly pay all Transfer Taxes for which it is responsible pursuant to this Section 7.6.

Section 7.7 Mutual Reasonable Best Efforts. Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts, insofar as such matters are within the control of such party, to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. For purposes of this Agreement, “reasonable best efforts” shall not be deemed to require (a) any of the Buyer, the Sellers, the Holdings Companies, the Company or any Subsidiary to commence any litigation or arbitration proceeding, to offer or grant any accommodation (financial or otherwise) to any third party, to obtain any consent required for the consummation of the transactions contemplated hereby or (with respect to the Sellers, the Holding Companies, the Company or any Subsidiary) to provide financing to the Buyer for the consummation of the transactions contemplated hereby or (b) the Buyer to take any actions in connection with the HSR Act other than as set forth in the last two sentences of this Section 7.7, including but not limited to any requirement to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder or to agree to, proffer to, divest or hold separate any assets or portion of the business of the Buyer, the Company or the Subsidiaries or any of the Buyer’s subsidiaries. The Buyer and the Company (on behalf of the Sellers) each agree to make its initial filing required under the HSR Act, together with all required exhibits, schedules and supporting information and a written request for “early termination” by the Federal Trade Commission within ten (10) Business Days after the date of this Agreement. The Buyer and the Company each agree to pay half of all fees required by the HSR Act to be paid in connection with such filings within the ten (10) Business Day period specified in the preceding sentence.

Section 7.8 Further Assurances. From and after the Closing, each of the parties hereto, at the reasonable request of (and at the sole cost and expense of) any other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

Section 7.9 Resignation of Officers and Directors. The Company shall cause each of the officers of the Company and the Subsidiaries, and each member of the board of directors (or equivalent) of the Company and the Subsidiaries, and the Sellers which hold the Stock shall cause each of the officers of the Holding Companies, and each member of the board of directors (or equivalent) of the Holding Companies, in each case if so requested by the Buyer in writing, to tender his or her resignation (or to be removed) from such position effective as of the Closing Date.

Section 7.10 No Solicitation of Competing Proposals; Notice of Inquiry.

(a) Each of the Company and the Sellers (on behalf of itself, himself or herself only) agrees that it, he or she shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted heretofore with respect to any proposed Acquisition Proposal (as defined below) and shall direct any Affiliate (in the case of any Seller, other than the Company and its Subsidiaries, for which the Company is responsible), stockholder, member, manager, officer, director or employee of, or any investment banker, attorney or other advisor or representative of, it to cease and terminate such activities, discussions or negotiations. Each of the Company and the Sellers (on behalf of itself, himself or herself only) further agrees that it, he or she shall not, nor shall it authorize or permit any of its respective Affiliates (in the case of any Seller, other than the Company and its Subsidiaries, for which the Company is responsible), stockholders, members, managers, officers, directors or employees, or any investment banker, attorney or other of its advisors or representatives to (i) solicit or initiate, or encourage the submission of, any Acquisition Proposal, or participate in any negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal; or (ii) enter into any transaction other than in furtherance of the transactions contemplated by this Agreement. For purposes of this Agreement, “Acquisition Proposal” means any proposal (whether or not in writing and whether or not delivered to the Company’s holders of membership interests generally) for a merger, consolidation, tender offer or other business combination involving the Company or any of the Subsidiaries, or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a material portion of the assets of the Company or any of the Subsidiaries, other than in furtherance of the transactions contemplated by this Agreement. The Company shall not, directly or indirectly, release any third party from any confidentiality agreement entered into in connection with a proposed Acquisition Proposal.

(b) Each of the Company and the Sellers (on behalf of itself, himself or herself only) shall promptly (but in any event within two (2) Business Days after such contact) advise the Buyer in writing of its receipt (directly or through any of its stockholders, members, managers, officers, directors, employees, investment bankers, attorneys or other representatives) of any Acquisition Proposal, as well as a summary of the material terms and conditions of such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal.

Section 7.11 Educational Consents.

(a) The Buyer, the Sellers and the Company shall cooperate and use their reasonable best efforts to obtain the Pre-Closing Educational Consents and Post-Closing Educational Consents set forth on Schedule 7.11.

(b) The Company shall use its reasonable best efforts to obtain ED approval of all of the Company’s applications that were filed with ED in September 2009 (the “Pending Applications”) and, on a priority basis, to seek approval of the Pending Application for the new Company School location at 5260 Pirrone Court in Salida, California. The Company shall use its reasonable best efforts to keep the Buyer informed of material developments with respect to all such Pending Applications.

(c) Prior to the Closing, the Sellers will, and will cause the Company, each Subsidiary and each Company School to, provide the Buyer with all documents, financial statements, signatures, or other information pertaining to the Sellers, the Company, any Subsidiary or any Company School that is reasonably necessary in order for the Company and the Buyer jointly to submit to all applicable Educational Agencies all letters, notices, applications or other documents required to obtain the Pre-Closing Educational Consents, including the pre-acquisition review applications with ED in order to obtain the ED Pre-Acquisition Review Notices. The Company and the Buyer shall cooperate and use their reasonable best efforts to file all such pre-acquisition review applications with ED by the earlier of (i) within five (5) Business Days after the Company’s receipt of notices of ED action on all Pending Applications, or (ii) December 7, 2009. None of the Sellers, the Company or the Buyer shall file any such letter, notice, application or other document with any Educational Agency in connection with any Pre-Closing Educational Consent without the consent of the other party (not to be unreasonably withheld). The Buyer, the Sellers and the Company shall provide the other with (i) reasonable advance review and consultation regarding any notices or applications to be filed with any Educational Agency with respect to any Pre-Closing Educational Consent; and (ii) a copy of any notice or application as filed with, or any notice received from, any Educational Agency with respect to any Pre-Closing Educational Consent or other Educational Approval. Prior to attending any meetings, telephone calls or discussions with any Governmental Entity or Educational Agency concerning the transactions contemplated by this Agreement, the parties shall discuss and agree upon strategy and issues to be pursued and responses to likely questions. The Buyer, the Sellers and the Company will ensure that their appropriate officers and employees shall be available to attend, as any Governmental Entity or Educational Agency may reasonably request, any scheduled meetings or telephone calls in connection with obtaining any consent, license, Pre-Closing Educational Consent or other Educational Approval. At the reasonable request of any party, the other parties hereto shall promptly provide telephonic or written updates and information on the status of any Pre-Closing Educational Consent.

(d) Following the Closing, the Sellers’ Representative shall cooperate with the Company and the Buyer as reasonably requested by the Company and the Buyer in obtaining any Post-Closing Educational Consents set forth on Schedule 7.11 required to be obtained after the Closing Date. At the reasonable request of any party, the other parties hereto shall promptly provide telephonic or written updates and information on the status of any Post-Closing Educational Consent.

(e) If the Heald Letter of Credit is not returned to Heald College, LLC by ED on the Closing Date, then the Buyer shall assume the Heald LC Facility, cause its lenders to assume the Heald Letter of Credit within the Buyer’s own credit facility or to issue a substitute or replacement letter of credit in lieu of the Heald Letter of Credit or otherwise assume responsibility for the Heald Letter of Credit, all at the Buyer’s expenses and (notwithstanding anything to the contrary contained in this Agreement) without breach of any representation, warranty, covenant or condition on the part of the Sellers or the Company hereunder.

Section 7.12 2009 Financial Aid Audits; Percentage of Title IV Revenues.

(a) In connection with the preparation of the financial aid compliance audits for the Company Schools for the fiscal year ending December 31, 2009, at least fourteen (14) calendar days before the submission of any such compliance audit to ED, the Buyer shall provide the Sellers’ Representative with reasonable advance notice of any identified deficiencies that are expected to result in findings of non-compliance arising from the pre-Closing operations of any Company School and allow the Sellers’ Representative a reasonable opportunity to communicate its views to the Buyer on the resolution of such deficiencies during the 14-day period beginning upon the Buyer’s delivery of such notice; provided that the Buyer shall control the preparation, filing and resolution of all such compliance audits.

(b) The Company shall, at the Buyer’s expense, permit representatives of Weworski & Associates reasonable access to the Company’s accounting and control systems used to collect and process the information necessary to generate a report determining (for any specified period) the percentage of revenues of each Company School that are derived from Title IV Programs, with such percentage calculated (a) using the methodology set forth in 34 C.F.R. § 600.5, as applied in a manner that is consistent with the Company’s and the Subsidiaries’ past practice with respect to such calculations, and (b) as applicable, in a manner consistent with Section 493 of the Higher Education Opportunity Act of 2008 (Public Law 110-315) (the “HEOA”) and any final regulations adopted by ED pursuant to Section 493 of the HEOA on or before November 1, 2009, provided that such final regulations conform in all material respects to the proposed regulations as published by ED on August 21, 2009 (such report, a “90-10 Report” and such accounting and control systems, the “90-10 Reporting Systems”). The sole purpose of such access will be for Weworski & Associates to perform testing and other procedures in order for it to obtain reasonable satisfaction that the Company’s 90-10 Reporting Systems are able to generate an accurate 90-10 Report for each Company School for the fiscal year ending December 31, 2009. The Buyer shall cause Weworski & Associates to conduct such testing in a reasonable manner so that (i) all such testing shall be completed by November 30, 2009, (ii) the Company shall not be required to produce more source information for Weworski & Associates than that reasonably necessary to make a statistically reliable determination that the Company’s 90-10 Reporting Systems are able to generate an accurate 90-10 Report for each Company School for the fiscal year ending December 31, 2009, and (iii) the results of the testing by Weworski & Associates shall be shared at the same time with both the Company and the Buyer.

Section 7.13 Release.

(a) Effective as of the Closing, each Seller and his, her, or its respective Affiliates, officers, directors, partners, employees, members, managers, successors, assigns, heirs and executors (but excluding any limited partners or portfolio companies of a private equity or subordinated debt investment fund) (collectively, the “Seller Releasors”), hereby unconditionally and irrevocably releases and discharges the Holding Companies, the Company, the Subsidiaries, and the employees, officers, directors, managers and managing members thereof to the extent that a claim against any such person would subject the Holding Companies, the Company or any Subsidiary to an indemnification obligation to such person (collectively, the Holding Companies, the Company, and the Subsidiaries, and the employees, officers, directors, managers and managing members thereof are the “Releasees”) from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, which such Seller Releasor ever had, now has or hereafter can, shall or may have against any Releasee for, upon or by reason of any matter, fact or circumstance occurring or arising on or prior to the Closing Date, provided that the foregoing shall not affect any Seller Releasor’s Retained Rights. Each Seller Releasor represents and warrants that he, she, or it has not assigned any of his, her, or its claims released by this Section 7.13(a) to any other Person on or prior to the date hereof, and will not assign any such claim.

(b) Each of the Seller Releasors irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee based upon any matter released pursuant to Section 7.13(a).

(c) Each of the Seller Releasors hereby expressly waives and relinquishes, to the fullest extent permitted by legal requirements, the provisions, rights and benefits of Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which a creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

(d) Each of the Seller Releasors expressly warrants that he, she, or it has been advised by his or its legal counsel, and understands and acknowledges the significance and consequence of this release, of this specific waiver of Section 1542 of the California Civil Code and recognizes and understands that the same applies to and covers all claims described in Section 7.13(a) whether or not known or suspected to exist at the present time.

Section 7.14 Consents. The Buyer acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to Contracts to which the Company or a Subsidiary is a party (including the Material Contracts) and such consents may have not been obtained and may not be obtained. The Buyer agrees that, except as provided in Section 10.2(a)(iv), neither the Company nor any of the Seller Indemnitees shall have any liability whatsoever to the Buyer (and the Buyer shall not be entitled to assert any Claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of or loss of right under any such Contract to the extent a result thereof, except to the extent arising out of a breach of any representation or warranty set forth herein or a breach of the following sentence. At the Buyer’s written request prior to the Closing, the Company shall cooperate with the Buyer in any reasonable manner in connection with the Buyer’s obtaining any such consents; provided that such cooperation shall not include any requirement of the Company or any of its Affiliates to pay money to any third party (other than reasonable attorneys’ fees), commence any Action or offer or grant any material accommodation (financial or otherwise) to any Person.

Section 7.15 Director and Officer Liability and Indemnification.

(a) The Buyer shall not, and shall not permit the Company or any Subsidiary to, amend, repeal or modify any provision in the Company’s or any Subsidiary’s certificate of formation or limited liability company operating agreement relating to the exculpation, indemnification, reimbursement or advance of expenses of former officers and managers of the Company and the Subsidiaries as in effect immediately prior to the Closing (but for the avoidance of doubt, not with respect to members that are not such officers or managers), it being the intent of the parties that the officers and managers of the Company and the Subsidiaries prior to the Closing shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted under applicable law.

(b) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.15 shall survive the consummation of the Closing indefinitely. In the event that the Buyer or any of its Affiliates or any of their respective successors or assigns (a) consolidates with or merges into any other Person, or (b) transfers all or substantially all of its properties or assets to any Person, then, and in each case, the successors and assigns of the Buyer or its Affiliates, as the case may be, shall expressly assume and be bound by the obligations set forth in this Section 7.15. For the avoidance of doubt, no rights under this Section 7.15 shall in any way limit the indemnification obligations of the Sellers pursuant to Article X hereof or supersede the release contained in Section 7.13.

(c) The obligations of the Buyer under this Section 7.15 shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 7.15 applies without the consent of such affected Person.

Section 7.16 Certain Access Provisions.

(a) For a period of six (6) years after the Closing Date, the Buyer shall preserve and retain, or cause the Company and the Subsidiaries to preserve and retain, all corporate, accounting, Tax, legal, auditing or other books and records of the Company and the Subsidiaries as of the Closing, in accordance with the same procedures that the Buyer uses for its equivalent materials.

(b) For a period of six (6) years after the Closing Date, the Buyer shall cause the Company to permit the Sellers’ Representative to have reasonable access to, and to inspect and copy, all materials referred to in this Section 7.16 at the expense of the Sellers’ Representative, solely to the extent necessary for the Sellers’ Representative to discharge its obligations to the Sellers and to exercise its rights under this Agreement.

Section 7.17 Transfer Consents and Waivers. Each Seller, individually on behalf of himself, herself or itself only (and not jointly and severally), hereby acknowledges that the portion of the Purchase Price to which such Seller is entitled under this Agreement represents all that such Seller is entitled to in respect of such Seller’s Stock, Notes and/or Purchased Company Membership Interests, as applicable, upon consummation of the transactions contemplated hereby, and such Seller hereby waives, effective upon the Closing and conditioned upon subsequent receipt of such portion of the Purchase Price, on behalf of itself and each of its Affiliates, (i) any and all notices required to be given in connection with the transactions contemplated by this Agreement prior to the date hereof, whether pursuant to this Agreement, any of the other documents contemplated hereby or any other agreement to which such Seller is a party or the certificate of formation or operating agreement of the Company or any Subsidiary, (ii) any and all of its rights of first refusal, transfer consent rights or similar transfer-related rights (but not, for the avoidance of doubt, its co-sale rights in connection with this Agreement) under each of the agreements with the Company, a Subsidiary, or any of their respective Affiliates relating to such Seller’s direct ownership of the Stock, the Notes and/or the Purchased Company

Membership Interests, as applicable, to which such Seller is a party, including the Investor Rights Agreement, the Securityholders Agreement and the Preferred Unit Securityholders Agreement (collectively, the “Investor Transfer Agreements”), it being understood that the foregoing does not release any Seller from any drag-along type obligations nor release any Seller from any liability to another Seller for a breach of any such agreement prior to the Closing Date.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE BUYER’S OBLIGATIONS

Except as otherwise provided in Section 1.5, the obligations of the Buyer to consummate the transactions contemplated to take place at the Closing under this Agreement shall be subject to the satisfaction, at or before the Closing, of each of the following conditions:

Section 8.1 Representations and Warranties of the Company. The representations and warranties of the Company contained herein shall be true and accurate in all respects as of the Closing Date (or, if earlier, the Deferral Date) as if made on the Closing Date (or, if earlier, the Deferral Date), except where the failure of such representations and warranties to be true and accurate (individually or in the aggregate) as of the Closing Date (or, if earlier, the Deferral Date) would not have a Material Adverse Effect; and the Buyer shall have received at the Closing a certificate, dated the Closing Date, signed by an authorized officer of the Company to such effect. For purposes of determining whether a Material Adverse Effect has occurred, any disclosures made pursuant to Section 7.2(a) or 7.2(c) of a breach of any representation or warranty of the Company shall not be a qualification to the original representation or warranty.

Section 8.2 Representations and Warranties of each of the Sellers and the Holding Companies. The representations and warranties of each of the Sellers and the Holding Companies contained herein shall be true and accurate in all respects as of the Closing Date (or, if earlier, the Deferral Date) as if made on the Closing Date (or, if earlier, the Deferral Date), except where the failure of such representations and warranties to be true and accurate (individually or in the aggregate) as of the Closing Date (or, if earlier, the Deferral Date) would not have a Material Adverse Effect; and the Buyer shall have received at the Closing one or more certificates, dated the Closing Date, signed by each of the Sellers and by an authorized officer of each Holding Company to such effect with respect to and on behalf of such Seller or Holding Company only. For purposes of determining whether a Material Adverse Effect has occurred, any disclosures made pursuant to Section 7.2(a) or 7.2(c) of a breach of any representation or warranty of the Sellers or the Holding Companies shall not be a qualification to the original representation or warranty.

Section 8.3 Performance. The Sellers, the Holding Companies and the Company shall have performed and complied with, in all material respects, all agreements, obligations and conditions required to be performed or complied with by them at or prior to the Closing; and the Buyer shall have received at the Closing one or more certificates, dated the Closing Date, (a) signed by each of the Sellers to such effect (with respect to and on behalf of such Seller only), (b) signed by an authorized officer of each Holding Company to such effect (with respect to and on behalf of such Holding Company only), and (c) signed by an authorized officer of the Company to such effect (with respect to and on behalf of the Company only).

Section 8.4 No Material Adverse Effect. During the period from the date of this Agreement to the Closing Date (or, if earlier, the Deferral Date) there shall not have occurred a Material Adverse Effect.

Section 8.5 No Injunction. There shall not be in effect any preliminary or permanent injunction, judgment, decree, ruling or other order issued by any state or federal court or other Governmental Entity which prevents the consummation of the transactions contemplated hereby.

Section 8.6 No Legislation. No action shall have been taken, and no statute, rule or regulation shall have been enacted, by any Governmental Entity which would prevent the consummation of the transactions contemplated hereby.

Section 8.7 Percentage of Title IV Revenues. The Company shall have delivered to the Buyer a 90-10 Report for each Company School, generated from the Company’s 90-10 Reporting Systems, showing that no Company School, for the fiscal year ending December 31, 2009, received more than ninety percent of its revenues from Title IV programs.

Section 8.8 Consents. The Buyer shall have received the Required Consents set forth and marked with an asterisk on Schedules 4.3(a) and 4.3(b).

Section 8.9 Educational Approvals and Educational Consents.

(a) Neither the Company nor the Buyer shall have been notified in writing by any Educational Agency that such agency does not expect to be able to issue a Post-Closing Educational Consent to the Company, any Subsidiary or any Company School, or that such agency intends to add conditions to any such Post-Closing Educational Consent or to the renewal of any Educational Approval that would be reasonably likely to have a material adverse effect on the Company.

(b) All Pre-Closing Educational Consents shall have been obtained without any burdensome conditions that would be reasonably likely to have a material adverse effect on any Company School or a Material Adverse Effect.

(c) The ED Pre-Acquisition Review Notices shall have been obtained and shall not: (i) indicate the existence of any material impediment to the issuance of either the TPPPA or PPPA to any Company School extending the Company School’s certification to participate in the Title IV Programs immediately following the Closing; or (ii) as a condition of issuing either a TPPPA or PPPA to any Company School after Closing, (A) require the Buyer, the Seller, the Company, any Subsidiary or any Company School to post or maintain a letter of credit in excess of $15,772,985, (B) restrict the Company’s or any Company School’s ability to add new educational programs, to modify existing educational programs, to add new locations or branches or to increase student enrollments after the Closing, (C) require any owner or Person exercising Substantial Control over any Company School to provide a personal guaranty or assume joint and several liability for any outstanding or future Title IV Program liabilities of any Company School, except that ED may require the Buyer to co-sign a TPPPA or PPPA for any Company School, or (D) require any other action or impose any other condition that would be reasonably likely to have a material adverse effect on any Subsidiary or any Company School.

Section 8.10 Payoff Letters. The Buyer shall have received a customary payoff letter providing that upon payment by it of the Indebtedness to be paid on the Closing Date, the Indebtedness will be paid in full, and, concurrently with such payment, all related Encumbrances shall be released and UCC filings terminated.

Section 8.11 Transfer of Purchased Subsidiary Membership Interests.

(a) All holders of the Purchased Subsidiary Membership Interests shall have executed the transfer agreement (the “Heald Education Transfer Agreement”) substantially in the form attached hereto as Exhibit C, and the transfer of the Purchased Subsidiary Membership Interests by the holders thereof to the Company pursuant to the Heald Education Transfer Agreement shall have been consummated effective as of not later than immediately prior to the Closing.

(b) All holders of the Purchased Subsidiary Membership Interests shall have executed an installment payment retention agreement (each, an “Installment Payment Retention Agreement”) substantially in the form attached hereto as Exhibit D.

Section 8.12 Profits Unit Settlement Agreements. Each of the individuals set forth on Schedule 8.12 shall have executed a profits units settlement agreement (each, a “Profits Units Settlement Agreement”) substantially in the form attached hereto as Exhibit E.

Section 8.13 Termination of Agreements. The Buyer shall have received evidence reasonably satisfactory to it that, effective upon the Closing, the agreements set forth on Schedule 8.13 shall each have been either (i) terminated, (ii) amended to remove the Company (or any Subsidiary, as applicable) as a party, or (iii) with respect to agreements solely among any of the Company, the Subsidiaries and the Sellers, covered by a waiver agreement in a form reasonably acceptable to the Buyer that provides for an irrevocable waiver, release and discharge of the Company (or any Subsidiary, as applicable), such that in each case there are no further liabilities or obligations of the Company or the Subsidiaries under any such agreement.

Section 8.14 Resignation Letters. The Buyer shall have received evidence satisfactory to it of the resignations contemplated by Section 7.9.

Section 8.15 Escrow Agreement. The Sellers’ Representative and the Escrow Agent shall have entered into an escrow agreement (the “Escrow Agreement”), substantially in the form attached hereto as Exhibit F.

Section 8.16 HSR Filing. The waiting period under the HSR Act shall have expired or been terminated.

Section 8.17 FIRPTA Certificates. The Company shall have provided the Buyer with a certification, duly executed and acknowledged, in the form required by Treasury Regulations Section 1.1445-11T(d)(2)(i) that the Purchased Company Membership Interests are not U.S. real property interests, and each Holding Company shall have provided the Buyer with a certification, duly executed and acknowledged, in the form required by Treasury Regulations Section 1.1445-2(c)(3) that the Stock is not a U.S. real property interest.

Section 8.18 Waiver of Conditions. Notwithstanding the failure of any one or more of the foregoing conditions, the Buyer may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions upon delivery of a written waiver by the Buyer of such conditions.

ARTICLE IX

CONDITIONS PRECEDENT TO THE COMPANY’S AND THE SELLERS’ OBLIGATIONS

The obligations of the Company and the Sellers to consummate the transactions contemplated to take place at the Closing under this Agreement shall be subject to the satisfaction, on or before the Closing, of each of the following conditions:

Section 9.1 Representations and Warranties. The representations and warranties of the Buyer contained herein shall be true and accurate in all respects as of the Closing Date as if made on the Closing Date except where the failure of such representations and warranties to be true and accurate (individually or in the aggregate) as of the Closing Date would not have a material adverse effect on the Buyer; and the Company, the Holding Companies and the Sellers shall have received at the Closing a certificate, dated the Closing Date, signed by the president or a vice president of the Buyer to such effect. For purposes of determining whether a material adverse effect on the Buyer has occurred, any disclosures made pursuant to Section 7.2(d) or 7.2(e) of a breach of any representation or warranty of the Buyer shall not be a qualification to the original representation or warranty.

Section 9.2 Performance. The Buyer shall have performed and complied with, in all material respects, all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing, and the Company, the Holding Companies and the Sellers shall have received at the Closing a certificate, dated the Closing Date, signed by the president or a vice president of the Buyer to such effect.

Section 9.3 No Injunction. There shall not be in effect any preliminary or permanent injunction or other order issued by any state or federal court or other Governmental Entity which prevents the consummation of the transactions contemplated hereby.

Section 9.4 No Legislation. No action shall have been taken, and no statute, rule or regulation shall have been enacted, by any Governmental Entity which would prevent the consummation of the transactions contemplated hereby.

Section 9.5 Escrow Agreement. The Buyer and the Escrow Agent shall have entered into the Escrow Agreement.

Section 9.6 HSR Filing. The waiting period under the HSR Act shall have expired or been terminated.

Section 9.7 Waiver of Conditions. Notwithstanding the failure of any one or more of the foregoing conditions, the Sellers may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions upon delivery of a written waiver by the Sellers’ Representative of such conditions.

ARTICLE X

INDEMNIFICATION

Section 10.1 Survival of Representations and Warranties. The representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (and the parties’ respective indemnification obligations with respect to representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement) shall survive the Closing Date and continue until 5:00 p.m., Pacific Time, on the date which is twelve (12) months after the Closing Date, except for (i) representations, warranties, covenants and agreements set forth in Sections 2.1, 2.2, 2.5, 3.1, 3.2, 3.3(a), 3.6, 3.9, 4.1, 4.4, 4.5, 4.16, 5.1, 5.2, 5.10, 7.4(a), 7.4(e), 7.4(f), 7.4(g), 7.5, 7.6, 7.8, 7.11(a), 7.11(b), 7.11(d), 7.12, 7.13, 7.14, 7.15, 7.16 and 7.17 and Articles I, VI, X and XII (any claim related to the breach of any such Section or Article, an “Excluded Claims”), which shall survive the Closing Date and continue indefinitely, (ii) representations and warranties set forth in Sections 4.13, 4.15, 4.19, 4.20 and 5.9, which shall survive the Closing Date and continue until 5:00 p.m. Pacific Time, on the date which is thirty (30) months after the Closing Date, and (iii) representations and warranties set forth in Sections 3.10 and 4.12, which shall survive the Closing Date until the expiration of the relevant statute of limitations period (as may be extended by the Buyer at the request of the IRS). Notwithstanding the foregoing, if a claim for indemnification under this Article X is made on or before the expiration of the representation, warranty, covenant or agreement to which the claim relates, then the indemnification obligation of the Indemnifying Party pursuant to this Article X as well as the underlying representation, warranty, covenant or agreement shall survive, solely for purposes of resolving such claim, until the liability for such claim is finally determined.

Section 10.2 Indemnification of the Buyer.

(a) Subject to the limitations set forth herein, from and after the Closing, each of the Sellers shall, individually and ratably based on such Seller’s Fraction (and not jointly and severally), indemnify and hold harmless the Buyer and its stockholders, directors, officers, employees, agents, Affiliates, representatives, successors, and assigns (collectively, the “Buyer Indemnitees”) from and against such Seller’s Fraction of any and all Losses arising out of, in connection with, or otherwise incurred by virtue of or with respect to (i) the failure of any or all of the Company’s representations and warranties in Article IV of this Agreement to be true and accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, (ii) the breach or nonperformance at or prior to the Closing of any covenant or agreement to be performed by the Company or the Subsidiaries hereunder, (iii) the matters set forth in Section 10.5(j), or (iv) the failure of the Company to obtain the consent of the landlord under the Hawaii Lease to the transactions contemplated by this Agreement.

(b) Subject to the limitations set forth herein, from and after the Closing, each of the Sellers shall, individually (and not jointly and severally), indemnify and hold harmless each Buyer Indemnitee from and against any and all Losses arising out of, in connection with, or otherwise incurred by virtue of or with respect to (i) the failure of any or all of such Seller’s representations and warranties in Article II of this Agreement to be true and accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, or (ii) the breach or nonperformance of any covenant or agreement to be performed by such Seller hereunder.

(c) Subject to the limitations set forth herein, from and after the Closing, each of the Sellers who owns Stock shall, individually (and not jointly and severally), indemnify and hold harmless each Buyer Indemnitee from and against any and all Losses arising out of, in connection with, or otherwise incurred by virtue of or with respect to (i) the failure of any or all of the representations and warranties in Article III of this Agreement made by the Holding Company owned by such Seller to be true and accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, (ii) the breach or nonperformance at or prior to the Closing of any covenant or agreement to be performed by the Holding Company owned by such Seller hereunder, or (iii) the Pre-Closing Holding Company Taxes of the Holding Company owned by such Seller.

(d) Notwithstanding the provisions of Sections 10.2(a), 10.2(b), and 10.2(c), the Sellers shall have no liability for Losses under Section 10.2(a), Section 10.2(b) or Section 10.2(c) unless and until such Losses are in the aggregate in excess of $2,000,000 (the “Indemnification Basket”) (in which event the Sellers shall have liability under and in accordance with this Section 10.2 only to the extent such Losses exceed $1,000,000 in the aggregate); provided that the foregoing Indemnification Basket shall not apply to (i) any Losses that are the subject of an Excluded Claim, (ii) any Losses that are the subject of a claim pursuant to Section 10.2(c)(iii), (iii) any Losses that are the subject of a claim pursuant to Section 10.2(a)(iii) or Section 10.2(a)(iv), (iv) any Losses arising out of, in connection with, or otherwise incurred by virtue of or with respect to the failure of any or all of the Company’s representations and warranties in Section 4.12, or the Holding Companies’ representations and warranties in Section 3.10, to be true and accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, and (v) any Losses arising out of, in connection with, or otherwise incurred by virtue of or with respect to the actual common law fraud or any willful and knowing breach by the Company, a Seller or a Holding Company of any of the representations and warranties set forth in Articles II, III, and IV.

(e) The adoption, approval and execution of this Agreement by the Sellers shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including, without limitation, the placement of the Escrow Amount in the Escrow Fund and the powers of the Sellers’ Representative thereunder. The Escrow Amount shall be available to the Buyer as a source of recovery for any Losses for which any of the Sellers are liable under this Section 10.2 in accordance with the terms of this Article X and the terms of the Escrow Agreement.

(f) All claims for indemnification made by or for the Buyer Indemnitees under Section 10.2(a) for which the Sellers are liable shall first be satisfied from the Escrow Fund pursuant to the terms of the Escrow Agreement to the extent funds remain in the Escrow Fund to satisfy such claim; provided, that notwithstanding the foregoing the aggregate, cumulative amount that the Buyer Indemnitees are entitled to obtain from the Escrow Fund in respect of any particular Seller’s indemnification obligations under Sections 10.2(a), 10.2(b) and 10.2(c) shall not exceed such Seller’s Fraction of the Escrow Amount (i.e., if the sum of the

cumulative Losses indemnifiable hereunder by any particular Seller pursuant to Sections 10.2(b) and 10.2(c) plus such Seller’s Fraction of cumulative Losses indemnifiable by the Sellers pursuant to Section 10.2(a) exceed such Seller’s Fraction of the Escrow Amount, then any Losses indemnifiable by such Seller (subject to the other limitations of this Article X) pursuant to any of Section 10.2(a), 10.2(b) or 10.2(c) in excess of such Seller’s Fraction of the Escrow Amount must be obtained from such Seller directly even if additional amounts then remain in the Escrow Fund). The Buyer may elect to pursue a Seller directly for such Seller’s indemnification obligations pursuant to Sections 10.2(b) and 10.2(c) or, subject to the proviso in the preceding sentence, to have such any such indemnification obligations satisfied from the Escrow Fund. Subject to the following proviso, the maximum aggregate, cumulative liability of any Seller under Sections 10.2(a), 10.2(b) and 10.2(c) shall be limited to an amount equal to such Seller’s Fraction of the Escrow Fund (inclusive, for the avoidance of doubt, of both amounts paid out of the Escrow Fund and amounts paid outside of the Escrow Fund); provided that the aggregate, cumulative liability of a Seller in satisfaction of (A) claims for indemnification based on a breach of the representations and warranties set forth in Sections 4.13 and 4.15 shall not in the aggregate on a cumulative basis exceed such Seller’s Fraction of the Escrow Fund (inclusive, for the avoidance of doubt, of amounts paid to the Buyer Indemnitees from the Escrow Fund pursuant to the terms of the Escrow Agreement), (B) claims for indemnification based on a breach of the representations and warranties set forth in Sections 2.1, 2.2, 2.5, 3.1, 3.2, 3.3(a), 3.6, 3.9, 4.1, 4.4, 4.5, and 4.16 and the covenants and agreements set forth in Articles I and VI shall not in the aggregate on a cumulative basis exceed the aggregate proceeds actually received by such Seller (inclusive, for the avoidance of doubt, of such Seller’s Fraction of the Escrow Fund and amounts paid in satisfaction of other claims or by such Seller pursuant to Section 1.4(c)), (C) claims for indemnification based on a breach of the covenants and agreements set forth in Sections 7.4(a), 7.4(e), 7.4(f), 7.4(g), 7.5, 7.6, 7.8, 7.11(a), 7.11(b), 7.12, 7.13, 7.14, 7.15, 7.16 and 7.17 and Article XII shall not be limited, and (D) claims for indemnification pursuant to Section 10.2(c)(iii) and claims for indemnification based on a breach of the representations and warranties set forth in Sections 3.10, 4.12, 4.19, and 4.20 shall not in the aggregate on a cumulative basis exceed an amount equal to such Seller’s Fraction of 20% of the excess of the Purchase Price (as determined pursuant to Article I without reduction for indemnification claims), over the sum of the Closing Payments and Assumed Obligations (inclusive, for the avoidance of doubt, of such Seller’s Fraction of the Escrow Fund and amounts paid in satisfaction of other claims).

(g) For the avoidance of doubt, and without limiting the other terms and provisions of this Agreement, no Seller shall be liable in any way for a breach of any representation, warranty, covenant or agreement of any other Seller or, other than the Sellers who prior to Closing hold the Stock thereof, any Holding Company (in the case of covenants or agreements, excluding those to be performed by any Holding Company after the Closing) under this Agreement and no Seller shall be liable for greater than its Fraction of the amount of any Losses incurred by any Buyer Indemnitee arising out of a breach by the Company of any of its representations, warranties, covenants or agreements (in the case of covenants or agreements, excluding those to be performed by the Company after the Closing) under this Agreement.

Section 10.3 Indemnification of the Sellers.

(a) Subject to the limitations set forth herein, from and after the Closing the Buyer shall indemnify and hold harmless the Sellers (and their respective stockholders, members, managers, directors, officers, employees, agents, Affiliates, partners, successors, and assigns) (collectively, the “Seller Indemnitees”) from and against any and all Losses arising out of, in connection with, or otherwise incurred by virtue of or with respect to (i) the failure of any or all of the Buyer’s representations and warranties in Article V of this Agreement to be true and accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, or (ii) the breach or nonperformance of any covenant or agreement to be performed by the Buyer hereunder or to be performed by the Company or any Holding Company hereunder after the Closing.

(b) Notwithstanding the provisions of Section 10.3(a), the Buyer shall have no liability for Losses under Section 10.3(a) unless and until such Losses are in the aggregate in excess of the Indemnification Basket (in which event the Buyer shall have liability under and in accordance with this Section 10.3 only to the extent such Losses exceed $1,000,000 in the aggregate); provided that the foregoing Indemnification Basket shall not apply to (i) any Losses that are the subject of an Excluded Claim, and (ii) actual common law fraud or any willful and knowing breach by the Buyer of any of the representations and warranties set forth in Article V.

(c) The maximum aggregate, cumulative liability of the Buyer under Section 10.3(a) shall be limited to an amount equal to the Escrow Amount; provided that the aggregate, cumulative liability of the Buyer in satisfaction of (A) claims for indemnification based on a breach of its representations and warranties constituting Excluded Claims shall not in the aggregate on a cumulative basis exceed $395,000,000 (inclusive, for the avoidance of doubt, of amounts paid in satisfaction of other claims), (B) claims for indemnification based on a breach of the covenants and agreements set forth in Article I shall not in the aggregate on a cumulative basis exceed $395,000,000 (inclusive, for the avoidance of doubt, of amounts paid in satisfaction of other claims), (C) claims for indemnification based on a breach of the covenants and agreements constituting Excluded Claims (other than the covenants and agreements set forth in Article I and other than the covenants and agreements set forth in Section 10.2(a)(iv)), and (D) claims for indemnification based on a breach of the representations and warranties set forth in Section 5.9 shall not in the aggregate on a cumulative basis exceed an amount equal to 20% of the excess of the Purchase Price (as determined pursuant to Article I without reduction for indemnification claims), over the sum of the Closing Payments and Assumed Obligations (inclusive, for the avoidance of doubt, of amounts paid in satisfaction of other claims).

Section 10.4 Indemnification Claim Procedures.

(a) In the event that a party entitled to indemnification pursuant to the terms hereof (an “Indemnified Party”) proposes to make any claim for indemnification pursuant to this Article X, such Indemnified Party shall deliver a written demand (a “Claim Certificate”) to the Sellers’ Representative (in the case of an indemnification claim from a Buyer Indemnitee) or to the Buyer (in the case of an indemnification claim from a Seller Indemnitee) which Claim Certificate shall contain (A) a description of and if reasonably determinable at the time such demand is delivered, the amount of any Losses incurred or reasonably expected to be incurred by such Indemnified Party, (B) a statement that the Indemnified Party is entitled to indemnification under this Article X and a reasonable explanation of the basis therefor and (C) a demand for indemnification hereunder and payment of all such Losses.

(b) In case the potential Indemnifying Party does not, within thirty (30) days of the receipt thereof, object to any claim or claims made in any Claim Certificate pursuant to the terms hereof, the Buyer shall deliver to the Sellers’ Representative (on behalf of and for distribution to the Sellers) or the Buyer and the Sellers’ Representative shall promptly instruct the Escrow Agent to release to the Buyer (or the applicable Seller(s) shall deliver to the Buyer), as applicable, an amount equal to the Losses set forth in the Claim Certificate arising out of any claim or claims which are not objected to by the Indemnifying Party.

(c) In case the potential Indemnifying Party shall object in writing to any claim or claims made in any Claim Certificate, the Buyer and the Sellers’ Representative shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Buyer and the Sellers’ Representative should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and the Buyer shall deliver to the Sellers’ Representative (on behalf of and for distribution to the Sellers) or the Buyer and the Sellers’ Representative shall instruct the Escrow Agent to release to the Buyer (or the applicable Seller(s) shall deliver to the Buyer), as applicable, the amount set forth in such memorandum in accordance with the terms thereof. In the event that parties are not able to reach an agreement, or the memorandum contains an agreement as to only a portion of the Losses in question, the parties may resolve such dispute in the manner provided in Section 12.9 hereof.

Section 10.5 Additional Indemnity Provisions. The indemnification obligations of the Buyer and the Sellers hereunder shall be subject to the following terms and conditions:

(a) The right of the parties after the Closing to assert indemnification claims and receive indemnification payments pursuant to this Article X and pursuant to the Escrow Agreement shall be the sole and exclusive right and remedy exercisable by the parties with respect to any inaccuracy or breach in any representation, warranty, covenant or agreement contained in this Agreement or in any instrument delivered pursuant to this Agreement or in connection with the transactions contemplated hereby except for actions seeking specific performance or similar non-monetary equitable relief and in the case of actual common law fraud or willful and knowing breaches of any representation or warranty. In furtherance of the foregoing but without limiting their rights to indemnification under this Article X or any other rights hereunder, each Indemnified Party hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against any Indemnifying Party or any Seller Indemnitee relating to the operation of the Company or its business or relating to the subject matter of this Agreement and the transactions contemplated hereby, whether arising under or based upon any Law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law).

(b) The term “Loss” or “Losses” shall mean any and all actions, assessments, claims, deficiencies, diminution in value, disbursements, proceedings, settlements, suit of any kind or nature, liabilities, judgments, penalties, fines, losses, Taxes, damages (other than punitive or exemplary damages, except to the extent any such damages are paid to a third party) and out-of-pocket costs and expenses, including but not limited to, reasonable attorneys’ fees and accounting fees and related disbursements.

(c) The amount of any Loss subject to indemnification hereunder shall be calculated net of (i) any cash amounts actually recovered by an Indemnified Party or any of such Indemnified Party’s Affiliates under or pursuant to any insurance policy, title insurance policy, indemnity, reimbursement arrangement or contract pursuant to which or under which such Indemnified Party or such Indemnified Party’s Affiliates is a party or has rights, and (ii) any Tax Benefit that an Indemnified Party actually recognizes in the year of the indemnity payment or earlier on account of such Loss, net of any Tax costs related to such indemnity payment or Loss. An Indemnified Party shall be deemed to actually recognize a Tax Benefit with respect to a taxable year if, and to the extent that, the Indemnified Party’s liability for Taxes for such taxable year, calculated by excluding any Tax items attributed to the Losses, exceeds the Indemnified Party’s actual liability for Taxes for such taxable year, calculated by taking into account any Tax items attributed to the Losses. With respect to any particular matter, no party shall be entitled to any indemnification under this Article X for a Loss to the extent (and only to the extent) that such Loss was included in the calculation of the working capital adjustment or was an unresolved disputed item resolved by the Accounting Arbitrator.

(d) Any payments made as indemnification under Sections 10.2 or 10.3, and any payments made under Section 7.5(j), shall be considered adjustments to the Purchase Price for United States federal, state and local income Tax purposes to the extent permitted under applicable Law.

(e) The rights to indemnification set forth in this Agreement based on the representations, warranties, covenants, agreements and obligations set forth herein shall not be affected by any investigation conducted by the Buyer with respect to, or any knowledge acquired (or capable of being acquired) at any time with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. An Indemnifying Party shall not be liable to indemnify the Indemnified Party pursuant to Section 10.2 or Section 10.3 with respect to any claim unless the amount of Losses with respect to any individual claim (or a series of related claims) thereunder exceeds $75,000 (the “Minimum Claims Threshold”) and such Losses shall not be included for purposes of determining whether the applicable Indemnification Basket has been met; provided, however, that in the event such Losses with respect to any claim (or series of related claims) exceed the Minimum Claims Threshold, all such Losses with respect to such claim (or series of related claims), including the amounts below the Minimum Claims Threshold, shall be included for purposes of determining whether the applicable Indemnification Basket has been met; provided, further, however, that the Minimum Claims Threshold shall not apply to any Losses for which the Indemnification Basket would not apply (other than any Losses arising out of, in connection with, or otherwise incurred by virtue of or with respect to a breach of Article VI to the extent that the Company had no prior Knowledge of the action constituting such breach).

(f) Nothing in this Article X shall be deemed to override any obligations with respect to mitigation of damages existing under applicable Law.

(g) After any indemnification payment is made to any Indemnified Party pursuant to this Article X, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights (if any) of the Indemnified Party against any third parties in connection with the Losses to which such payment relates. Without limiting the generality of the preceding sentence, any Indemnified Party receiving an indemnification payment pursuant to the preceding sentence shall execute, upon the written request of the Indemnifying Party, any instrument reasonably necessary to evidence such subrogation rights provided that such instrument is limited to the evidencing of such rights.

(h) The Buyer Indemnitees shall not have any right to indemnification hereunder for any Losses arising out of the breach of any of the representations and warranties in Section 4.11 or Section 4.15 to the extent that the facts underlying such Losses are discovered solely as the result of sampling or testing of any soil, groundwater or other media or material that is undertaken by Buyer without a legitimate business purpose. For these purposes, “legitimate business purpose” shall include, but not be limited to (1) compliance with applicable Laws, including any Environmental Laws; (2) compliance third party requests; (3) responding to or in contemplation of concerns, questions or issues arising from the operation and maintenance of the facility, improvements planned or executed at the facility, demolition or proposed demolition of any portion of the facility, sale, financing or mortgaging of the property or any portion thereof; or (4) responding to or in contemplation of any other activity that reasonably requires the investigation of soil, groundwater or other media or material; but a “legitimate business purpose” shall not include solely ascertaining whether indemnifiable Losses exist.

(i) The Buyer Indemnitees shall not have any right to indemnification under Section 10.2(c)(iii) or under the representations and warranties under Sections 3.10, 4.12 or 4.13(i) to the extent the Taxes or Losses result from (i) actions taken by the Buyer, the Holding Companies, the Company, or any of its Subsidiaries on the Closing Date but after the Closing if such action is not the ordinary course of business consistent with past practice, unless such action is contemplated by this Agreement, or (ii) actions or positions taken by the Buyer, the Holding Companies, the Company or any of its Subsidiaries after the Closing Date in reliance on representations and warranties under Sections 3.10, 4.12 or 4.13(i) continuing to be true after the Closing Date.

(j) Reference is made to that certain Building Lease, dated as of August 14, 2009, by and between Innovative Technology Business Park, LLC and Heald College, LLC, as amended by an undated Letter Agreement (in the form made available to the Buyer the “Salida Lease”). The terms of the Salida Lease provide for a tenant allowance from the landlord under the Salida Lease in the amount of approximately $1,800,000 or for the offset of such allowance against rent due under the Salida Lease. In the event that the Buyer seeks, but is not able to obtain within 30 days of its request, written confirmation from the landlord under the Salida Lease (or any assignee or lender thereto) that such landlord (or assignee or lender thereto, as applicable) will honor the terms of such allowance or offset, then, if Buyer notifies the landlord under the Salida Lease in writing that Heald College, LLC is terminating the Salida Lease as a result of the failure of the landlord (or any assignee or lender thereto) to honor the terms of such allowance or offset, the Buyer shall be deemed to have suffered a Loss in the lesser of the following amounts: (a) the unreimbursed amount of tenant improvements made by the Buyer or any of its subsidiaries (including the Company or any of the Subsidiaries following the Closing) to the property that is the subject of the Salida Lease (up to $1,800,000 actually paid and not reimbursed or offset) or (b) costs associated with such termination; provided, however, that if the Buyer seeks to terminate the Salida Lease as described in this Section 10.5(j), but is not successful in doing so, then the amount of the Buyer’s Loss under this Section 10.5(j) shall be deemed to be the amount specified in clause (a) of this Section 10.5(j). Notwithstanding anything to the contrary in this Section 10.5(j), the Buyer shall not be entitled to seek reimbursement from the Sellers for tenant improvements made by the Buyer or any of its subsidiaries (including the Company or any of the Subsidiaries following the Closing) to the property that is the subject of the Salida Lease, unless, prior to incurring such expenditures, the Buyer has sought to terminate the Salida Lease as described in this Section 10.5(j), but has been unsuccessful in doing so.

Section 10.6 Defense of Third-Party Claims and Extension of Statute of Limitations.

(a) A party seeking indemnity hereunder shall provide the Sellers’ Representative (if indemnity is sought from the Sellers including out of the Escrow Fund) or the Buyer (if indemnity is sought from the Buyer) (the party from whom indemnity is sought, an “Indemnifying Party”) with prompt notice of any claim, suit, action or proceeding (including appeals) in respect of such item (or items) by any Person (but excluding any matter described in Section 7.5(a)) other than the Indemnified Party (a “Third-Party Claim”); provided that the failure to provide such notice to the Indemnifying Party shall not release the Indemnifying Party from any of its obligations under this Article X except and only to the extent that the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall have the right in its discretion and at its expense to participate in and control the defense or settlement of such Third-Party Claim, provided that the Indemnifying Party may control the defense or settlement of such Third-Party Claim only if (i) the subject matter of such Third Party claim does not involve an attempt by the claimant to restrain or enjoin the Company or the Subsidiaries from engaging in their respective ongoing businesses (as opposed to the payment of money damages), (ii) does not involve criminal allegations, (iii) the Indemnifying Party admits that such Third Party Claim is indemnifiable pursuant to this Article X and that the Indemnifying Parties will pay any Losses arising therefrom (subject to the limitations in this Article X (including, without limitation, the Indemnification Basket and the limitations in Section 10.2(f))), and (iv) such Indemnifying Party assumes the defense of such Third-Party Claim within thirty (30) days of receipt by the Indemnifying Party of notice of such Third-Party Claim and a reasonable description of such Third-Party Claim. In the event that the Indemnifying Party assumes the defense of such Third-Party Claim, (I) the Indemnifying Party shall not be liable to any Indemnified Party for any legal expenses subsequently incurred by the Indemnified Parties in connection with the defense thereof (except as provided in Section 10.6(b) below) and (II) the Indemnified Party will provide the Indemnifying Party with reasonable assistance with respect to such Third-Party Claim; provided that the Indemnifying Party shall promptly reimburse the Indemnified Party for all of its out-of-pocket expenses and reasonable attorneys’ fees incurred in connection with such assistance.

(b) In the event that the Indemnifying Party assumes the defense of such Third-Party Claim, the Indemnified Party will be entitled to participate in the defense of such Third-Party Claim and to employ separate counsel of its choice for such purpose; provided, that such employment shall be at the Indemnified Party’s own expense unless any of the following are true, in which case the Indemnifying Party shall reimburse the Indemnified Party for any such expense: (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) there is a conflict of interest between the Indemnifying Party and the Indemnified Party with respect to the defense of the Third-Party Claim that would make it inappropriate, as reasonably advised by counsel to the Indemnified Party, for the same counsel to represent both the Indemnified Party and the Indemnifying Party.

(c) Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, neither the Indemnifying Party nor any of its Affiliates nor the Indemnified Party nor any of the other Seller Indemnitees or Buyer Indemnitees, as the case may be, shall admit any liability with respect to, consent to the entry of any judgment, or settle, compromise or discharge, any Third Party Claim for which indemnity is sought without the prior written consent (not to be unreasonably withheld, delayed or conditioned) of the other such party; provided that if the Indemnifying Party has assumed the defense of such Third-Party Claim, then the Indemnifying Party may consent to the entry of any judgment or enter into any settlement without the consent of the Indemnified Party if (x) such judgment or settlement includes as an unconditional term thereof the giving by each claimant or plaintiff to each named Indemnified Party of a complete and unconditional release from all liability in respect to such claim, (y) such judgment or settlement would not result in the finding or admission of any violation of Law, and (z) such consent or settlement is for monetary damages fully indemnified by the Indemnified Party hereunder and includes no injunctive or other equitable relief that would be imposed against the Indemnified Party. The Sellers’ Representative shall act on behalf of all Sellers as Indemnifying Parties in the case of all claims with respect to which a Buyer Indemnitee is seeking indemnification from the Sellers under this Article X.

ARTICLE XI

TERMINATION AND ABANDONMENT

Section 11.1 Methods of Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time prior to the Closing:

(a) by mutual written consent of the Sellers’ Representative, the Company and the Buyer;

(b) by the Buyer or the Sellers’ Representative at any time after July 2, 2010, if the Closing shall not have occurred and the party hereto seeking termination (which shall mean the Sellers, the Holding Companies and the Company in the event that the Sellers’ Representative seeks to terminate this Agreement) is not in material violation or breach of their respective representations, warranties, covenants or agreements contained in this Agreement;

(c) by the Buyer by written notice to the Sellers’ Representative, upon a breach of any representation, warranty, covenant or agreement on the part of any Seller, any

Holding Company, or the Company (including representations and warranties made by the Company with respect to the Subsidiaries) set forth in this Agreement such that if not cured, the conditions set forth in Sections 8.1, 8.2 and 8.3 would not be satisfied; provided, that the Buyer may not terminate this Agreement pursuant to this Section 11.1(c) if (i) the Buyer shall have materially breached this Agreement or (ii) such breach by any Seller, any Holding Company or the Company is curable by such breaching party, through the exercise of commercially reasonable efforts, within thirty (30) days after such breaching party’s receipt of written notice from the Buyer of such breach hereunder and the breaching party continues to exercise commercially reasonable efforts to cure such breach through such thirty (30)-day period and such breach is cured within thirty (30) days after the Sellers’ Representative’s receipt of written notice from the Buyer of such breach;

(d) by the Sellers’ Representative by written notice to the Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of the Buyer set forth in this Agreement such that if not cured, the condition set forth in Sections 9.1 and 9.2 would not be satisfied; provided, that the Sellers’ Representative may not terminate this Agreement pursuant to this Section 11.1(d) if (i) any Seller, any Holding Company, or the Company shall have materially breached this Agreement or (ii) such breach by the Buyer is curable by the Buyer, through the exercise of commercially reasonable efforts, within thirty (30) days after the Buyer’s receipt of written notice from the Sellers’ Representative of a breach by the Buyer hereunder and the Buyer continues to exercise commercially reasonable efforts to cure such breach through such thirty (30)-day period and such breach is cured within thirty (30) days after the Buyer’s receipt of written notice from the Sellers’ Representative of such breach; or

(e) by either the Buyer or the Sellers’ Representative, if a court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated or entered any law, judgment, decree, injunction or other similar order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby.

Section 11.2 Procedure Upon Termination. In the event of termination and abandonment by the Sellers’ Representative, the Company or the Buyer, or all of them, pursuant to this Article XI, written notice thereof shall forthwith be given by the terminating and abandoning party or parties to the other parties hereto, and this Agreement shall terminate and be abandoned without further action by any party hereto. If this Agreement is terminated and abandoned as provided herein, no party hereto shall have any liability or further obligation to perform its respective obligations under this Agreement, other than this Section 11.2, Section 12.3, Section 12.5, Section 12.7, Section 12.9, Section 12.13 and Section 12.14 (each of which shall survive the termination of this Agreement); provided, however, that nothing in this Section 11.2 shall limit (i) the right of any party hereto to pursue any non-monetary equitable remedies or (ii) any legal rights and remedies which any party hereto may have by reason of any willful breach or violation of this Agreement by any other party.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.1 Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of each of the Buyer, the Sellers’ Representative (on behalf of the Sellers and the Holding Companies) and the Company.

Section 12.2 Waiver of Compliance. Any failure of any party to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by the party to whom such obligation is owed (with the Sellers’ Representative having the express authority to waive on behalf of all the Sellers and the Holding Companies), but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 12.3 Notices. All notices, requests, consents and other communications hereunder shall be deemed given only: (i) when delivered if delivered personally (including by courier); (ii) on the third day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (iii) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; or (iv) upon receipt of a confirmed transmission, if sent by telex, telecopy or facsimile transmission, in each case to the parties at the following addresses or to such other addresses as may be furnished in writing by one party to the others:

(a) if to the Sellers or the Sellers’ Representative (or to the Holding Companies, the Company or the Subsidiaries prior to the Closing) to:

c/o Heald Investment, LLC

2 Greenwich Office Park

Greenwich, Connecticut 06831

Facsimile: (203) 422-5600

Attention: Bradley Palmer

and to

Summit Partners, L.P.

499 Hamilton Avenue

Palo Alto, California 94301

Facsimile: (650) 321-1188

Attention: C.J. Fitzgerald and Leonard Ferrington

with copies (which shall not constitute notice) to each of:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Facsimile: (312) 862-2200

Attention: Ted H. Zook, P.C. and Brian C. Van Klompenberg

Finn Dixon & Herling LLP

177 Broad Street, 15th Floor

Stamford, Connecticut 06901

Facsimile: (203) 325-5001

Attention: David I. Albin

(b) if to the Buyer (or the Company, the Holding Companies or the Subsidiaries after the Closing):

Corinthian Colleges, Inc.

6 Hutton Centre Drive, Suite 400

Santa Ana, California 92707

Facsimile: (714) 751-3605

Attention: Chief Executive Officer and General Counsel

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

610 Newport Center Drive, Suite 1700

Newport Beach, California 92660

Facsimile: (949) 823-6994

Attention: David A. Krinsky, Esq. and Andor D. Terner, Esq.

Section 12.4 Binding Nature; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without prior written consent of the other parties.

Section 12.5 Expenses. Except as otherwise expressly provided herein, each party to this Agreement will pay its own expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated herein.

Section 12.6 Press Releases and Announcements. Buyer and the Sellers’ Representative shall issue a previously mutually-agreed upon joint press release and the Company shall implement a previously mutually-agreed upon communications plan to the employees and business relations of the Company or any of its Subsidiaries promptly following the execution and delivery of this Agreement. No other press release related to this Agreement or the transactions contemplated herein, or other announcement to the employees, customers, or suppliers of the Company, will be issued without the joint approval of the Buyer and the Sellers’ Representative, except as otherwise required by applicable law, rule or regulation, including but not limited to the rules of Nasdaq or the Securities and Exchange Commission; provided that any party hereto may issue or release any such information which has previously been issued or released in accordance with the terms of this Section 12.6 or is otherwise generally available to the public other than as a result of a breach by such party or any of its Affiliates of the terms of this Section 12.6. For the avoidance of doubt, the provisions of this Section 12.6 shall not be interpreted to prohibit the sharing by any party hereto of information related to this Agreement or the transactions contemplated hereby in the ordinary course of business with such party’s (or such party’s Affiliate’s) advisors, employees, officers, directors, limited partners, equity owners and similar Persons related to such party or such Affiliate so long as such Persons are apprised of the confidential nature thereof.

Section 12.7 Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of Delaware to be applied.

Section 12.8 Severability. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

Section 12.9 Jurisdiction; Service of Process; WAIVER OF JURY TRIAL. The parties hereto consent to personal jurisdiction in Wilmington, Delaware, and agree that the exclusive venue and place of trial for the resolution of any disputes arising in connection with the interpretation or enforcement of this Agreement shall be in the United States District Court for the District of Delaware. The parties hereby consent to process being served in any suit, action or proceeding instituted in connection with this Agreement by the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the relevant party at its address set forth in Section 12.3 of this Agreement. The parties irrevocably agree that such service shall be deemed in every respect effective service of process upon the relevant party(s) in any such suit, action or proceeding, and shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon such party(s). Nothing in this paragraph shall affect the right of a party to serve process in any manner otherwise permitted by law. THE PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH SUIT, ACTION OR PROCEEDING.

Section 12.10 Complete Agreement. This document and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way, including but not limited to that certain letter agreement, dated as of September 5, 2009, by and between the Buyer and the Company.

Section 12.11 Headings. The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof.

Section 12.12 No Third-Party Beneficiaries. This Agreement is intended and agreed to be solely for the benefit of the parties hereto, and no third party shall accrue any benefit, claim or right of any kind whatsoever pursuant to, under, by or through this Agreement, except as otherwise contemplated by Section 7.15, Section 10.2, Section 10.3, Section 12.4 and

Section 12.16, which are intended to benefit and are enforceable by the various parties specified therein.

Section 12.13 Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and money damages may not be an adequate remedy for any such failure to perform or breach. Accordingly, each of the parties hereto agrees that, in addition to any other remedy to which such party may be entitled at law or in equity or under this Agreement, they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, and each of the parties hereto expressly waives the defense that a remedy in damages will be adequate.

Section 12.14 The Sellers’ Representative.

(a) By the execution and delivery of this Agreement, each of the Sellers hereby irrevocably constitutes and appoints Heald Investment, LLC, a Delaware limited liability company, as the true and lawful agent and attorney-in-fact (the “Sellers’ Representative”) of the Sellers with full power of substitution to act in the name, place and stead of the Sellers with respect to the transfer of the Stock, the Notes and the Purchased Company Membership Interests to the Buyer in accordance with the terms and provisions of this Agreement, and to act on behalf of the Sellers in any litigation or arbitration or other action or proceeding under this Agreement or arising out of the transactions contemplated hereby, do or refrain from doing all such further acts and things, and execute all such documents as the Sellers’ Representative shall deem necessary or appropriate in connection with the transaction contemplated by this Agreement, including, without limitation, the power:

(i) to act for the Sellers with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of the Sellers and to transact matters of litigation;

(ii) to execute and deliver all ancillary agreements, certificates and documents that the Sellers’ Representative deems necessary or appropriate in connection with the consummation of the transaction contemplated by this Agreement;

(iii) to enter into (pursuant to Section 12.1) one or more amendments to this Agreement or to waive (pursuant to Section 12.2) the failure of the Buyer to comply with any obligation, covenant, agreement or condition contained herein;

(iv) to receive funds and give receipts for funds, including in respect of any adjustments to the Purchase Price;

(v) to enter into the Escrow Agreement and take all actions contemplated to be taken by the Sellers’ Representative thereunder;

(vi) to do or refrain from doing any further act or deed on behalf of the Sellers that the Sellers’ Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as the Sellers could do if personally present; and

(vii) to receive service of process in connection with any claims under this Agreement.

(b) The appointment of the Sellers’ Representative shall be deemed coupled with an interest and shall be irrevocable, and the Buyer and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Sellers’ Representative in all matters referred to herein. All notices required to be made or delivered by the Buyer to any of the Sellers shall be made to the Sellers’ Representative for the benefit of such Seller and shall discharge in full all notice requirements of the Buyer to the Sellers with respect thereto. The Sellers hereby confirm all that the Sellers’ Representative shall do or cause to be done by virtue of its appointment as the Sellers’ Representative. The Sellers’ Representative shall act for the Sellers on all of the matters set forth in this Agreement in the manner the Sellers’ Representative believes to be in the best interest of the Sellers and consistent with obligations under this Agreement, but the Sellers’ Representative shall not be responsible to the Sellers for any loss or damages the Sellers may suffer by the performance by the Sellers’ Representative of its duties under this Agreement, other than loss or damage found by the final judgment of a court of competent jurisdiction to arise from willful violation of the law by the Sellers’ Representative in connection with its duties under this Agreement. All decisions and actions by the Sellers’ Representative (to the extent authorized by this Agreement) shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. The Sellers’ Representative shall be entitled to engage such counsel, experts, consultants and other advisors as it shall deem necessary in connection with exercising its powers and performing its functions hereunder and (in the absence of bad faith on the part of the Sellers’ Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Sellers’ Representative may (but need not) consult with any Seller in connection with exercising its powers and performing its functions hereunder and each Seller shall cooperate with and offer reasonable assistance to the Sellers’ Representative in connection therewith. In addition, the Sellers shall individually and ratably in proportion to such Seller’s Fraction (and not jointly and severally) indemnify the Sellers’ Representative and hold the Sellers’ Representative harmless against any loss or damages arising out of or in connection with the acceptance or administration of the Sellers’ Representative’s duties hereunder, except any loss or damage found by the final judgment of a court of competent jurisdiction to arise from willful violation of the law by the Sellers’ Representative in connection with its duties under this Agreement. Without limiting the foregoing, the Sellers’ Representative shall not be liable to the Sellers for any apportionment or distribution of payments made by the Sellers’ Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from other Sellers any payment in excess of the amount to which they are determined to have been entitled.

(c) The Sellers’ Representative may be changed by the Sellers from time to time upon not less than thirty (30) days’ prior written notice to the Buyer, provided that the Sellers’ Representative may not be removed unless holders of a majority interest of the Fractions agree to such removal and to the identity of the replacement Sellers’ Representative.

Any vacancy in the position of the Sellers’ Representative may be filled by approval of the holders of a majority in interest of the Fractions.

Section 12.15 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or electronic transmission in portable document format (pdf)), each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Section 12.16 Representation by Counsel. EACH SELLER REPRESENTS AND AGREES WITH EACH PARTY HERETO THAT HE, SHE, OR IT HAS BEEN REPRESENTED BY, OR HAD THE OPPORTUNITY TO BE REPRESENTED BY, INDEPENDENT COUNSEL OF HIS, HER, OR ITS OWN CHOOSING, AND THAT HE, SHE, OR IT HAS HAD THE FULL RIGHT AND OPPORTUNITY TO CONSULT WITH HIS, HER, OR ITS RESPECTIVE ATTORNEY(S), THAT TO THE EXTENT, IF ANY, THAT HE, SHE, OR IT DESIRED, HE, SHE, OR IT AVAILED ITSELF OF THIS RIGHT AND OPPORTUNITY, THAT HER, SHE, OR IT OR ITS AUTHORIZED OFFICERS (AS THE CASE MAY BE) HAVE CAREFULLY READ AND FULLY UNDERSTAND THIS AGREEMENT IN ITS ENTIRETY AND HAVE HAD IT FULLY EXPLAINED TO THEM BY SUCH SELLER’S RESPECTIVE COUNSEL, THAT EACH SELLER IS FULLY AWARE OF THE CONTENTS THEREOF AND ITS MEANING, INTENT AND LEGAL EFFECT, AND THAT HER, SHE, OR IT OR ITS AUTHORIZED OFFICER (AS THE CASE MAY BE) IS COMPETENT TO EXECUTE THIS AGREEMENT AND HAS EXECUTED THIS AGREEMENT FREE FROM COERCION, DURESS OR UNDUE INFLUENCE. THIS AGREEMENT IS THE PRODUCT OF NEGOTIATIONS BETWEEN THE PARTIES HERETO REPRESENTED BY COUNSEL AND ANY RULES OF CONSTRUCTION RELATING TO INTERPRETATION AGAINST THE DRAFTER OF AN AGREEMENT SHALL NOT APPLY TO THIS AGREEMENT AND ARE EXPRESSLY WAIVED. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees and Affiliates, that Kirkland & Ellis LLP and Finn Dixon & Herling LLP may serve as counsel to each and any of the Sellers’ Representative, the Sellers and their respective Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Company or any Subsidiary on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP or Finn Dixon & Herling LLP (or any of their respective successors) may serve as counsel to the Seller Group or any director, manager, member, partner, officer, employee or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of the Company, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. The Buyer further agrees that, as to all communications among Kirkland & Ellis LLP or Finn Dixon & Herling LLP, the Company or any of the Subsidiaries and the Seller Group that directly relate to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Sellers’ Representative on behalf of the Sellers. Notwithstanding the foregoing, in the event that a dispute arises between the Buyer or a member of the Seller Group and a third party other than a party to this Agreement after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Kirkland & Ellis LLP or Finn Dixon & Herling LLP to such third party.

Section 12.17 Liability Prior to Closing. Prior to consummation of the Closing, each of the Company, the Holdings Companies and the Sellers shall be responsible for and bear sole liability with respect to its, his or her own representations, warranties, covenants and agreements hereunder and in no event shall any of the Company, the Holding Companies or the Sellers be liable for, and the Buyer shall not seek to recover from any of the Company, the Holding Companies or the Sellers for any Losses arising out, a breach of representation, warranty, covenant or agreement by any other party hereto.

Section 12.18 No Additional Representations; Disclaimer.

(a) The Buyer acknowledges and agrees that none of the Sellers, the Holding Companies or the Company nor any of their respective Affiliates or representatives, nor any other Person acting on behalf of the Sellers, the Holding Companies or the Company or any of their respective Affiliates or representatives has made any (and the Buyer and its Affiliates have not relied on any) representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Holding Companies, the Company or the Subsidiaries or their respective businesses or assets, except as expressly set forth in this Agreement or as set forth in the Schedules. The Sellers’ Representative, the Sellers, the Holding Companies and the Company acknowledge and agree that neither the Buyer nor any of its Affiliates or representatives, nor any other Person acting on behalf of the Buyer or its Affiliates or representatives has made any (and the Sellers’ Representative, the Sellers, the Holding Companies and the Company and their respective Affiliates have not relied on any) representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Buyer or its businesses or assets, except as expressly set forth in this Agreement or as set forth in the Schedules. The Buyer further agrees that no Seller Indemnitee nor any of their respective Affiliates or representatives will have or be subject to any liability to the Buyer or any other Person to the extent resulting from the distribution to the Buyer, or the Buyer’s use, of any information, document or material made available to the Buyer or its Affiliates or representatives, whether in certain “data rooms” and “data sites” or otherwise, in expectation of the transactions contemplated by this Agreement. For purposes of this Agreement, “made available to the Buyer” shall mean that such materials were delivered to the Buyer or its representatives or posted on the electronic data site maintained in connection with the transactions contemplated by this Agreement, in each case, at least forty-eight (48) hours prior to the date of this Agreement.

(b) The Buyer acknowledges and agrees that it is consummating the transactions contemplated by this Agreement without reliance on any representation or warranty, express or implied, by the Company, the Holding Companies, the Sellers or any of their respective Affiliates or representatives except for the representations and warranties of the Sellers, the Holding Companies and the Company expressly set forth in Article II, Article III and Article IV. The Sellers’ Representative, the Sellers, the Holding Companies and the Company acknowledge and agree that they are consummating the transactions contemplated by this Agreement without reliance on any representation or warranty, express or implied, by the

Buyer or any of its Affiliates or representatives except for the representations and warranties of the Buyer expressly set forth in Article V.

(c) In connection with the Buyer’s investigation of the Company and the Subsidiaries, the Buyer has received from or on behalf of the Company and the Subsidiaries certain projections, including projected statements of operating revenues and income from operations of the Company and the Subsidiaries and certain prospective business plan information of the Company and the Subsidiaries. The Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, and that the Buyer shall have no claim against any Seller Indemnitee or any other Person with respect thereto. Accordingly, none of the Company, the Subsidiaries or the Seller Indemnitees makes any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and the Buyer has not relied thereon.

(d) Nothing in this Section 12.18 shall in any way limit any of the representations and warranties set forth in Article II, Article III, Article IV or Article V.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Securities Purchase and Sale Agreement as of the date first written above.

HEALD CAPITAL, LLC

By:	/s/ Nolan A. Miura
	Name:	Nolan A. Miura
	Title:	President

SP PE VII-B HEALD HOLDINGS CORP.

By:	/s/ C.J. Fitzgerald
	Name:	C.J. Fitzgerald
	Title:	President

SD III-B HEALD HOLDINGS CORP.

By:	/s/ C.J. Fitzgerald
	Name:	C.J. Fitzgerald
	Title:	President

CORINTHIAN COLLEGES, INC.

By:	/s/ Peter Waller
	Name:	Peter Waller
	Title:	CEO

HEALD INVESTMENT, LLC, as the Sellers’ Representative

By:	/s/ Bradley C. Palmer
	Name:	Bradley C. Palmer
	Title:	Manager

IN WITNESS WHEREOF, the parties have executed this Securities Purchase and Sale Agreement as of the date first written above.

HEALD INVESTMENT, LLC

By:	/s/ Bradley C. Palmer
	Name:	Bradley C. Palmer
	Title:	Manager

SUMMIT SUBORDINATED PRIVATE EQUITY FUND VII-A, L.P.

By:	Summit Partners PE VII, L.P.
Its:	General Partner

By:	Summit Partners PE VII, LLC
Its:	General Partner

By:	/s/ C.J. Fitzgerald
	Name:	C.J. Fitzgerald
	Title:	Member

SUMMIT SUBORDINATED PRIVATE EQUITY FUND VII-B, L.P.

By:	Summit Partners PE VII, L.P.
Its:	General Partner

By:	Summit Partners PE VII, LLC
Its:	General Partner

By:	/s/ C.J. Fitzgerald
	Name:	C.J. Fitzgerald
	Title:	Member

IN WITNESS WHEREOF, the parties have executed this Securities Purchase and Sale Agreement as of the date first written above.

SUMMIT SUBORDINATED DEBT FUND III-A, L.P.

By:	Summit Partners SD III, L.P.
Its:	General Partner

By:	Summit Partners SD III, LLC
Its:	General Partner

By:	/s/ C.J. Fitzgerald
	Name:	C.J. Fitzgerald
	Title:	Member

SUMMIT SUBORDINATED DEBT FUND III-B, L.P.

By:	Summit Partners SD III, L.P.
Its:	General Partner

By:	Summit Partners SD III, LLC
Its:	General Partner

By:	/s/ C.J. Fitzgerald
	Name:	C.J. Fitzgerald
	Title:	Member

SUMMIT INVESTORS I, LLC

By:	Summit Investors Management, LLC
Its:	Manager

By:	Summit Partners, L.P.
Its:	Manager

By:	Summit Master Company, LLC
Its:	General Partner

By:	/s/ C.J. Fitzgerald
	Name:	C.J. Fitzgerald
	Title:	Member

IN WITNESS WHEREOF, the parties have executed this Securities Purchase and Sale Agreement as of the date first written above.

SUMMIT INVESTORS I (UK), L.P.

By:	Summit Investors Management, LLC
Its:	Manager

By:	Summit Partners, L.P.
Its:	Manager

By:	Summit Master Company, LLC
Its:	General Partner

By:	/s/ C.J. Fitzgerald
	Name:	C.J. Fitzgerald
	Title:	Member

IN WITNESS WHEREOF, the parties have executed this Securities Purchase and Sale Agreement as of the date first written above.

/s/ Bradley C. Palmer
Bradley C. Palmer

/s/ Nolan A. Miura
Nolan A. Miura

/s/ Eeva Deshon
Eeva Deshon

/s/ John Keim
John Keim

/s/ Stan Phillips
Stan Phillips

/s/ John Richmond
John Richmond

/s/ James Sparkman
James Sparkman

SPOUSAL CONSENT

I,                     , the spouse of                                         , hereby acknowledge and agree that I have read the foregoing SECURITIES PURCHASE AND SALE AGREEMENT (the “Agreement”) dated as of the 19th day of October, 2009, by and among Heald Capital, LLC, a Delaware limited liability company (the “Company”), SP PE VII-B Heald Holdings Corp., a Delaware corporation, SD III-B Heald Holdings Corp., a Delaware corporation, Heald Investment, LLC, a Delaware limited liability company, as Sellers’ Representative, and each of the Sellers named therein, including the exhibits and schedules thereto, and am familiar with the terms and conditions thereof. I agree and consent to be bound by the terms and conditions of the Agreement with respect to any interest (including any community property interest) that I may have, if any, in any of the debt or equity interests of the Company or any of its subsidiaries owned by my spouse, and I consent to the execution of the Agreement (and all agreements contemplated by the Agreement) by my spouse and to the restrictions and obligations contained therein.

Date: , 2009	By:
Name:

Exhibit A

Sellers

Heald Investment, LLC

Summit Partners Private Equity Fund VII-A, L.P.

Summit Partners Private Equity Fund VII-B, L.P.

Summit Subordinated Debt Fund III-A, L.P.

Summit Subordinated Debt Fund III-B, L.P.

Summit Investors I, LLC

Summit Investors I (UK), L.P.

Bradley C. Palmer

Nolan A. Miura

Eeva Deshon

John Keim

Stan Phillips

John Richmond

James Sparkman

List of Omitted Schedules and Exhibits

Pursuant to Item 601(b)(2) of Regulation S-K, the following exhibits and disclosure letters to the Purchase Agreement have been omitted from this Exhibit 2.1:

Exhibits
Exhibit B	Form of Lost Certificate Affidavit and Indemnity Agreement
Exhibit C	Form of Heald Education Transfer Agreement
Exhibit D	Form of Installment Payment Retention Agreement
Exhibit E	Form of Profits Units Settlement Agreement
Exhibit F	Form of Escrow Agreement

Schedules
Schedule 1.1(ww)	Employee Payments
Schedule 1.1(cccc)	Holding Company Restructuring
Schedule 1.1(eeeee)	Subsidiaries
Schedule 1.6	Consideration Spreadsheet
Schedule 1.8	Purchase Price Allocation
Schedule 3.1	Ownership of Membership Interests
Schedule 3.2(a)	Holding Company Organization
Schedule 3.3(a)	Holding Company Capitalization
Schedule 3.8	Holding Company Operations
Schedule 3.9	No Undisclosed Liabilities
Schedule 4.1(a)	Limited Liability Company Organization
Schedule 4.2	No Violation
Schedule 4.3(a)	Governmental Consents
Schedule 4.3(b)	Third-Party Consents
Schedule 4.4	Company Capitalization
Schedule 4.5(a)	Subsidiaries and Affiliates
Schedule 4.5(b)	Subsidiaries and Affiliates
Schedule 4.6	Financial Statements
Schedule 4.7	Absence of Certain Changes
Schedule 4.8(a)	Owned Real Estate
Schedule 4.8(a)(i)	Owned Real Estate
Schedule 4.8(a)(ii)	Owned Real Estate
Schedule 4.8(b)	Rental Real Estate
Schedule 4.8(b)(i)	Rental Real Estate
Schedule 4.8(b)(ii)	Rental Real Estate
Schedule 4.8(d)(ii)	Rental Real Estate
Schedule 4.9(a)	Intellectual Property
Schedule 4.9(b)	Intellectual Property
Schedule 4.9(c)	Intellectual Property
Schedule 4.9(d)	Intellectual Property
Schedule 4.9(e)	Intellectual Property
Schedule 4.9(f)	Intellectual Property
Schedule 4.9(g)	Intellectual Property

Schedule 4.9(h)	Intellectual Property
Schedule 4.10	Material Contracts
Schedule 4.11(a)	Litigation; Compliance with Laws
Schedule 4.11(b)	Litigation; Compliance with Laws
Schedule 4.13(a)	Employee Benefit Plans
Schedule 4.13(g)	Employee Benefit Plans
Schedule 4.14(b)	Employment Matters
Schedule 4.14(g)	Employment Matters
Schedule 4.15	Environmental Matters
Schedule 4.17	Affiliate Transactions
Schedule 4.18	Insurance
Schedule 4.19(a)	Educational Approvals; Denials or Limitations
Schedule 4.19(b)	Investigations, Reviews, Audits and Complaints
Schedule 4.19(c)	Compliance with Laws Relating to Student Financial Assistance
Schedule 4.19(d)	Company School Locations
Schedule 4.19(g)	Educational Instruction
Schedule 4.19(j)	90/10
Schedule 4.19(l)	Lender Access
Schedule 4.19(m)	Financial Responsibility
Schedule 4.19(o)	Cohort Default Rates
Schedule 4.19(w)	Compliance Reviews
Schedule 4.20	Recruitment, Admissions Procedures; Attendance; Reports
Schedule 4.22	Accounts Receivable
Schedule 4.23	Approvals
Schedule 4.24(d)	Bank Accounts
Schedule 5.4	Consents and Approvals of Governmental Authorities
Schedule 6.1	Company Conduct of Business
Schedule 6.3	Capital Expenditures Budget
Schedule 7.11	Educational Consents
Schedule 8.12	Profits Units Settlement Agreements
Schedule 8.13	Termination of Agreements